CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.24

STOCK PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS

entered into by and among,

on one side, in the capacity of seller,

MOTIVA INFRAESTRUTURA DE MOBILIDADE S.A.

and, on the other side, in the capacity of purchaser,

AEROPUERTO DE CANCÚN, S.A. DE C.V.

and, in the capacity of intervening and consenting party,

COMPANHIA DE PARTICIPAÇÕES EM CONCESSÕES

São Paulo (SP), November 18, 2025

TABLE OF CONTENTS

1	Chapter 1. Definitions and Rules of Interpretation	5
2	Chapter 2. Object	7
3	Chapter 3. Purchase Price and Payment Conditions	8
4	Chapter 4. Price Adjustment	9
5	Chapter 5. Submissions to Governmental Authorities and Treatment of Other Shareholders	13
6	Chapter 6. Conditions Precedent and Conduct of Business	19
7	Chapter 7. Closing	29
8	Chapter 8. Representations and Warranties by Purchaser	31
9	Chapter 9. Representations and Warranties by Seller	33
10	Chapter 10. Ancillary Obligations	52
11	Chapter 11. Indemnification	60
12	Chapter 12. Termination	73
13	Chapter 13. Applicable Laws; Dispute Resolution; Arbitration	74
14	Chapter 14. General Provisions	77

LIST OF EXHIBITS

Reference	Description
Exhibit A	Equity Interests in the Target Companies
Exhibit B	Description of Concession Agreements
Exhibit C	Existing Shareholders’ Agreements
Exhibit D	Reference Net Debt
Exhibit E	Reference Working Capital
Exhibit F	Reference CAPEX
Exhibit 1.1	Defined terms
Exhibit 1.2(viii)(b)	List of individuals with knowledge on behalf of Seller and Target Companies
Exhibit 1.2(viii)(c)	List of individuals with knowledge on behalf of Purchaser
Exhibit 3.1.1	Allocation of Purchase Price among the Equity Interests
Exhibit 4.2.2	Illustrative examples of calculation of Working Capital, Net Debt and the Year-End Price Adjustment
Exhibit 5.1	Concession Approvals
Exhibit 5.2	List of jurisdictions where Antitrust Notices are presented
Exhibit 5.3	List of Tag Along Companies and Tagging Shareholders
Exhibit 6.1(iv)	Financing agreements - [**]
Exhibit 6.3(iv)	Third Parties’ Waivers
Exhibit 6.3(vi)	Certain Waivers
Exhibit 6.6(i)	List of exceptions to Section 6.6(i)
Exhibit 6.6(iii)	List of exceptions to Section 6.6(iii)
Exhibit 6.6(ix)	Retention Bonuses
Exhibit 6.6(x)	List of Key-Employees
Exhibit 6.6(xvi)	List of exceptions to Section 6.6(xvi)
Exhibit 7.3(v)	Draft letter of resignation and reciprocal release
Exhibit 10.4	List of Seller’s Guarantees
Exhibit 10.9	Transitional Activities and CSC Systems
Exhibit 10.9.5	Terms of Transition Period; Adjustment to Transitional Purchase Price Adjustment
Exhibit 10.9.6	Payment schedule of the Transitional Purchase Price Adjustment
Exhibit 11.2(viii)	Regulatory Special Matters

* * * * *

STOCK PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS

This Stock Purchase and Sale Agreement and Other Covenants (“Agreement”) is entered into by and among the parties identified below (each individually referred to as a “Party” and, collectively, as “Parties”):

In the capacity of seller (“Seller”):

MOTIVA INFRAESTRUTURA DE MOBILIDADE S.A., a corporation organized and existing under the Laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Rua Dra. Ruth Cardoso, No. 8501, 5th floor, Pinheiros, Zip Code No. 05425-070, enrolled with the Brazilian Federal Taxpayer Registry (“CNPJ/MF”) under No. 02.846.056/0001-97, herein represented in accordance with its bylaws.

And, in the capacity of purchaser (“Purchaser”):

AEROPUERTO DE CANCÚN, S.A. DE C.V., a company organized and existing under the Laws of Mexico, with headquarters in the city of Cancún, Quintana Roo, with its principal place of business at Carretera Cancún Chetumal km 22, herein represented in accordance with its organizational documents.

and, in the capacity of intervening and consenting party:

COMPANHIA DE PARTICIPAÇÕES EM CONCESSÕES, a corporation organized under the Laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Rua Pais Leme, No. 524, 4th floor, room 1, Pinheiros, Zip Code No. 05.424-904, enrolled with the CNPJ/MF under No. 09.367.702/0001-82, herein represented in accordance with its bylaws (“Company”).

WHEREAS:

A.Seller is the sole and lawful holder of 100% of the total and voting capital stock of the Company, on a fully diluted basis (as described in Section 9.2.1 and 9.2.2 hereunder);

B.the Company and/or the Target Companies are the sole and lawful owners of such number of shares, quotas or other equity securities representing, on a fully diluted basis, the Equity Interests in each of the companies indicated in “Exhibit A” (each, a “Subsidiary” and, collectively, jointly with the Company, the “Target Companies” and each a “Target Company”);

C.some of the Target Companies are parties to those certain concession agreements and interested management contracts (“contrato de gestion interesada”) as described in “Exhibit B” (each a “Concession Agreement”);

D.some Target Companies entered into certain shareholders’ agreements as described in “Exhibit C” (the “Existing Shareholders’ Agreements”); and

E.subject to the verification (or waiver, as the case may be) of the Conditions Precedent and in accordance with the other terms and conditions of this Agreement, Seller wishes to sell to the Purchaser, and the Purchaser wishes to acquire from the Seller, all the Shares, and, indirectly, all of the Equity Interests, all free and clear from any Liens, except for the Permitted Liens (“Transaction”);

NOW THEREFORE, the Parties agree to enter into this Agreement, which shall be governed by and subject to the following terms and conditions:

CHAPTER 1.DEFINITIONS AND RULES OF INTERPRETATION

1.1Defined Terms. For purposes of this Agreement, capitalized terms or expressions, whether in the singular or plural form, regardless of gender, shall have the meaning ascribed to them in “Exhibit 1.1” attached hereto.

1.2Rules of Interpretation. For purposes of this Agreement, except as otherwise set forth herein:

(i)	the titles and headings of the chapters and sections herein are merely for reference purposes and shall not be used for purposes of interpretation of this Agreement;
(ii)

all references herein to chapters, clauses, sections, preamble, schedules and exhibits shall be deemed as references to chapters, clauses, sections, preamble, appendixes and exhibits of this Agreement, unless the context requires otherwise;

(iii)

the terms “herein”, “in this Agreement”, “hereof”, “of this Agreement” and other terms of similar meaning refer to this Agreement as a whole, including its exhibits and schedules, and do not refer to any chapter, clause or other specific subdivision;

(iv)	any reference to any document or instrument shall be deemed as including all respective amendments, substitutions and restatements, unless otherwise expressly established herein;
(v)	the terms “inclusive”, “include”, “included” and analogous terms shall be interpreted as if followed by the expression “without limitation to”;

(vi)	references to a Person also include the respective heirs, successors and authorized assignees of that Person, as the case may be;
(vii)	references to the provisions of any Applicable Law shall be interpreted as references to such provisions as they may be or have been amended, restated or replaced;
(viii)

for purposes of the representations and warranties granted hereto pursuant to the “knowledge” of a certain Person, (a) an individual shall be deemed to be aware of a fact or event if said Person is actually aware of such fact or event, (b) with respect to the Seller or any Target Company, it shall be deemed to be aware of a fact or event if any of the individuals listed in “Exhibit 1.2(viii)(b)” (A) is actually aware of such fact or event, or (B) would reasonably be expected to be aware of, by virtue of their position, duties or responsibilities in the Seller and/or in the Target Companies, after due inquiry and pursuant to the Applicable Law; and (c) with respect to the Purchaser, it shall be deemed to be aware of a fact or event if any of the individuals listed in “Exhibit 1.2(viii)(c)” (A) is actually aware of such fact or event, or (B) would reasonably be expected to be aware of, by virtue of their position, duties or responsibilities in the Purchaser, after due inquiry and pursuant to the Applicable Law;

(ix)

the expressions “best efforts”, “reasonable best efforts”, “commercially reasonable efforts” or similar expressions may be used interchangeably and shall mean an obrigação de meio requiring reasonable investments and expenditures, engagement of appropriate personnel, and an overall effort to achieve the intended goal (including diligent pursuit of applicable counterparties), which shall not include any obligation to (a) incur extraordinary costs, expenses or obligations, or (b) perform any illegal or extraordinary and materially burdensome act or (c) guarantee a specific result;

(x)

whenever a reference is made in this Agreement to a potential or “threatened” litigation or Third Party Claim or other act that represents a “threat”, such reference shall mean that (a) a requirement or representation from the relevant counterparty was expressly manifested or there were written indications concerning the existence thereof, or (b) a written notice was issued to inform that a Third Party Claim, or any other similar action, shall be commenced, performed or otherwise alleged in the future;

(xi)	the term “ordinary course”, when used in connection with the conduct by the Target Companies of their respective businesses, means any act,

transaction or activity conducted in a commercially reasonable and professional way, consistent with past procedures and practices and in compliance, in all material aspects, with the Applicable Law;

(xii)

all terms contemplated herein shall be counted excluding the first day and including the last day, and all terms set forth herein ending on a day that is not a Business Day shall be automatically extended to the first following Business Day;

(xiii)

this Agreement has been jointly drafted and negotiated by both Parties. Accordingly, no provision, clause, or section of this Agreement shall be construed against either Party on the basis of authorship or drafting responsibility; and

(xiv)

without prejudice to Section 11.2(vii), to the extent that the Disclosure Letter specifies an amount of potential exposure, such amount shall be deemed a good faith estimate by the Seller of the potential amount at stake and shall not be construed as a representation, guarantee, or limitation of the actual amount of any potential loss.

CHAPTER 2.OBJECT

2.1Purchase and Sale. Based on the representations and warranties contained in this Agreement and subject to the terms and conditions set forth herein, especially in relation to the verification (or waiver, as applicable) of the Conditions Precedent and performance of the Closing acts, and each on an irrevocable and irreversible basis, Seller hereby undertakes to, at the Closing Date, sell to Purchaser, and Purchaser hereby undertakes to, at the Closing Date, acquire from Seller, all, but no less than all, of the Shares free and clear from any Liens other than Permitted Liens, provided that the Company holds, on the Closing Date, directly or indirectly, all the Equity Interests, free and clear from any Liens other than Permitted Liens.

2.1.1The Shares and the Equity Interests shall be sold on the Closing Date to the Purchaser together with all rights inherent to the Shares and the Equity Interests, including any rights deriving from any advances on future capital increases that the Seller may have made prior to the Closing Date that have not been capitalized/paid in and any rights to dividends, interest on capital (juros sobre o capital próprio) or any other remuneration in connection with the Shares and the Equity Interests arising up to the Closing Date that have not been effectively declared by the Closing Date in compliance with the provisions of this Agreement.

CHAPTER 3. PURCHASE PRICE AND PAYMENT CONDITIONS

3.1Purchase Price. In consideration for the purchase of all Shares and all the other obligations undertaken by Seller under this Agreement, Purchaser hereby undertakes to pay to Seller the aggregate amount of five billion Brazilian Reais (R$ 5,000,000,000.00) (“Base Purchase Price”), which shall be adjusted as per Chapter 4 below (the “Purchase Price”).

3.1.1Allocation of the Purchase Price. The Purchase Price shall be allocated among the Equity Interests as provided in “Exhibit 3.1.1”.

3.1.2 Interest. The Purchase Price, as adjusted by the Year-End Adjustment, shall be adjusted by a [**] (“Interest Rate”) as from the first day of the Locked Box Period until the Business Day immediately prior to the payment by Purchaser.

3.2Payment of the Purchase Price. At Closing, Purchaser shall pay the Purchase Price, in Brazilian Reais, to Seller in connection with the Shares, by means of a wire transfer of immediately available funds to the respective Seller’s bank account in Brazil to be informed by Seller by means of a written notice delivered to Purchaser within two (2) Business Days after a Closing Notice is delivered.

3.3Discharge. The Purchaser may elect to pay the Purchase Price using funds maintained in Brazilian Reais or in US Dollars. If the Purchaser elects to make the payment from a bank account in US Dollars, the evidence of immediately available funds in US$ into the bank account of the Seller, in an amount sufficient to, after the settlement of the respective foreign exchange agreement as per Section 3.4, satisfy any applicable fees and Taxes charged to the Seller as provided in Section 3.4 and to have the Purchase Price in R$ available to the Seller, shall be deemed as an irrevocable and irreversible release from the respective payment obligations for all legal purposes. If the Purchaser elects to make the payment from a bank account in Brazilian Reais, the evidence of immediately available funds in R$ into the bank account of the Seller, in the amount of the Purchase Price, shall be deemed as an irrevocable and irreversible release from the respective payment obligations for all legal purposes.

3.4Payment Currency – Foreign Exchange Agreements. The payment of any amounts contemplated in this Chapter 3 by the Purchaser to the Seller shall be made in Brazilian Reais (R$), based on the exchange rate to convert US Dollars (USD) into Brazilian Reais (R$) used by the Seller’s financial institution in Brazil in charge of the respective currency exchange transaction; provided that the Seller shall (i) make best efforts to obtain exchange rate quotes from three (3) banks or brokers (which shall include [**]), (ii) negotiate with the bank or broker of its choice, and (iii) no later than two (2) Business Days prior to the due date, contractually lock-in with the bank or broker the applicable exchange rate (consistent with market terms) that shall apply for the conversion of USD into R$ on the due date (such rate, the “Locked-In FX Rate”). On each due date of any amounts contemplated in this Chapter 3 from the Purchaser to the Seller, the Purchaser shall issue (or cause to be issued) irrevocable and irreversible order of payment in favor of the Seller (and submit a copy of the order to the Seller) in an amount in USD that is sufficient to, upon conversion into BRL at the Locked-In FX Rate, satisfy any applicable costs and IOF-Câmbio (per the proviso in the next sentence) in addition to the amounts that are due at the due date. As recipient of the relevant payment, the Seller shall timely execute the relevant foreign exchange agreement at the Locked-In FX Rate to enable the receipt by the Seller of any such amounts; provided that any fees charged by such Brazilian financial institutions for execution of the foreign exchange agreement and the Tax on Financial Operations (IOF - Câmbio) applicable to payment of the Purchase Price (if any) shall be borne by the Purchaser.

3.4.1SCE-IED. The Company shall obtain the SCE-IED in the name of the Purchaser, in order to allow the Purchaser to make the payments under this Chapter 3, and deliver a copy of such registration to the Purchaser, within three (3) Business Days after the Closing Notice is delivered. For the purpose hereof, the Purchaser shall inform to the Company, within two (2) Business Days after the Closing Notice is delivered, all information that may be required from the Purchaser for the purpose of obtaining the SCE-IED in accordance with the Applicable Law. The Company and Seller shall not be liable for any delay or impairment to obtain the SCE-E-IED, except in case of willful misconduct or gross negligence, but each acknowledges that the SCE-IED is a required prerequisite for payment of the Purchase Price.

3.5Taxes on the Purchase Price. Each Party shall be liable, in accordance with Applicable Law, for calculating, ascertaining, withholding and paying all Taxes under its respective liability in connection with the Transaction. The Purchase Price shall not be increased or decreased as a result of any Taxes due by any of the Parties as a result of the purchase and sale set forth herein or due to the payment method of the Purchase Price, except for the IOF-Câmbio as set forth in Section 3.4.

CHAPTER 4.PRICE ADJUSTMENT

4.1Price Adjustment. The Purchase Price will be subject to: (i) a closing accounts mechanism in relation to the period to be ended on December 31, 2025 (“Base Date”) as detailed in Section 4.2 (“Year-End Adjustment”) and (ii) afterwards, a locked box mechanism as detailed Section 4.3 (“Locked Box Adjustment” and, together with the Year-End Adjustment, the “Price Adjustment”).

4.2Year-End Closing Accounts. The Purchase Price will be adjusted, upwards or downwards, as the case may be, as a result of the aggregate net variation between (i) the Reference Net Debt and the Year-End Net Debt, (ii) the Reference Working Capital and the Year-End Working Capital, and (iii) the Reference CAPEX and the Actual CAPEX, without duplication, as detailed in this Section 4.2.

4.2.1Calculation of the Year-End Adjustment. The Year-End Adjustment shall be calculated as follows:

(i)if the Year-End Net Debt is higher than the Reference Net Debt, such difference shall be deducted from the Purchase Price; if, however, the Year-End Net Debt is lower than the Reference Net Debt, then the difference shall be added to the Purchase Price and, in either case, settled pursuant to Section 4.6;

(ii)if the Year-End Working Capital is higher than the Reference Working Capital, such difference shall be added to the Purchase Price; if, however, the Year-End Working Capital is lower than the Reference Working Capital, then the difference shall be deducted from the Purchase Price and, in either case, settled pursuant to Section 4.6; and

(iii)if the Actual CAPEX is lower than the Reference CAPEX, such difference shall be deducted from the Purchase Price and settled pursuant to Section 4.6.

4.2.2Illustrative Examples. “Exhibit 4.2.2” attached hereto contains some limited examples, for mere illustrative purposes, of calculation of Working Capital, Net Debt and the Year-End Price Adjustment.

4.3Locked Box and Permitted Adjustments. During the period starting on the day immediately following the Base Date and up to the Closing Date (“Locked Box Period”), the Purchase Price shall be, in addition to the adjustment provided under Section 3.1.2, (i) reduced by the aggregate amount of Leakage; and (ii) increased by the aggregate amount of Eligible Contributions. The amounts referred to in this Section shall also be adjusted on a daily basis by the Interest Rate from the date of their disbursement up to the Business Day immediately prior to the Closing Date and will be part of the Purchase Price.

4.4Closing Price Adjustment Calculation. Seller shall prepare and deliver to the Purchaser the Company’s consolidated financial statements for the fiscal year ended on the Base Date until February 28, 2026, using the same accounting principles, methodologies and policies consistently adopted prior to the Base Date, consistently with past practices and in accordance with the Applicable Laws and Accounting Principles, in all material respects (which shall always prevail and provided that, in case of a conflict between past practices and the Accounting Principles, the Parties shall adopt such practice that best reflects the underlying Target Company’s past practices and that is permitted by the Accounting Principles and the Applicable Law) (“Year-End Statements”). No later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to the Purchaser a written statement containing (i) the calculation or indication, as applicable, of the Year-End Net Debt, Year-End Working Capital, Actual CAPEX, and Year-End Adjustment, based on the Year-End Statements, and (ii) the Locked Box Adjustment, along with any reasonably required supporting documentation thereof (“Seller Statement”). Upon receipt of the Seller Statements, Purchaser shall have the right to review and request any reasonably necessary clarifications and adjustments, which shall be considered in good faith by Seller, provided, however, that the lack of any agreement in connection therewith shall not preclude the Closing to take place based on the Seller Statements, and any potential disagreement shall be subject to the post-closing adjustment mechanism set forth in Section 4.5.

4.5Post-Closing Price Adjustment Verification. No later than ninety (90) days as from the Closing Date, Purchaser may prepare and deliver to the Seller a statement containing (i) the calculation or indication, as applicable, of the Year-End Net Debt, Year-End Working Capital, Actual CAPEX, and Year-End Adjustment, based on the Year-End Statements, and (ii) the Locked Box Adjustment, along with any reasonably required supporting documentation thereof (“Purchaser Statement”), which shall be prepared using the same accounting principles, methodologies and policies consistently adopted prior to the Base Date, consistently with past practices and in accordance with the Applicable Laws and Accounting Principles, in all material respects (which shall always prevail and provided that, in case of a conflict between past practices and the Accounting Principles, the Parties shall adopt such practice that best reflects the underlying Target Company’s past practices and that is permitted by the Accounting Principles and the Applicable Law). The lack of a timely delivery by Purchaser of a Purchaser Statement shall be deemed as an irrevocable agreement over the Seller Statement, which shall be deemed final and binding for all purposes of this Agreement.

4.5.1Accounting Adjustments Neutralization. For purposes of the Year-End Statements and the ascertainment of the Price Adjustment, the Parties agree that any effects resulting from changes in accounting books, registries, policies, practices or procedures on which the Year-End Statements, the Reference Net Debt, or the Reference Working Capital are based, made after their respective as-of dates (datas-base), shall be disregarded.

4.5.2Review of the Price Adjustment Calculation. The Seller shall have a period of thirty (30) days to review the Purchaser Statement and shall inform the Purchaser, in writing, if it agrees or disagrees with the Purchaser Statement, provided that any divergence shall be grounded and described in reasonable details in such notice. The failure to manifest within the abovementioned period and according to the provisions herein shall be deemed as final acceptance of the Purchaser Statement, which will then become binding and enforceable against the Parties, for all purposes of this Agreement.

4.5.3Divergences related to the Price Adjustment Calculation. If Seller submits a timely notice challenging the Purchaser Statement, the Parties shall meet to discuss and try to reach an amicable agreement regarding the controversial or disputed matters within fifteen (15) days from the delivery of a notice in this sense. If an agreement regarding the controversial or disputed items is reached, this agreement shall be formalized in a written instrument executed by the Parties, it being certain that, as from that moment, the Price Adjustment incorporating and/or reflecting the adjustments resulting from such agreement between the Parties shall be deemed to be final, binding and enforceable against the Parties for all purposes of this Agreement.

4.5.4Auditor. If the Parties fail to reach an agreement regarding any disputed or controversial item related to the Price Adjustment within the abovementioned period of fifteen (15) days, any matter that is still under dispute (and exclusively those disputed matters) shall be submitted, within ten (10) days as from the end of said fifteen (15)-day period, to the review of an independent auditor selected by mutual agreement among the Parties (or, in the absence of mutual agreement, by any of the so-called “Big 4” firms randomly chosen, provided that in no event the selected firm shall be the independent auditor of a Party or any of its Affiliates or have rendered services to such Party in the context of the Transaction) (“Auditor”). The Auditor shall act as a technical expert (and not as an arbitrator) and shall be instructed to prepare and report its decision, exclusively with respect to the matters submitted to its review, within thirty (30) days from its engagement, and its opinion shall be conclusive and binding upon the Parties, except for any manifest error. The fees of the Auditor shall be borne by the Party whose calculation differs the most from the Auditor’s opinion.

4.5.5Arbitration. If, for any reason, the contracting of the Auditor, for the purposes and within the scope established in this Chapter 4, is not possible, both Purchaser and Seller will be free to commence an arbitration proceeding to resolve said conflict, pursuant to the rules established in Chapter 13.

4.5.6Undisputed Amounts. The Parties hereby acknowledge and agree that any undisputed amount of the Price Adjustment shall be paid to Seller or to Purchaser, as the case may be, regardless of any pending divergence or controversy related to other items of the Price Adjustment.

4.6Financial Settlement of the Price Adjustment. On the fifth (5th) Business Day counted from the final definition of the Price Adjustment (or from the moment in which the undisputed amounts are defined pursuant to Section 4.5.6), the Price Adjustment determined pursuant to Section 4.5 shall be paid as follows:

(i)

if the Price Adjustment is in favor of the Seller, the Purchaser shall pay to Seller the corresponding amount, adjusted on a daily basis by the Interest Rate from the Closing Date until the Business Day immediately prior to the payment, as per the same payment instructions provided in Section 3.2;

(ii)

if the Price Adjustment is in favor of Purchaser, the Seller shall pay to the Purchaser the corresponding amount, adjusted on a daily basis by the Interest Rate from the Closing Date until the Business Day immediately prior to the payment, by means of a wire transfer of immediately available funds to the respective Company’s bank account in Brazil to be informed up to five (5) Business Days prior to the due date. Alternatively, Seller may choose to offset such amount against any payments due and payable by the Purchaser as Transitional Purchase Price Adjustment, pursuant to Section 10.9.4.

CHAPTER 5.SUBMISSIONS TO GOVERNMENTAL AUTHORITIES AND TREATMENT OF OTHER SHAREHOLDERS

5.1Submissions under the Concession Agreements. Subject to the terms and conditions of this Agreement, Purchaser and Seller shall (and Seller shall cause (or shall, for any Target Company not Controlled solely by the Seller, exercise all its rights and endeavor its best efforts to cause) the Target Companies to) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under Applicable Law to prepare, make and file, as promptly as practicable, all notices, statements, filings, submissions of information, applications and other documents with any Governmental Authorities that may be reasonably necessary to obtain any approval or consent required to consummate the Transaction under the Concession Agreements, as listed in “Exhibit 5.1” (“Concession Approvals”).

5.1.1Cooperation; Joint Efforts. The Parties shall (and Seller shall cause (or shall, for any Target Company not Controlled solely by the Seller, exercise all its rights and endeavor its best efforts to cause) the Target Companies to) jointly cooperate and consult with each other regarding the defense of the Transaction before any Governmental Authority in connection with any Concession Approval, and shall consider in good faith the other Party’s views and comments, as well jointly control and direct such defense, including by (directly and, in case of the Seller, also causing the Target Companies to) (i) jointly developing the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any Concession

Approval prior to their submission; (ii) consult with the other Parties hereto with respect to, and shall provide any necessary or appropriate information with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of), all filings made by such party with any Governmental Authority or any other information supplied by such Party to, or meetings, conferences or correspondence with, any Governmental Authority in connection with the Transaction; (iii) to the extent permitted by the applicable Governmental Authority, give the other Parties or their counsel the opportunity to attend and participate in any meetings or conferences with such Governmental Authority; (iv) as promptly as reasonably practicable, resolve any objections as may be asserted by any Governmental Authority in connection with any Concession Approval and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order in any suit or proceeding, that would otherwise have the effect of preventing, enjoining or prohibiting the consummation of the Transaction (including by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Transaction); and (v) as promptly as reasonably practicable, supply any additional information and documentary material that may be requested by any such Governmental Authority. Without limitation to the foregoing, the Seller shall (and Seller shall cause (or shall, for any Target Company not Controlled solely by the Seller, exercise all its rights and endeavor its best efforts to cause) the Target Companies to) endeavor best efforts to schedule a courtesy meeting of both Parties (and the applicable Target Company) with each Governmental Authority, as soon as reasonably practical after the date hereof.

5.1.2Costs. All costs related to the obtaining of Concession Approvals, including the applicable registry fees, shall be exclusively borne by Purchaser, provided, however, that each Party shall bear the costs and expenses related to the attorneys’ fees of their respective legal advisors. If a Governmental Authority demands a fine as a result of any act, omission or non-compliance with any obligation by the Parties, the Party liable for such act, omission or non-compliance shall be individually liable for the payment of such fine.

5.1.3Restrictions Imposed by the Governmental Authorities. The Parties shall always proactively negotiate and make best efforts to enable and proceed with the Closing, including (i) entering into any agreements, commitments, or contract with the Governmental Authorities, and (ii) opposing fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay the Closing, including by defending through litigation with respect to any action or proceedings filed by the Governmental Authority. In the event the Governmental Authority recommends any condition to the approval, Parties shall negotiate in good faith to complete the Transaction.

5.1.4Other Governmental Authorities. With respect to any Concession Agreement under which no prior approval by a Governmental Authority is required for the consummation of the Transaction, the Parties shall, and Seller shall cause (or shall, for any Target Company not Controlled solely by the Seller, exercise all its rights and endeavor its best efforts to cause) the applicable Target Companies to, cooperate in good faith and use their reasonable best efforts to prepare and implement a joint communication plan aimed at ensuring consistent and coordinated interactions to respond to any requests and clarifications that may be presented by such Governmental Authorities in connection with the Transaction. Such cooperation shall include: (i) promptly informing each other of any contact, inquiry, request for information, or demand for documents received from such Governmental Authorities in connection with the Transaction; (ii) jointly preparing responses, documents and clarifications, with mutual review and input prior to submission or disclosure; and (iii) providing each other with copies of any material correspondence or submission sent to or received from any such Governmental Authority. Each Party shall appoint a representative to be the point of contact for the purposes of this coordination and shall keep the other Party reasonably informed of any developments related to such Governmental Authorities that may impact the Transaction or the Parties’ respective obligations hereunder.

5.1.5No Communication. The Parties shall not, and Seller shall cause (or shall, for any Target Company not Controlled solely by the Seller, exercise all its rights and endeavor its best efforts to cause) the Target Companies not to, without the participation and prior written consent of the other Party, carry out any communication or participate in any meetings or discussions with any Governmental Authority, exclusively with respect to the Transaction or the matters contemplated herein. For the avoidance of doubt, Seller and the Target Companies may carry out any communication or participate in any meetings with any Governmental Authority in accordance with the ordinary course of business, provided that such communication or meetings are not related to the Transaction or the matters contemplated herein.

5.1.6Without limiting the foregoing, the Seller shall cause (or shall, for any Target Company not Controlled solely by the Seller, exercise all its rights and endeavor its best efforts to cause) each applicable Target Company to comply with the terms of this Section 5.1, as if each such Target Company were a party hereto; provided that the Seller shall be responsible for indemnifying the Purchaser for any failure of any Target Company to act in accordance with this Section 5.1, except to the extent the Seller does not have the powers to control the Target Companies’ actions through its instructions and/or affirmative vote, in which case Seller’s indemnity shall be limited to its failure to exercise its rights or to endeavor efforts as provided herein.

5.2Submission to Antitrust Authorities. As soon as practicable and in any event within the timeframe provided for under the Applicable Law of the corresponding jurisdiction, following the submission requirement verifications per Section 5.2.1, Purchaser and Seller shall jointly prepare and, to the extent permitted by Applicable Law, jointly present all fillings, notices and communications to the Antitrust Authorities necessary to allow the closing of the Transaction, including any pre-notification draft in jurisdictions where such is the custom or otherwise required, as listed in “Exhibit 5.2” (each, an “Antitrust Notice”). Subject to the terms and conditions of this Agreement and the Applicable Law of each jurisdiction, the Seller and the Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable under Applicable Law to consummate the Transaction as promptly as reasonably practicable.

5.2.1Submission requirement verification. No later than January 31, 2026 (and, if Closing does not occur on or before December 31, 2026, then also no later than January 31, 2027):

(i)

(x) the Purchaser shall conduct its own confirmation and assessment, in respect of the immediately preceding calendar year, of whether the representations granted in Section 8.1.10 would continue to be true, correct and complete as of the Closing Date; and (y) the Seller shall conduct its own confirmation and assessment, in respect of the immediately preceding calendar year, of whether the representations granted in Section 9.2.37 would continue to be true, correct and complete as of the Closing Date;

(ii)

if the representations granted by the Purchaser in Section 8.1.10 or by the Seller in Section 9.2.37 would not be true, correct and complete as of the Closing Date, then each Party (x) shall have the right and obligation to amend their own representation to be granted as of Closing so that it would be true, correct and complete as of the Closing Date and (y) shall give notice to the other Party of such event, as soon as reasonably practicable; and

(iii)

without prejudice to the Purchaser’s and the Seller’s confirmation of their respective representations under Section 8.1.10 and Section 9.2.37, the Parties shall mutually assist and cooperate with each other in determining whether an Antitrust Notice is required.

5.2.2Control of Submission Process. The Parties shall, and Seller shall cause

(or shall, for any Target Company not Controlled solely by the Seller, exercise all its rights and endeavor its best efforts to cause) the applicable Target Companies to, cooperate among them in the elaboration of the Antitrust Notices and shall timely deliver to each other all information and documentation reasonably required for this purpose. To the extent permitted by Applicable Law, the Parties shall jointly cooperate and consult with each other regarding the defense of the Transaction before any Antitrust Authority, provided that Purchaser shall, after considering in good faith the Seller’s views and comments, be entitled to control and direct such defense and take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Antitrust Authorities regarding the Transaction. Purchaser shall, with cooperation of Seller, answer as soon as practicably possible (but in any case within the term imposed by the respective Antitrust Authority) to all information required and questions presented by the Antitrust Authority, and shall proactively negotiate with the Antitrust Authorities, in good faith, in order to obtain the unconditional approval for the consummation of the Transaction within the shortest time possible.

5.2.3Joint Efforts. To the extent permitted by Applicable Law, the Parties shall jointly develop the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Notice prior to their submission. Prior to the Closing, to the extent permitted by Applicable Law, each Party shall (i) consult with the other Parties with respect to, and shall provide any necessary or appropriate information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Antitrust Authority or any other information supplied by such party to, or meetings, conferences or correspondence with, any Antitrust Authority in connection with this Agreement and the Transaction, (ii) permit the other Parties or their counsel to review in advance any substantive information, correspondence or filing (and the documents submitted therewith) intended to be given by it to any Antitrust Authority; provided that such materials may be redacted to remove references to commercially or competitively sensitive information; provided, further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”, (iii) to the extent permitted by the applicable Antitrust Authority, give the other Party or its counsel the opportunity to attend and participate in any meetings or conferences with such Antitrust Authority and (iv) if such Party receives a request for additional information or documentary material from any Antitrust Authority with respect to the Transaction, use reasonable best efforts to provide, or cause to be provided, after consultation with the other Parties, such additional information or material as promptly as practicable.

5.2.4Costs. All costs related to the registry of the Antitrust Notices, including the applicable registry fees, shall be exclusively borne by Purchaser. Each of the Parties shall bear the costs and expenses related to the attorneys’ fees of their respective legal advisors. If the Antitrust Authority demands a fine as a result of any act, omission or non-compliance with any obligation by the Parties, the Party liable for such act, omission or non-compliance shall be individually liable for the payment of such fine.

5.2.5Restrictions Imposed by the Antitrust Authorities. Purchaser shall always proactively negotiate and make all efforts to, and take any measures to, enable and proceed with the Closing, including (i) entering into any agreements, commitments, cease-and-desist commitments, stipulations or contract with the Antitrust Authorities, (ii) opposing fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Antitrust Authority that could restrain, prevent or delay the Closing, including by defending through litigation or taking any other measure with respect to any action or proceedings filed by the Antitrust Authority, (iii) divest, segregate or otherwise dispose of any assets, (iv) take any other measure (or agree to take any of the measures referred to above) or agree with any prohibition, limitation, monitoring or periodical obligations in relation to its properties, operations or control of, or related to, any subsidiaries or Affiliates, or any of their respective businesses, operations, assets, product lines or properties, (v) not compete in a given geographic area or business field and/or (vi) restrict the form how, or if, the Purchaser, the Target Companies and any of its subsidiaries or Affiliates conduct its business), provided, however, that the Purchase Price shall not be affected by any restriction, condition or divestment agreed between Purchaser and the Antitrust Authorities. In the event the Antitrust Authority recommends any condition to the approval, Purchaser shall negotiate, in good faith, and to the largest possible extent, it being, however, required to complete the Transaction in any case.

5.3Tag Along Rights. The Parties acknowledge and agree that, with respect to the Equity Interests in those certain Subsidiaries listed in “Exhibit 5.3” (“Tag Along Companies”), the third parties indicated in “Exhibit 5.3” (“Tagging Shareholders”) shall have the tag along right to sell its respective equity interests in the Tag Along Companies to the Purchaser (“Tag Along Right”), under the same terms and conditions provided in this Agreement.

5.3.1Delivery of Right of Tag Along Notice. Solely for enabling the potential exercise of the Tag Along Right, Seller will be authorized to disclose the terms and conditions of the Transaction and/or a copy of this Agreement or any other documents referred to herein. The Tag Along Right shall be extended to the Tagging Shareholders in such manner and in accordance with such notice as mutually agreed between the Seller and the Purchaser, in accordance with the terms of this Agreement (“Tag Along Notice”); provided that the Purchaser shall, in its capacity as the potential new controlling shareholder of the Tag Along Company, make an irrevocable purchase offer directly to the Tagging Shareholders for their shares in each Tag Along Company, conditioned upon the Purchaser acquiring the Control of the Tag Along Company, which offer shall include a draft purchase and sale agreement that contains all terms and conditions of this Agreement as they apply to the Tag Along Right, including a price per share that is equal to the allocation provided in “Exhibit 3.1.1” for the Tag Along Company and subject to the same adjustments hereunder (“Draft Tag SPA”). Parties shall endeavor their best efforts to deliver the Tag Along Notice along with the Draft Tag SPA as soon as possible and, in any case, within thirty (30) days as from the date hereof, unless the term is extended by mutual agreement by the Parties.

5.3.2Implementation of the Tag Along Right. If the Tag Along Right is validly exercised and the Tagging Shareholder accepts the irrevocable purchase offer and the Draft Tag SPA, Purchaser shall be obliged to directly acquire the underlying Equity Interests held by the Tagging Shareholders in the Tag Along Companies in accordance with the terms of the Draft Tag SPA, on the Closing Date; provided, however, that, in no event the closing of any such transaction between the Purchaser and the Tagging Shareholder shall be deemed a condition for the Closing under this Agreement, unless ANAC requires the closing of the Tagging Shareholder to occur simultaneously with the Closing of the Transaction.

5.3.3Reasonable Best Efforts. Seller and Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and assist and cooperate with each other in doing, all things reasonably necessary, proper or advisable to consummate the Transaction (and, if the Tag Along Right is exercised, the Draft Tag SPA) as promptly as reasonably practicable.

5.3.4No Communication. No Party shall, without the participation and prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), carry out any communication or participate in any meetings or discussions with the Tagging Shareholders or any Third Party, including any Governmental Authority, with respect to the Transaction, the Tag Along Right, or the matters contemplated herein.

CHAPTER 6.CONDITIONS PRECEDENT AND CONDUCT OF BUSINESS

6.1Conditions Precedent to the Parties. The obligation of the Parties to perform the Closing of the Transaction is subject to the verification (or waiver by all Parties, when applicable) of each one of the following conditions (“Parties’ Conditions”) until the respective Closing Date:

(i)

Antitrust Approval. All approvals from the Antitrust Authorities required to be obtained or received for that Closing in accordance with Applicable Law shall have been obtained or received (or the respective waiting period set forth in Applicable Law shall have expired or been terminated) or, if no such approval is required, the necessary Antitrust Notice shall have been submitted in accordance with the Applicable Law.

(ii)

Inexistence of Legal Impediments. No Governmental Authority, with powers over any of the Parties, shall have rendered, issued, promulgated, applied or instituted any statute, norm, rule, injunction or any other act or order (whether temporary, preliminary or permanent) that is in force and effect as of the Closing Date and has the effect to (i) make the Transaction illegal, null or void, in total or in part; or (ii) restrict or prohibit the consummation of the Transaction, provided, however, that the Party affected by any such order or injunction shall endeavor its best efforts to make said order or injunction to be revoked, nullified or suspended.

(iii)	Concession Approvals. All Concession Approvals shall have been duly obtained in connection with the respective Subsidiary.
(iv)	[**] Waiver. The Parties shall have obtained the waiver from [**] under certain financing agreements, as indicated in “Exhibit 6.1(iv)”, and subject to Section 6.9 below.

6.2Conditions Precedent to the Seller. The obligation of the Seller to perform the Closing of the Transaction is subject to the verification (or waiver by Seller, when applicable) of each one of the following conditions (“Seller’s Conditions”) until the respective Closing Date:

(i)

Representations and Warranties by Purchaser. All Fundamental Representations made by the Purchaser under this Agreement shall be true, correct and complete in all respects on the date hereof and shall remain true, correct and complete in all respects until (and including) the Closing Date, and all other representations and warranties made by Purchaser under Chapter 8 shall be true, correct and complete in all material respects on the date hereof and shall remain true, correct and complete in all material respects until (and including) the Closing Date, except for those representations and warranties relating to a specific date (which shall remain true, correct and complete in all of their material respects on such date).

(ii)	Compliance with this Agreement. The Purchaser shall have complied with all its obligations under this Agreement in all material respects that are required to be performed until the Closing Date.

6.3Conditions Precedent to the Purchaser. The obligation of the Purchaser to perform the Closing is subject to the verification (or waiver by Purchaser, when applicable) of each one of the following conditions (“Purchaser’s Conditions” and, together with the Parties’ Conditions and the Seller’s Conditions, the “Conditions Precedent”) until the Closing Date:

(i)

Representations and Warranties by Seller. All Fundamental Representations made by Seller under this Agreement shall be true, correct and complete in all respects on the date hereof and shall remain true, correct and complete in all respects until (and including) the Closing Date; and all other representations and warranties made by Seller under Chapter 9 shall be true, correct and complete in all material respects on the date hereof and shall (subject to the right of Seller to update the Disclosure Letter pursuant to Section 9.4) remain true, correct and complete in all material respects until (and including) the Closing Date, except for those representations and warranties relating to a specific date (which shall remain true, correct and complete in all of their material respects on such date).

(ii)

Compliance with this Agreement. Seller and the Company shall have complied with all their obligations under this Agreement in all material aspects that are required to be performed until the Closing Date.

(iii)

Material Adverse Effect. No Material Adverse Effect shall have occurred between the date hereof and the Closing Date (which has not been cured until the Dropdead Date or the Closing Date, whichever is applicable).

(iv)

Third Parties’ Waivers. The Seller and the Target Companies shall have obtained the waivers from the Third Parties under certain agreements, as indicated in “Exhibit 6.3(iv)”, and subject to Section 6.9 below.

(v)

Shareholders’ Rights. The Seller and the Target Companies shall have extended to the Tagging Shareholders the Tag Along Rights under the terms and conditions set forth in Section 5.3; if such Tag Along Right is validly exercised, the Seller and the applicable Target Companies shall have complied with all of their applicable obligations set forth in Sections 5.3.

(vi)

Certain Waivers. The Seller shall have obtained the waiver from the Third Party indicated in “Exhibit 6.3(vi)” or, alternatively, Seller shall have caused the applicable Target Companies to (i) exercise the call option right described in “Exhibit 6.3(vi)” (which includes the relevant purchase price and potential effects on the Price Adjustment) as well as (ii) obtain any necessary approvals from Governmental Authorities to fully implement the foregoing, as also described therein, in which case the provisions of Section 5.1 shall apply. For avoidance of doubt, the Purchase Price shall not be affected by any amounts that may be paid by any of the Target Companies in connection with the implementation of any actions under this Section, including (and except as indicated in “Exhibit 6.3(vi)”) the payment of the underlying call option price. Furthermore, nothing in this Agreement shall prevent the Seller or the Target Companies from assuming any representations, undertakings, or other necessary commitments to any Third Party, including Governmental Authorities, to the extent such actions (a) are required or advisable to enable the exercise of their rights under the underlying Existing Shareholders’ Agreement; and (b) do not result in materially burdensome conditions to the Target Companies and/or the Purchaser.

6.4Mutual Cooperation. The Parties shall endeavor their best reasonable efforts and mutually cooperate in order to comply with the Conditions Precedent and carry out the Closing as soon as practically possible after the date hereof. In case any Condition Precedent cannot be fulfilled by the first anniversary of the date hereof, the Parties agree to discuss in good faith in view of the then-applicable circumstances to complete the Transaction as contemplated herein, without prejudice to Section 6.5 below.

6.5Dropdead Date. If, by [**] (the “Dropdead Date”), one or more Conditions Precedent have neither been verified nor waived as set forth herein, then the Dropdead Date shall be automatically extended for an additional [**] (without prejudice to further extensions by written agreement by the Parties). After such date, in case one or more Conditions Precedent have neither been verified nor waived as set forth herein, this Agreement may be terminated as provided in Section 12.1(iii). In such case, either Purchaser or Seller may deliver a notice to the other Party and terminate this Agreement, provided that the right to terminate this Agreement under this Section shall not be available to the Party whose default caused the non-occurrence of the Closing within the deadlines established herein.

6.6Conduct of Business. Between the date hereof and the respective Closing, with the primary purpose of preserving the current condition and value of the Target Companies, subject to the provisions of Applicable Laws and any restrictions that may be imposed by Antitrust Authorities, Seller shall, and shall cause the Target Companies to (or shall, for any Target Company not Controlled solely by the Seller, exercise all its rights and endeavor its best efforts to cause), conduct the respective businesses of each Target Company in the ordinary course. In addition, to the maximum extent legally possible, except as otherwise set forth in this Agreement or required under Applicable Law (including with respect to competition and antitrust aspects as well as subject, with respect to the Subsidiaries not wholly owned directly or indirectly by the Company, to any obligations under the Existing Shareholders’ Agreements or any fiduciary or similar duty under the Applicable Law) or the Concession Agreements, or as may be authorized by Purchaser under Section 6.6.2, Seller undertakes to, as from the date hereof and until Closing, and shall cause the Target Companies to (or shall, for any Target Company not Controlled solely by the Seller, exercise all its rights and endeavor its best efforts to cause such Target Company to), refrain from performing or executing any of the following acts (except if expressly provided under this Agreement):

(i)	any amendments to the respective Existing Shareholders’ Agreements or Concession Agreements, except as provided under “Exhibit 6.6(i)”;
(ii)	spin-off, transformation, merger, merger of shares, amalgamation, change of corporate type (transformação) or any other kind of corporate restructuring;
(iii)	except as provided under “Exhibit 6.6(iii)”, approve any capital reduction (other than for absorbing accumulated losses (prejuízos acumulados), capital increase (other than (a) for the capitalization of reserves, as identified in balance sheet pursuant to the applicable Law, or (b) capital increases in the Subsidiaries by their current shareholders where the Seller or the respective Target Company shall maintain at least their current pro rata percentage ownership, or (c) as determined as a Eligible Contribution), cancellation, issuance, redemption or amortization of Shares and/or Equity Interests or other securities, split, combination or reclassification of Shares and/or Equity Interests or other securities (convertible or not) involving the Company and/or any of the Target Companies;
(iv)	amend the name, address, duration and corporate purpose, as currently provided in their bylaws (or articles of association, as applicable) set forth in “Section 9.2.5” of the Disclosure Letter;
(v)	acquire, by any means, through the Company and/or any of the Subsidiaries, any kind of interest in another entity or business organization, or enter into investment agreements, partner’s agreements, consortium agreements, or joint venture agreements with any Person for that purpose, except as set forth in Section 6.1(v);

(vi)	dispose, for any reason, or create any Lien over the Shares and/or the Equity Interests (e.g. by sale, assignment and any other form of transfer or encumbrance of the Shares and/or the Equity Interests);
(vii)	any change of the accounting practices, except as may be required by Applicable Law or by the Accounting Principles;
(viii)	establish or terminate any plans of benefits or increase the remuneration of the directors, officers, managers and/or employees of the Target Companies, unless required by the applicable Law and/or by collective bargaining agreements and/or labor conventions existing on the date hereof, provided, however, that the Target Companies shall be authorized to (1) terminate the existing pension plans and release the amounts currently deposited thereunder in favor of the employees benefiting from such plans (or under any other arrangement mutually agreed upon by the Parties), and (2) perform any acceleration of the vesting periods or similar anticipation event of the existing phantom stock plan and stock option plan which are disclosed in “Section 9.2.24(ii)” of the Disclosure Letter (“ILP Acceleration”);
(ix)	except for the retention bonuses indicated in “Exhibit 6.6(ix)” (“Retention Bonuses”), pay or enter into any contract requiring the payment of any bonus, success fee or other cash and non-cash incentives to any of the directors, officers, managers, employees, service providers and/or other collaborators of the Target Companies, in connection with the consummation of the transactions set forth herein;
(x)	dismiss any key person of the Company and/or of any Subsidiary as listed in “Exhibit 6.6(x)” (“Key-Employee”), or change any of the terms and conditions of their relationship with the Company and/or with the relevant Subsidiary, except (a) if required by the Applicable Law and/or by collective bargaining agreements and/or labor conventions existing on the date hereof; and/or (b) in case of dismissal with cause (justa causa) as defined in the applicable Law;
(xi)	hire any director, officer, manager (administrador) or other key-employee, or engage any key service provider on an exclusive basis, in each case with an annual aggregate compensation in excess of [**] or its equivalent in local currency per the FX Rate as of the date of hiring), except (a) in the ordinary course of business, or (b) for replacement of any director, officer, manager or other key-employee (or exclusive service provider) in the same or a substantially similar role, so long as the replacement’s total annual compensation does not exceed by more than [**] the total annual compensation of the individual or service provider replaced;

(xii)	contracting of any loan or financing in an amount that (x) if reflected in the Year-End Net Debt, causes the aggregate Indebtedness of the Target Companies to exceed by more than [**] the existing aggregate Indebtedness as set out in the most recent of the Financial Statements, or (y) if not reflected in the Year-End Net Debt, causes the aggregate Indebtedness of the Target Companies to exceed [**] relative to the aggregate Indebtedness of the Target Companies as of the Base Date; and, in either case, except as described under Section 6.9;
(xiii)	make any new investments and other capital expenditures (CAPEX), except as required under the terms of the Concession Agreements or Applicable Law, provided, however, that the Target Companies shall be permitted to, individually or jointly, make any new investments and other capital expenditures (CAPEX) in an aggregate amount lower than [**] (or its equivalent in local currency per the FX Rate as of the date the underlying contract(s) are entered into) in a single transaction or in a series of related transactions per fiscal year;
(xiv)	enter, amend, waive any right under, cancel or voluntarily terminate any Material Agreement (other than the Concession Agreements), except (i) with respect to new loans or financing agreements permitted under Section 6.6(xii); (ii) for a termination based on a default (which shall be material and shall have occurred after the date hereof) of the counterparty, so long as the Seller and the applicable Target Company ensure that the Seller and the Target Companies will not be adversely affected by such termination and will continue their operations in the ordinary course; (iii) with respect to any Material Agreements that is expected to expire prior to the Closing Date and as necessary in the ordinary course of business, a renewal or extension that is made on terms and conditions that are substantially the same as, or more favorable to, the Target Companies than those of the original agreement, and provided Seller shall use commercially reasonable efforts so that the renewal or extension is agreed for the shortest possible term; and/or (iv) with respect to adjustments or corrections required by Applicable Law;
(xv)	amend, waive any right under, cancel or terminate any Licenses of the Target Companies, unless required by the Applicable Law;
(xvi)	except as provided under “Exhibit 6.6(xvi)”, enter into, amend or waive any right under, any agreement by and between, on one side, any of the Target

Companies, and on the other side, any of its respective Related Parties (including the Seller) that is not a wholly-owned Target Company;

(xvii)	sell, assign or grant rights under any Intellectual Property (as defined below) owned and/or used by the Company, except in the ordinary course of business, on arms’ length and non-gratuitous terms, and provided that such sale, assignment or granting of rights does not impair the Target Companies’ ability to use the Intellectual Property in the ordinary course;
(xviii)	the acquisition or sale of any fixed asset, except for those required under the terms of the Concession Agreements (so long as made reasonably and on arm’s length terms) or to the extent required by Applicable Law;
(xix)	any material changes to the tax and financial policies, except for changes to comply with the requirements arising from changes in Applicable Law, including any changes in the Applicable Law due to the Brazilian Tax Reform;
(xx)	change of the external auditors or change of the terms of the current agreement with such external auditors;
(xxi)	settle, compromise or waive any rights relating to any litigation (judicial or administrative) or arbitration matters involving the Target Companies and any Governmental Authorities involving an amount that exceeds [**] (or its equivalent in local currency as per the FX Rate as of the relevant date);
(xxii)	approve or permit the Company and/or any of the Subsidiaries to grant guarantees to secure obligations of third parties, regardless of the amounts involved;
(xxiii)	change any Tax election, enter into any Tax incentive program or debt repayment program (programa de parcelamento) or carry out any voluntary disclosure (denúncia espontânea) in regard to any of the Target Companies;
(xxiv)	approve the filing, taking or bringing of any measure directed to judicial or extrajudicial reorganization (recuperação judicial ou extrajudicial), voluntary declaration of bankruptcy, or dissolution or liquidation of any of the Target Companies;
(xxv)	participate in any bid, auction, concession or any similar transaction, whether public or private, in any sector, or take any preparatory actions in connection with the participation in any such transaction, including enter into any binding contracts with Third Parties aiming to participate in any bid, auction, concession or any similar transaction, whether public or private, in any sector;

(xxvi)	initiate, file, or otherwise pursue any claim, proceeding or request for economic or financial rebalance (reequilíbrio econômico-financeiro) or equivalent remedy under any Concession Agreement with any Governmental Authority, except as permitted under “Exhibit 6.6(i)”; and
(xxvii)	any promise or commitment to perform any of the acts set forth under this Section 6.6.

6.6.1Notwithstanding the above, with respect to the Subsidiaries not Controlled by the Company or that the Company, directly or indirectly, does not hold the required voting quorum for approval of a specific matter, in case the Seller, directly or indirectly, exercises its voting rights in relation to such Subsidiaries as to cause them to refrain from performing or executing any of the acts listed in Section 6.6 above but, notwithstanding such vote, the Subsidiary does not refrain from performing such acts, this shall not be considered a breach of Seller’s obligations under this Agreement.

6.6.2Approval by Purchaser. In case the Seller request Purchaser’s approval for any of the acts set forth in Section 6.6, Purchaser shall respond by e-mail, within five (5) Business Days as of the receipt by the Purchaser of the written request by e-mail by the Seller. This consent may not be denied, delayed or conditioned without reasonable motive. If Purchaser fails to answer within the abovementioned period, the matter will be deemed tacitly approved for all purposes of this Agreement.

6.7Obligation to Inform. Through the meetings of the Integration Committee, Seller shall keep Purchaser informed regarding any event or circumstance that resulted or could reasonably be expected to result in (i) a breach of any of the Fundamental Representations made by the Seller under Chapter 9 below, (ii) a material breach of any of the other representations and warranties made by the Seller under Chapter 9 below, (iii) any breach of the covenants set forth in Section 6.6, and/or (iv) a Material Adverse Effect.

6.8Payment of Dividends or Interest on Net Equity. No provision of Section 6.6 shall restrict the capacity of Seller or of the Target Companies to approve any statement and/or payment of dividends, interest on net equity or any other distribution over the account of accrued profits or current profits in accordance with Applicable Law (subject to the applicable Price Adjustment).

6.9Existing Financing Arrangements. The Seller and/or the Target Companies may take any and all actions necessary to obtain a waiver, or to eliminate the need for a waiver, under the existing debt instruments listed in “Exhibit 6.1(iv)” and “Exhibit 6.3(iv)”, provided that the following conditions are met: (a) the terms of the financing, including any and all fees, premiums, penalties, costs, shall be reflected in the Price Adjustment, (b) such actions do not result in any material additional non-monetary burden for the Purchaser and/or the Target Companies; and (c) such actions do not result in a material change to the financial structure, indebtedness profile or operating conditions of the Target Companies. Subject to the foregoing, such actions may include early payment, redemption or refinancing of such existing debt instruments on comparable or more favorable terms (including maturity, interest rate, and covenants) to the Target Companies.

6.10Access to Information and Interactions. As part of the transition process, after all Antitrust Approvals have been obtained, the Parties shall establish an integration committee to oversee and supervise the smooth transition of the Target Companies’ operations into the Purchaser’s operations, ensuring effective integration and a seamless process (“Integration Committee”). The Integration Committee shall be composed of an equal number of representatives of the Purchaser and the Seller, to be agreed between the Parties between a total of 8 and 18 representatives. The representatives of the Seller shall have sufficient knowledge of the Target Companies’ operations, and each representative shall have sufficient expertise in its respective field.

6.10.1The Integration Committee shall convene its first meeting within fifteen (15) days following the issuance of corresponding authorization from all applicable Antitrust Authorities, as required for the Transaction. Subsequent meetings of the Integration Committee shall occur on a bi-weekly basis following the first meeting, or as otherwise mutually agreed by the Parties, to ensure the smooth integration of the Target Companies with the Purchaser’s operations. The Integration Committee shall be in place, and its meetings shall occur until the Target Companies (and their respective data, systems and other commingling) have been fully segregated from the Seller’s group.

6.10.2The Purchaser’s representatives may request, and the Seller shall provide no later than fifteen (15) days following such request information regarding the operations of the Target Companies that is reasonably necessary for the preparation and planning of the integration process. Any such information shall be provided with the purpose specified in Section 6.10.5 below.

6.10.3The members of the Integration Committee shall be bound by the confidentiality obligations set forth in Section 10.1, and any and all verbal or written information shared during these interactions shall be treated as

Confidential Information for all purposes under this Agreement.

6.10.4All written information provided to the Integration Committee shall be made available via a secure data room. Access to the data room shall be limited to the members of the Integration Committee and to any other members of the Purchaser’s team and/or its representatives, services providers and advisers, as may be requested by the Purchaser. The Seller shall not unreasonably withhold consent to such access but may impose reasonable restrictions to protect confidentiality or business interests (provided that the number of persons shall not by itself be a reasonable restriction).

6.10.5For clarity, any and all information made available in the data room or during the meetings of the Integration Committee shall be provided exclusively for the purpose of integration preparation (and not as further due diligence or investigation) and shall be treated for informational purposes only, and shall not be construed as forming the basis of any opinion, recommendation, or guarantee regarding the Target Companies’ operations or the Transaction.

6.11Mandatory CAPEX. The Seller undertakes to (and to cause the Target Companies to) disburse, prior to the Closing Date, all capital expenditures (CAPEX) in connection with each Target Company to the extent necessary to comply with the obligations set forth under the respective Concession Agreements or Applicable Law, provided that, such CAPEX shall be funded with available cash and/or third party funds, under market conditions and, if necessary, through Eligible Contributions.

CHAPTER 7.CLOSING

7.1Closing Notice. If and when the Conditions Precedent are complied with and verified (or duly waived pursuant to this Agreement, as the case may be), either the Seller, on one side, or Purchaser, on the other side, shall deliver a notice to the other Party informing that such Conditions Precedent were fully complied with and verified (or waived, as the case may be) (“Closing Notice”).

7.2Closing. The actual conclusion of the Transaction (“Closing”) shall occur up to 10th Business Day after a valid Closing Notice has been delivered confirming the satisfaction (or waiver, as the case may be) of the Conditions Precedent (“Closing Date”).

7.3Closing Acts. At the Closing, the Parties shall perform and ensure that the following acts are performed in connection with the Transaction:

(i)

delivery, by Seller to Purchaser, of a written statement attesting that the applicable Parties’ Conditions and Purchaser’s Conditions have been fulfilled (other than those that may have been duly waived as provided in this Agreement);

(ii)	delivery, by Purchaser to Seller, of a written statement attesting that the applicable Parties’ Conditions and Seller’s Conditions have been fulfilled (other than those that may have been duly waived as provided in this Agreement);
(iii)	Purchaser shall pay the Purchase Price pursuant to Section 3.2;
(iv)	Purchaser and Seller shall execute, and shall cause the Company to execute, as applicable, all documents necessary to formalize the transfer and assignment of all Shares to Purchaser, including the annotations in the Company’s share transfer book and share register book;
(v)	Seller shall present and deliver a letter of resignation and reciprocal release of certain executive officers appointed by the Seller in the Target Companies who are listed in, and substantially in the form of, “Exhibit 7.3(v)”; and
(vi)	The closing of the Tag Along Right, if the Tag Along Right is exercised, provided that breach by any party to the Draft Tag SPA shall not prevent the Parties to perform the other Closing Acts under this Section 7.3, with due regard to Section 5.3.2.

7.4Simultaneous Acts at Closing. All acts and events set forth in this Chapter 7 shall be deemed simultaneously performed with respect to the Closing, so that the failure in concluding any of these acts shall result in the inefficacy of all other acts, it being agreed that, in this event, the Parties shall execute any and all documents to revert the practiced act to its former condition (status quo ante). The Parties further agree that no Closing act or event will be deemed valid until all Conditions Precedent are complied with (or otherwise validly waived).

7.5Further Assurances. At and after the Closing, the Parties shall execute and deliver any deeds, bills of sale, assignments or assurances and to take and do, any other actions and things to vest, perfect or confirm the actions carried out at such Closing, including (i) any actions to register on behalf of Purchaser of any and all rights, title and interest in relation to the Shares and (ii) Purchaser undertakes to perform all acts that may be required to communicate and give full effect to replacing the officers of the Company that may have resigned their positions at Closing before any Third Parties and Governmental Authorities.

CHAPTER 8.REPRESENTATIONS AND WARRANTIES BY PURCHASER

8.1Representations and warranties related to Purchaser. Purchaser hereby grants to Seller the representations and warranties described below, which are true, correct and complete on the date hereof and shall remain true, correct and complete on the Closing Date (except for those representations and warranties relating to a specific date, which shall remain true, correct and complete in all of their material respects on such date).

8.1.1Organization and Status. Purchaser is a company duly incorporated and validly existing under the Laws of Mexico.

8.1.2Authority. (a) Purchaser has the powers and the authority required to enter into this Agreement, perform the acts set forth herein and comply with all obligations undertaken hereunder, and there is no legal or contractual impediment in relation to Purchaser regarding the performance of the acts set forth herein. (b) This Agreement was, and all other instruments related to it, upon their execution, shall have been duly executed and delivered by Purchaser (assuming due authorization, signature and delivery by Seller and by the other Parties herein). (c) This Agreement constitutes, and, upon its execution, all other documents related to it shall constitute valid and legal obligations, binding the Purchaser and being enforceable against it. (d) There is no Claim or Governmental Order in force or pending or, to Purchaser’s knowledge, threatened against Purchaser and/or any of its respective Affiliates that, if adversely decided, (i) prevents, challenges, restricts or delays the consummation of the Transaction, or (ii) otherwise prevents, challenges, restricts or delays the compliance, by Purchaser, with any of its obligations set forth in this Agreement. The foregoing shall be, where applicable, subject to the confirmation (ratificación) of the Transaction by the general shareholders’ meeting of Grupo Aeroportuario del Sureste, S.A.B de C.V.

8.1.3No Conflict. Subject to the Conditions Precedent, the execution, delivery and performance of this Agreement and all other documents related to it by Purchaser, and the transfer of the Shares to Purchaser, shall not result in a breach of, or conflict with: (i) any provisions of Purchaser’s incorporation documents or any resolution adopted by their respective shareholders, quotaholders, partners, directors, officers or managers; or (ii) any Applicable Laws to which Purchaser is subject to. The foregoing shall be, where applicable, subject to the confirmation (ratificación) of the Transaction by the general shareholders’ meeting of Grupo Aeroportuario del Sureste, S.A.B de C.V.

8.1.4Approvals and Consents. Except for the Antitrust Approval and the Concession Approvals and the general shareholders’ meeting of the Purchaser that shall confirm (ratificar) the Transaction, no other consent, approval, authorization, license, permit, protocol or notification from or to any Person (including any Governmental Authority), is necessary or required for Purchaser to enter into and comply with this Agreement and with the obligations established herein.

8.1.5Claims. There are no Claims pending or, to Purchaser’s knowledge, threatened against Purchaser and/or its Affiliates that, if adversely decided, prevents, challenges, restrict or delays the transactions under this Agreement from being concluded or prevents the capacity of Purchaser to timely comply with its obligations pursuant to this Agreement.

8.1.6Financial Capacity. Purchaser is solvent and has full financial capacity to perform all acts and make all payments undertaken under this Agreement.

8.1.7Sophisticated Party. Purchaser is a sophisticated and informed Person, and has engaged advisors during the negotiations and drafting of this Agreement. Purchaser represents that it has read and understood the provisions of this Agreement and acknowledges that it is fully aware of the terms and conditions set forth herein, and the risks and implications of the transactions, rights and obligations arising hereunder. Purchaser acknowledges that the Target Companies, Seller and their Affiliates do not grant any representations or warranties regarding (i) any projections, estimates or budgets delivered or made available to Purchaser concerning future positions of revenues, sales, operational results, cash flows or financial situation or future businesses and operations of the Target Companies; or (ii) any other information or document made available to Purchaser or its advisors regarding the Target Companies or any of their businesses, assets, liabilities or operations, except as expressly set forth in Chapter 9 (including as updated under Section 9.4).

8.1.8Relationship with Governmental Authorities; Anticorruption Laws. Purchaser and its Affiliates, and their Representatives (acting in such capacity) are aware and comply with the Anticorruption Laws and declare that they maintain internal mechanisms and procedures for integrity, auditing, and the encouragement of reporting of irregularities, as well as the effective enforcement of codes of ethics and conduct. Purchaser and its Affiliates, and their Representatives (acting in such capacity) did not directly or indirectly through a Third Party, paid, delivered, offered, authorized or promised money or any other object of value, to any Governmental Authority (including any officer or employee of a government owned or controlled company or of a public international organization) or to any other Person with the purpose of influencing any decision or obtaining or maintaining any benefits on their behalf, in breach of any Applicable Laws. There are no Claims pending (or, to the knowledge of the Purchaser, threatened) in connection with any offense or alleged violations under any Anticorruption Laws by Purchaser and/or its Affiliates. To the knowledge of the Purchaser, neither the Purchaser nor its Affiliates are subject to any investigation or inquiry by any Governmental Authority regarding any offense or alleged offense under any Anticorruption Laws.

8.1.9Powers of Signatories. The Persons representing Purchaser in the execution of this Agreement, as well as in the execution of any other instrument related to this Agreement to which Purchaser is (or comes to be) a party, have legal capacity and the sufficient powers required for such.

8.1.10No threshold revenues for antitrust purposes. (i) The Purchaser represents and warrants that the gross turnover of the Purchaser’s economic group, as defined by CADE’s Regulation No. 33/022, as of the calendar year immediately preceding the date as of which this representation is made, has not exceeded the gross turnover threshold of seventy five million Reais (R$ 75,000,000.00) in Brazil (including by means of exports and irrespectively of the place where the relevant entities are headquartered and/or have their offices and branches), as set forth in article 88 of Law No. 12,529/2011, as amended by the Ministerial Decree No. 944/2012. (ii) Neither the Purchaser nor any Person in the Purchaser’s group had revenues exceeding fifteen million Caribbean guilders (XCG 15,000,000) in Curaçao in the calendar year immediately preceding the date as of which this representation is made. (iii) Neither the Purchaser nor any Person in the Purchaser’s group conducted any activities in Costa Rica during the two fiscal years preceding the date as of which this representation is made.

8.1.11Inexistence of Other Representations. Except for the representations and warranties set forth in this Chapter 8, Purchaser does not grant to Seller any other representation or warranty, whether or not express.

CHAPTER 9.REPRESENTATIONS AND WARRANTIES BY SELLER

9.1Representations and Warranties by Seller. Seller hereby grants to Purchaser the representations and warranties described below, which are true, correct and complete on the date hereof, and shall remain true, correct and complete on the Closing Date (except for those representations and warranties relating to a specific date, which shall remain true, correct and complete in all of their material respects on such date).

9.1.1Organization and Status. Seller is a company duly incorporated and validly existing under the Laws of Brazil.

9.1.2Authority. (a) Seller has the powers and the authority required to enter into this Agreement, perform the acts set forth herein and comply with all obligations undertaken hereunder, and there is no legal or contractual impediment in relation to Seller regarding the performance of the acts set forth herein. (b) This Agreement was, and all other instruments related to it, upon their execution, shall have been duly executed and delivered by Seller (assuming due authorization signing and delivery by Purchaser and by the other Parties herein). (c) This Agreement constitutes, and, upon its execution, all other instruments related to it shall constitute valid and legal obligations, binding the Seller and being enforceable against it. (d) There is no Claim or Governmental Order in force or pending or, to the knowledge of Seller, threatened against Seller which, if adversely decided, (i) prevents, restricts, challenges or delays the consummation of the Transaction, or (ii) otherwise prevents, challenges, restricts or delays compliance, by Seller, with any of its obligations set forth in this Agreement.

9.1.3No Conflict. Subject to the Conditions Precedent, the execution, delivery and performance of this Agreement and all other documents related to it by Seller, and the transfer of the Shares by Seller to Purchaser, shall not (a) result in a breach of, or conflict with: (i) any provisions of Seller’s incorporation documents or any resolution adopted by their respective shareholders, quotaholders, partners, directors, officers or managers; (ii) any contract, agreement or commitment (either oral or in writing) entered into by Seller and/or its Affiliates, or by which any of them or of their assets are otherwise bound, but only if such contract, agreement or commitment is material or could impair the Seller’s ability to consummate the Transaction as contemplated herein; or (iii) any Applicable Law to which Seller is subject to; and (b) result in the creation of any Liens (other than existing Permitted Liens) on the Shares and/or Equity Interests, as well on any of the Target Companies’ asset.

9.1.4Approvals and Consents. Except for the Conditions Precedent, no other consent, approval, authorization, license, permit, protocol or notification from or to any Person (including any Governmental Authority) is necessary or required for Seller to enter into and comply with this Agreement and with the obligations established herein.

9.1.5Claims. There are no Claims pending or, to Seller’s knowledge, threatened against the Seller, any Target Company and/or their Affiliates that, if adversely decided, prevents, challenges, restricts or delays the transactions under this Agreement from being concluded or prevents the capacity of Seller and the Target Companies to timely comply with their obligations pursuant to this Agreement.

9.1.6Relationship with Governmental Authorities; Anticorruption Laws. Except as covered in the leniency agreements entered into with any Governmental Authorities prior to the date hereof, which (i) does not involve directly any of the Target Companies, and (ii) are in full and timely compliance by Seller and its

Affiliates, Seller and its Affiliates, and their Representatives (acting in such capacity) did not directly or indirectly through a Third Party, paid, delivered, offered, authorized or promised money or any other object of value, to any Governmental Authority (including any officer or employee of a government owned or controlled company or of a public international organization) or to any other Person with the purpose of influencing any decision or obtaining or maintaining any benefits on their behalf, in breach of any Applicable Laws. Moreover, Seller and its Affiliates, and their Representatives (acting in such capacity) are aware and comply with the Anticorruption Laws and declare that they maintain internal mechanisms and procedures for integrity, auditing, and the encouragement of reporting of irregularities, as well as the effective enforcement of codes of ethics and conduct. There are no Claims pending (or, to the knowledge of the Seller, threatened) in connection with any offense or alleged violations under any Anticorruption Laws by Seller, any of the Target Companies and/or their Affiliates. To the knowledge of the Seller, neither the Seller, the Target Companies nor their Affiliates are subject to any investigation or inquiry by any Governmental Authority regarding any offense or alleged offense under any Anticorruption Laws.

9.1.7Powers of Signatories. The Persons representing Seller in the execution of this Agreement, as well as in the execution of any other instrument related to this Agreement to which the Seller is (or comes to be) a party, have legal capacity and the sufficient powers required for such.

9.1.8Solvency. The Seller is solvent, and the transactions and obligations provided herein do not constitute fraud against execution or fraud against any creditor of the Seller, the Target Companies and/or any of their respective Affiliates. There are no Claims pending in relation to any winding up, dissolution, bankruptcy, judicial or extrajudicial recovery or other insolvency proceedings or any similar legal proceeding against the Seller and/or any Target Company. No order from any Governmental Authority has been issued nor any petition applying for liquidation, bankruptcy or judicial or extrajudicial reorganization (recuperação judicial ou extrajudicial) of the Seller, any of the Target Companies or any of their Affiliates has been filed or granted. No action has been taken to appoint a court administrator or trustee for the Seller, any of the Target Companies or any of Seller’s Affiliates, or for any part of their respective assets.

9.1.9Sophisticated Party. (a) Seller is a sophisticated party and informed Person, and has engaged advisors during the negotiations and drafting of this Agreement. (b) Seller represents that it has read and understood the provisions this Agreement and acknowledges that it is fully aware of the terms and conditions set forth herein, and the risks and implications of the transactions, rights and obligations arising hereunder.

9.2Representation and Warranties of Seller in relation to the Target Companies. Seller hereby grants to Purchaser the representations and warranties described below, which are true, correct and complete on the date hereof and shall be true, correct and complete on the Closing Date (except for those representations and warranties relating to a specific date, which shall remain true, correct and complete in all of their material respects on such date):

9.2.1Capital Stock. Except as described in “Section 9.2.1” of the Disclosure Letter, the capital stock of each Target Company is, on the date hereof, fully subscribed and paid in. The Shares represent, on the date hereof, and will represent, on the Closing Date, one hundred per cent (100%) of the total and voting capital of the Company, on a fully diluted basis, and the Company and/or the Target Companies are the direct or indirect holder of shares, quotas or other equity security interests representing, on a fully diluted basis, the Equity Interest in each the Target Companies. Except as described in “Section 9.2.1” of the Disclosure Letter, all Shares and Equity Interests (a) were duly authorized and validly issued, (b) were fully paid in, (c) were offered, issued and delivered pursuant to Applicable Law and the organizational documents, (d) all share certificates (if any) representing the Shares and Equity Interest have been validly issued, fully paid and subscribed and delivered in accordance with Applicable Law and the organizational documents, and (e) except as otherwise provided in the Existing Shareholders’ Agreement, are not subject to any Liens (other than Permitted Liens), preemptive rights or any other rights of Third Parties created by any Applicable Law or by any agreement (either written or oral) to which the Seller, any of the Target Companies and/or any of their respective Affiliates are parties of or bound to.

9.2.2Ownership. Seller is, as of the date hereof, and shall remain until the Closing Date, the only lawful and registered owner, on its account, with valid and negotiable title, of one billion, fifteen million, eight hundred fifty-three thousand, six hundred and seven (1,015,853,607) common shares and one billion, fifteen million, eight hundred fifty-three thousand, six hundred and seven (1,015,853,607) preferred shares issued by the Company, all with no par value, fully subscribed and paid in, and free and clear of any Liens (other than Permitted Liens) (“Shares”). The Company is, directly or indirectly, as of the date hereof, and shall remain until the Closing Date, the only lawful and registered owner and holder of all equity and voting stakes indicated in Exhibit A in each of the Target Companies as specified therein (“Equity Interests”), and holds, and shall hold until the Closing Date, valid and negotiable title of all Equity Interests, free and clear from any Liens other than Permitted Liens. Except as described in the “Section 9.2.2” of the Disclosure Letter, there are no other agreements, covenants, undertakings or obligations executed or undertaken by Seller, any of the Target Companies and/or any of their respective Affiliates concerning the direct or indirect sale, purchase, transfer, endorsement, creation of any Lien, exercise of voting rights or assignment, of any of the Shares and/or the Equity Interests, or that affect (or may be reasonably expected to affect) any such Shares and/or Equity Interests in any manner. Except as otherwise provided in this Agreement, in the applicable Existing Shareholders’ Agreement and in the “Section 9.2.24(ii)” of the Disclosure Letter, there are no subscription rights, options, conversion rights, repurchase rights, redemption, stock option plans or other equity-based incentive plans, commitments, warrants, subscription warrants (bônus de subscrição), debentures or any other securities convertible into shares or quotas issued by the Target Companies or any similar rights related to any Shares or Equity Interests, that may be exercised by Seller or by any Third Party. The Target Companies have not authorized, issued, offered nor entered into any agreement granting any Third Party any rights or titles and securities, subscription bonus or promissory notes that could, somehow, represent or be converted into their capital stock.

9.2.3Organization and Status. The Target Companies: (a) are duly incorporated and validly existing and in good standing pursuant to each Applicable Law; (b) have the (corporate or of any other nature) power and authority necessary to hold, lease, maintain and use their assets, of any nature, and to conduct their businesses, as and where currently held, maintained, operated or conducted; (c) are not subject to any bankruptcy proceeding or similar proceeding that delay, restricts or prevents the conclusion of the Transaction, or the operation of their businesses as they are currently operated in the ordinary course; and (d) have never carried out any activities that exceed their respective corporate purposes.

9.2.4Bylaws and Articles of Associations. “The organizational documents of each Target Company as provided to the Purchaser in July 2025 are currently in effect. The Target Companies are not in violation of any provisions of their organizational documents.

9.2.5Headquarters and Branches. “Section 9.2.5” of the Disclosure Letter contains a list of all the headquarters, offices, branches and establishments of the Target Companies.

9.2.6Management. “Section 9.2.6” of the Disclosure Letter contains a list of all the directors and officers (administradores) of the Target Companies. All such directors and officers (administradores) were hired or engaged in accordance with the Applicable Law.

9.2.7Authority.(a) The Company has the powers and authority required to enter into this Agreement, perform the acts set forth herein and comply with all obligations undertaken herein, and there is no legal or contractual impediment in relation to the Target Companies for the performance of the acts set forth in this Agreement; (b) this Agreement was, and all other instruments related to it, upon execution, will have been duly executed and delivered by the Company (assuming due authorization, execution and delivery by Purchaser and by the other Parties herein); (c) this Agreement constitutes, and, upon its execution, all other documents related to it, shall constitute valid and legal obligations, binding upon the Company and enforceable against the Company; (d) there is no Claim or Governmental Order in force or pending or, to the Seller’s knowledge, threatened against any of the Target Companies and/or any of its respective Affiliates that, if adversely decided, (i) prevents, challenges, restrict or delays the consummation of the Transaction, or (ii) otherwise prevents, challenges, restricts or delays the compliance by the Company with any of its obligations set forth herein.

9.2.8Subsidiaries. Except as described in the “Section 9.2.8” of the Disclosure Letter and for the Target Companies themselves, the Target Companies (a) do not hold, directly or indirectly, any quotas, shares, other securities, or other corporate interest of any kind in the capital stock or any securities convertible into equity interest in any company, nor do the Target Companies hold, directly or indirectly, another patrimonial or non-patrimonial interest in any other Person; and (b) did not undertake any commitment to acquire any equity interest in the capital stock or any bonds and securities convertible into equity interest in any other Person.

9.2.9No Conflict. Subject to the Conditions Precedent, the execution, delivery and performance of this Agreement and all other documents related to it by the Target Companies, and the transfer of the Shares by Seller to Purchaser, shall not (a) result in a breach of, or conflict with: (i) any provision of the Target Companies’ organizational documents or any resolution adopted by their respective shareholders, quotaholders, partners, directors, officers or managers; (ii) any contract, agreement or commitment (either oral or in writing) entered into by any of the Target Companies, or by which any of them or of their assets are otherwise bound; (iii) any Applicable Laws to which the Target Companies are subject to, and/or (b) result in the creation of any Liens on the Shares and/or Equity Interests, as well as on any of the Target Companies’ assets.

9.2.10Approvals and Consents. Except for the approvals and consents described in Sections 5.1 and 5.2, no other consent, approval, authorization, license, permit, protocol or notification from or to any Person (including any Governmental Authority), is necessary or required for the execution and performance by the Target Companies of this Agreement and of the obligations arising from this Agreement.

9.2.11Powers of the Signatories. The individuals representing the Company in the execution of this Agreement, as well as in each other instruments in relation to this Agreement to which the Company is (or comes to be) a party, have legal capacity and have sufficient powers for such.

9.2.12Main Corporate Books. The Target Companies’ Share Transfer Books (Livros de Transferência de Ações Nominativas) and Share Registry Books (Livros de Registro de Ações Nominativas) are duly registered, in good order complete and updated, with all relevant entries, which accurately reflect the ownership of the Seller, directly or indirectly, over all the Shares and the Equity Interests, as detailed in “Exhibit A”.

9.2.13Other Corporate Books. Except as described in the “Section 9.2.13” of the Disclosure Letter, the other mandatory corporate books of the Target Companies, as required by Applicable Laws, are duly registered, in good order, complete and updated in all material aspects in accordance with Applicable Law.

9.2.14Dividends and Other Pecuniary Advantages. Except as described in the “Section 9.2.14” of the Disclosure Letter, there are no unpaid amounts owed by the Target Companies to the Seller, other former shareholders, quotaholders or partners, Affiliates and/or their respective Related Parties, such as dividends or any other form of distributions to be declared or distributed, and other pecuniary advantages (including interest on capital (juros sobre capital próprio). Except for the Existing Shareholders’ Agreements, the Target Companies are not subject to, or under the effects of any contractual provision, commitment, agreement, or judicial, arbitral or administrative decision or order that imposes any limitation or restriction on approval and/or distribution of dividends, interest on capital, or other amounts to shareholders, or that makes unavailable, freezes or attaches such dividends, interest on capital, or other amounts payable to its shareholders. All previously declared and distributed dividends or other form of distributions or pecuniary advantages (including interest on capital (juros sobre capital próprio)) were properly made in compliance with the Applicable Law and the organizational documents of Target Companies.

9.2.15Financial Information; Books and Registries. “Section 9.2.15” of the Disclosure Letter contains true and complete copies of (i) the unaudited managerial consolidated financial statements of the Company as of December 31st, 2024, (ii) the audited or unaudited, as applicable, financial statements of the Target Companies (except for CCR USA, Inc. and CARE N.V. which are inactive) as of December 31st, 2024; and (iii) the unaudited managerial consolidated balance sheet of the Company with base date of September 30, 2025 (jointly, the

“Financial Statements”). The Financial Statements: (a) were prepared in accordance with the Applicable Laws, Accounting Principles, accounting books and other records of the Target Companies, and can be properly reconciled with the financial statements and accounting records maintained by the Target Companies for Tax purposes; (b) except for any qualifications in the report issued by the independent auditors, reflect, in all material aspects, in a true, correct and accurate manner, the financial, operational and accounting situation, as well as the assets, properties, contingencies, obligations and liabilities, profits and losses and cash flow of the Target Companies on a consolidated basis on the base periods set out therein, in accordance with the Accounting Principles consistently applied; (c) make proper and adequate provision of all bad debts and for depreciation on fixed assets; (d) do not overstate the value of current or fixed assets in any material aspect; (e) do not understate any liabilities (whether actual or contingent), in any material aspect; and (f) contain either provision adequate to cover, or appropriate particulars in notes of, all Tax (including deferred Tax) and other liabilities (whether quantified, reasonably contingent, disputed or otherwise) of the Target Companies as of the base date. All accruals and reserves shown in the Financial Statements are adequate, pursuant to the Applicable Law and the Accounting Principles, in all material aspects. No notice or allegation that the Target Companies’ records are incorrect or should be rectified has been received by either the Seller or by any of the Target Companies (or is otherwise threatened, to the knowledge of the Seller). The financial statements and the management accounts of each Target Company for the last five (5) fiscal years have been duly approved by the competent corporate bodies in accordance with Applicable Law, and the respective corporate resolutions approving them, where required by Applicable Law, have been duly registered with the competent Governmental Authorities.

9.2.16Accounts Receivable and Accounts Payable. All accounts receivable of the Target Companies are properly reflected in the Financial Statements and represent valid obligations arising from services effectively rendered or transactions effectively consummated and present a level of provision for default consistent with their ordinary course (provided that, in respect of Curaçao Airport Partners N.V., there are auditor comments as disclosed in “Section 9.2.16” of the Disclosure Letter). There are no Claims pending (or, to the knowledge of the Seller, threatened) against any Target Company involving any contestation, claim or right of set-off under any contract with any debtor of accounts receivable with respect to the amount or validity of the relevant account receivable. All accounts payable of the Target Companies are materially reflected in the Financial Statements and represent valid obligations arising from transactions effectively consummated in the ordinary course (provided that, in respect of Curaçao Airport Partners N.V., there are auditor comments as disclosed in “Section 9.2.16” of the Disclosure Letter). All accounts payable of the Target Companies have or will have arisen from bona fide arm’s length transactions in the ordinary course.

9.2.17Assets. The Target Companies are the lawful owners and possessors of, have the legitimate right over or have acquired the right to use, all the assets used in the conduct of their business, – either real, personal or mixed, tangible or intangible – (including those listed in Financial Statements), all of which are free and clear of all Liens. All the assets owned or used by the Target Companies are in a good state of use, repair, operation and conservation, except for normal wear and tear that is not material in nature or cost and are sufficient for the conduct of the businesses and operations of the Target Companies in accordance with the ordinary course.

9.2.18Guarantees. Except as provided for in the “Section 9.2.18” of the Disclosure Letter, there are no guarantees, security interests, collateral, or letters of credit in effect (or agreement to grant any of the foregoing) that were granted by any of the Target Companies in favor of any Person (including third parties, shareholders, members of management, employees or service providers of the Target Companies, the Seller and/or any of their respective Affiliates and/or Related Parties).

9.2.19Conduct of Business. Except as described in the “Section 9.2.14” and “Section 9.2.19” of the Disclosure Letter, as of September 30, 2025 until the date hereof, the Target Companies (i) have conducted their business in the ordinary course and, during this period, there was no fact that results or that may be reasonably expected to result in a Material Adverse Effect to the Target Companies, (ii) have not contracted or incurred new Indebtedness or contingencies individually or in aggregate in excess of [**] (or its equivalent in local currency per the FX Rate as of the date hereof); (iii) have paid all obligations reflected in the Financial Statements at the proper time; (iv) have made the material investments contemplated for the relevant period, and no investment outside the ordinary course has been approved or implemented, (v) have not declared or distributed dividends (including interim dividends) or other forms of distribution or pecuniary advantages (including interest on capital (juros sobre capital próprio ) to the Seller and/or its Affiliates, except for the Target Companies); (vi) have not created Liens on, transferred or otherwise committed any asset of the Target Companies, nor have acquired assets or entered into any agreement that changes the nature or use of their assets; (vii) have not entered into any agreement between, on one side, one of the Target Companies, and, on the other side, any of their Related Parties; (viii) have not adopted or changed any Tax election, nor have changed any Tax accounting method; (ix) have not revaluated any of their assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable; (x) have not changed the basis of valuation of stocks and work in progress, as well as the rate of depreciation applied in respect of each fixed asset; (xi) have not increased, or promised to increase, the remuneration paid to the Target Companies’ directors, officers, managers, employees or exclusive service providers, or paid, or promised to pay, any bonuses or extraordinary remuneration thereto (except as otherwise required by the Applicable Law and ongoing and ordinary course Target Companies’ remuneration policies); and, (xii) have not issued, or promised to be issued, any securities (either convertible or not into Shares and/or Equity Interests).

9.2.20Material Agreements. “Section 9.2.20(a)” of the Disclosure Letter contains a list of all Material Agreements in full force and effect to which any of the Target Companies are a party to or by which any of its assets are bound. Each of the Material Agreements was executed in accordance with the Applicable Law, the ordinary course of business of the Target Companies, and is valid, enforceable, and binding on the Target Companies that are parties to it. The Target Companies comply with their respective contractual obligations, pecuniary or otherwise, as set forth in the Material Agreements, in all material aspects. The Target Companies have not sent or received any notice of breach, partial or full termination, or demand for payment of penalties or indemnification under any of the Material Agreements listed in the “Section 9.2.20(a)” of the Disclosure Letter. The Target Companies have not assigned or waived any right under any of the Material Agreements listed in the “Section 9.2.20(a)” of the Disclosure Letter. Except as described in “Section 9.2.20(b)” of the Disclosure Letter, there are no Claims pending (or, to the knowledge of the Seller, threatened) in connection with any of the Material Agreements listed in the “Section 9.2.20(a)” of the Disclosure Letter. Except for the Conditions Precedent, the execution and performance of this Agreement do not (a) result in the acceleration of any obligation under any of the Material Agreements entered into by any of the Target Companies, or in the obligation of the Target Companies to comply with such Material Agreements under more burdensome or less favorable terms, (b) trigger the right of any Third Party to terminate, suspend and/or cancel a Material Agreement; (c) trigger any mandatory payment under a Material Agreement; and/or (d) result in the loss of a right or benefit of any of the Target Companies under a Material Agreement.

9.2.21Real Estate.

(i)	The Target Companies do not own any real estate properties.
(ii)	“Section 9.2.21(ii)” of the Disclosure Letter contains a complete and up-to-date list of all real estate properties occupied or used by the Target Companies, but not owned by them (“Leased Properties”), except for those properties which are occupied by the Target Companies under the terms of the applicable Concession Agreements, including (x) all free leases, leases, sub-leases, occupancy or license agreements (in respect of real property) or any other agreement related to the use of a space, and (y) all real estate areas and facilities used or in the possession by the Target Companies, including, where applicable, the execution date, term, price, complete address, area and owner’s name, to which any Target Company is a party with respect to properties occupied or used by the Target Companies and owned by third parties (“Lease Agreements”). (a) The Lease Agreements are valid, in full force and effect, were entered into in compliance with Applicable Law and are enforceable by the Target Companies in accordance with their terms. Each Target Company has duly performed and is in compliance, in all material respects, with its obligations thereunder, and no change of Control restriction therein would, by reason of the Transaction, entitle the counterparty to terminate any such Lease Agreement or to seek indemnification, penalties or other amounts; (b) the Leased Properties are fully available for the Target Companies’ use and operation, free from adverse possession, wrongful occupation, Liens or other restrictions; and (c) the Leased Properties are not subject to any pending expropriation, eviction, repossession or other compulsory measures.

(iii)

Except as described in the “Section 9.2.21(iii)” of the Disclosure Letter, all Leased Properties and properties which are occupied by the Target Companies under the terms of the applicable Concession Agreements (“Occupied Properties”, and, together with the Leased Properties, the “Real Estate Properties”): (a) are in good condition for their current use and purpose, except for regular wear and tear; (b) are free from wrongful possession, adverse possession, occupancy or threats of any nature that would affect the respective Target Company’s ability to continue operating in its ordinary course of business (it being certain that their possession is exercised in a lawful, just, peaceful, continuous manner, in good faith and without opposition); (c) do not present condominium agreements or other similar agreements; (d) are not the object, in whole or in part, of any project for expropriation or declaration and public use for purposes of expropriation or temporary occupancy; and (e) to the knowledge of Seller, there have been no facts that would prevent Real Estate Property from being occupied by the Target Companies immediately following the Closing in the same manner as occupied by the Company immediately prior to the Closing.

(iv)

Except as provided in the “Section 9.2.23” (Litigation) of the Disclosure Letter, there is no Claim (or, to the knowledge of the Seller, threatened Claim) involving any of the Target Companies and/or the Seller related to any Real Estate Property.

(v)

Unless otherwise set out in “Section 9.2.21(v)” of the Disclosure Letter, all expenses, Taxes, fees, or any other amounts or relevant obligations of the Target Companies, as the case may be, payable until the date hereof, in relation to the ownership and use of the Real Estate Property, have been properly paid and complied with, and shall continue to be, duly paid and complied with until the Closing Date.

(vi)

Unless otherwise set out in “Section 9.2.27” (9.2.27 Operational Licenses and Permits) of the Disclosure Letter, all Real Estate Properties maintain and have obtained, in accordance with the Applicable Law, all real estate licenses, permits and authorizations required for their lawful use and operation, including, as applicable, occupancy certificates (Habite-se), Fire Department Inspection Certificates (AVCB), and operation or functioning licenses (or equivalent), which are valid and in full force and effect, and no facts or circumstances exist that would reasonably prevent their renewal or continuation.

(vii)

There are no Leases, subleases or loans for use agreement involving any of the Real Estate Properties, except for lease or occupancy agreements where any of the Target Companies have granted the right of use to third parties (the “Airport Third Party Lessees”), in which case each Airport Third Party Lessee has occupied the respective areas in the ordinary course expected from an airport commercial occupant, in compliance with the respective occupancy terms and, to Seller’s knowledge, not creating any material liability to the Target Companies (especially from an environmental or Tax nature), and the Seller and the Target Companies reasonably expect such Airport Third Party Lessees to continue fulfilling the terms of their occupancy agreements in the ordinary course. There are no Claims in which any of the Target Companies is a party or, to the Seller’s knowledge, threatened against the Target Companies, before a court of justice, or any Governmental Authority or arbitration chamber, of any nature, involving the occupation and/or any material payments or fines where the Airport Third Party Lessees are plaintiffs or defendants.

9.2.22 Taxes.

(i)

Except if otherwise established in “Section 9.2.22(i)” of the Disclosure Letter, the Target Companies, in all material aspects: (a) have paid all Taxes levied on their activities, including with respect to any amounts paid or owed to any employee, independent contractor or creditor thereof, (b) have complied with all of their tax and social security obligations under Applicable Laws, and (c) have presented all tax returns, statements, reports or other documents concerning the determination, assessment or collection of Taxes under Applicable Laws. The

Taxes due by the Target Companies (a) have been properly recorded in their respective Financial Statements and have been, and will have been on the Closing Date, fully and timely withheld or paid (or, where the Tax returns have not yet been filed or withholding or payment is not yet due, the Target Companies have made adequate provision for all such Taxes in their respective Financial Statements in accordance with the Applicable Law and the Accounting Principles); and (b) have maintained copies of such Tax returns until the later of the expiration of any applicable statute of limitations for the taxable period of such Tax return or for Tax returns showing a Tax loss carryforward or similar Tax attribute, the taxable period in which such carryforward or attribute is utilized. The Target Companies have not ceased to pay any Taxes due to favorable judicial decisions prior to a final and unappealable decision.

(ii)

Except as set forth in “Section 9.2.23” (Litigation) of the Disclosure Letter, the Target Companies are not subject to any Claim regarding Taxes, and, to the Seller’s knowledge, there is no audit or investigation proceeding in course, and no notice was received from any Governmental Authority regarding any scheduled inspection or commencement of new proceedings.

(iii)

Except as set forth in “Section 9.2.22(iii)” of the Disclosure Letter, the Target Companies have not (a) entered into any agreements with Tax Governmental Authorities for the payment of late Taxes and/or any Tax installment program, (b) benefitted from any Tax amnesty or Tax rulings before any Governmental Authority, and (c) been beneficiaries under any Tax benefit program or entitled to any special Tax regime.

9.2.23 Litigation. Except if otherwise set forth in “Section 9.2.23” of the Disclosure Letter, there are no Claims in which any of the Target Companies is a party or, to the Seller’s knowledge, threatened against the Target Companies, before a court of justice, or any Governmental Authority or arbitration chamber, of any nature, including those involving labor, Tax, civil, real estate, corporate, intellectual property, data privacy, regulatory and compliance aspects that may represent possible disbursements, by the Target Companies, in favor of the respective plaintiff, involving amounts that, individually (or in the aggregate in relation to related matters), exceeds one hundred thousand Reais (R$ 100,000.00) (or its equivalent in local currency per the FX Rate as of the date hereof).

9.2.24 Benefits to Employees; Labor Litigation; Union Activity.

(i)

The Target Companies, in all their material aspects, comply with the Applicable Laws governing labor, employment and social security practices, Taxes or employer charges in general, including all applicable Laws relating to wages, workday, overtime, compensation of hours worked, night shifts, intervals, collective bargaining conventions and agreements, severance guarantee fund (Fundo de Garantia por Tempo de Serviço – FGTS), the National Social Security Institute (Instituto Nacional de Seguridade Social – INSS), termination fees, employment discrimination, civil rights, immigration control, employee classification, safety and health rules and respective allowances, vacation payments, 13th salaries (Christmas bonus), workers’ compensation, pay equity, profit sharing obligations, variable remuneration, benefit plans in general, information privacy and security, and have registered all their employees in accordance with the Applicable Law. The Brazilian Target Companies have made full contributions to the FGTS and the INSS with respect to all their employees and their former employees.

(ii)

Except as disclosed in “Section 9.2.24(ii)” of the Disclosure Letter, there is no relevant contract or other agreement with current or former employees, directors and/or officers of the Target Companies, that contains provisions of an exceptional nature or that allows a prior notice period and/or a payment due to redundancy. Except as disclosed in “Section 9.2.24(ii)” of the Disclosure Letter, there is no stock option plan (or similar incentive) binding any of the Target Companies.

(iii)

Except as disclosed in “Section 9.2.24(iii)” of the Disclosure Letter, there is no extraordinary compensation or special benefits, either written or oral, for payment of bonuses, variable or deferred compensation, golden parachutes, shares in profit or income, subscription or acquisition of interest, quota purchase option plans, bonuses or other similar plans, due by the Target Companies to any of their current or former employee, agent, officer, director and/or manager, including as a result of, or related to, the Transaction.

(iv)

“Section 9.2.24(iv)” of the Disclosure Letter contains a complete list in all material aspects of the benefit plans currently in force that are offered by the Target Companies to their employees, whether they are formerly registered or not.

(v)

Except as set forth in “Section 9.2.23” (Litigation) of the Disclosure Letter, there is no Claim pending or that, to the Seller’s knowledge, are threatened against the Target Companies due to any labor or social security matters, including those involving discussions on any employment agreement, service agreement, or contract of enterprise in which employees, former employees, or third parties seek the recognition of an employment relationship, or the payment of any remuneration, including vacation pay, overtime, hazardous conditions premium or unhealthy conditions premium, that may represent a potential disbursement, individually or in aggregate with the related matters, exceeding [**] (or its equivalent in local currency per the FX Rate as of the date hereof). No audit or other examination of any labor, employment and social security practices, Taxes or employer charges in general of Target Companies has ever been conducted and none are presently in progress to the knowledge of the Seller, nor have the Target Companies been notified of any request for such an audit or other examination, in each case, that has not been completed or otherwise resolved.

(vi)

“Section 9.2.24(vi)” of the Disclosure Letter contains a complete and updated list of the collective bargaining agreements and of the collective conventions applicable to the employees of the Target Companies. The Target Companies duly complied with such agreements and conventions in all their material aspects.

(vii)

To the Sellers’ knowledge, there are no strikes, slowdowns or picketing that affect the Target Companies, and there are no labor disputes between any of the Target Companies and any union or labor organization.

(viii)

The Target Companies do not have any liability (other than subsidiary liability attaching under applicable Brazilian laws) regarding labor and employment matters of any Person as a result of any outsourcing (terceirização) or assignment of manpower, in respect of which the Target Companies have fulfilled applicable requisites under labor laws to avoid joint and several or direct liability. The Target Companies do not have contracts with any cooperatives.

9.2.25 Transactions with Related Parties. Except if otherwise disclosed in “Section 9.2.25” of the Disclosure Letter, there is no contract, agreement or Indebtedness between the Target Companies, on one side, and Seller, any of its Affiliates (excluding the Target Companies), and/or any of its Related Parties, on the other side.

9.2.26 Environmental Matters. Except as otherwise disclosed in “Section 9.2.26” and “Section 9.2.23” (Litigation) of the Disclosure Letter: (a) the Target Companies has always complied, in all material aspects, with the environmental Laws; (b) to Seller’s knowledge, none of the Target Companies has, or operates on or with, any immovable property that is contaminated with any substance subject to any Environmental Law; (c) none of the Target Companies is liable under any Environmental Law for any contamination of, or disposal of waste on, land owned by third parties; (d) there are no Claims pending, or, to the Seller’s knowledge, involving alleged violations of Environmental Law by any of the

Target Companies; and (e) there are no Claims or governmental audits or investigations concerning or against any of the Target Companies resulting from, or related to, any environmental matter in any court or tribunal or Governmental Authority.

9.2.27 Operational Licenses and Permits. Except as set forth under “Section 9.2.27” of the Disclosure Letter, the Target Companies maintain and are in compliance, in all material aspects with all Licenses required for the conduct of its businesses in the ordinary course, and such Licenses are in full force and effect. Except as set forth under “Section 9.2.27” of the Disclosure Letter, there are no Claims, requirements or clarification requests concerning the Target Companies, on one side, and any Governmental Authority, on the other side, that (a) may result in the suspension, cancellation or revocation of any Licenses, nor in the impossibility or hinder the extension of Licenses; (b) may result in the imposition of material fines, sanctions, penalties, damages, losses or contributions related to obtaining or extending the Licenses; and/or (c) relate to the lack, insufficiency or need of any Licenses before any Governmental Authority. The implementation of the Transaction shall not cause any breach or result in the cancelation, revocation, modification or termination of any License.

9.2.28 Intellectual Property. “Section 9.2.28” of the Disclosure Letter contains a complete and updated list of all registered Intellectual Property owned, licensed or used by the Target Companies, to which the Target Companies are the lawful and undisputed owner, licensee or sublicensee. The Intellectual Property rights of the Target Companies are valid and enforceable, and the Target Companies hold the Intellectual Property rights free and clear from any Liens. The Target Companies have taken all necessary measures for the acquisition and maintenance of the ownership and/or property of its respective Intellectual Property, having performed and paid all registrations, maintenance and renewal fees related to its respective Intellectual Property, and filed all necessary documents, registrations and certifications related to its respective Intellectual Property. There are no royalties, fees or other payments to be made by the Target Companies to any third party by virtue of the ownership, development, use, license, sale or disposition of its respective Intellectual Property. There are no Claims pending (or, to the knowledge of the Seller, threatened) in connection with any of the Target Companies Intellectual Property, including those challenging its validity, ownership, exclusivity, distinctiveness, use or commercial exploitation. To the knowledge of the Seller, none of the Target Companies infringes, expropriates, unduly uses, misappropriates or violates any Intellectual Property owned by any third-party, and there is no Claim pending (or, to the knowledge of the Seller, threatened) in that regard.

9.2.29 Privacy and Data Protection. The Target Companies comply, in all material aspects, with all Applicable Laws relating to privacy and data protection, including Law No, 13,709/2018 (Lei Geral de Proteção de Dados Pessoais – “LGPD”), Law No. 12,965/2014 (Marco Civil da Internet), Law No. 8,078/1990 (Código de Defesa do Consumidor) and the regulations issued by the National Data Protection Authority. The Target Companies have made all disclosures to, and obtained consents from, users of its services, customers, employees, and Governmental Authorities, required by Applicable Laws. Except as provided in the “Section 9.2.29” of the Disclosure Letter, to the knowledge of the Seller, there was no loss, theft, unauthorized disclosure or unauthorized access to any Personal Data used or processed by the Target Companies or on their behalf. There has not been, nor there is, on the date hereof, any requests from data subjects, including requests for access, rectification, exclusion, revocation of consent, or exercise of the other data subjects’ rights provided for in the LGPD, which unjustifiably has not been complied with by the Target Companies. The Target Companies have implemented and maintain appropriate measures designed to safeguard the Personal Data against unauthorized or accidental access, destruction, loss, alteration, disclosure, or any form of unlawful, inadequate or improper processing. To the knowledge of the Seller, all third-party data databases purchased by the Target Companies were acquired in accordance with the applicable Laws in all material aspects. The Target Companies have neither sold their own databases nor granted unrestricted access to their databases in a manner that could compromise their integrity, authenticity or confidentiality or that could otherwise infringe the Applicable Laws. There are no Claims pending (or, to the knowledge of the Seller, threatened) in connection with any alleged violations of the applicable privacy and data protection Laws by any of the Target Companies.

9.2.30 IT Systems. Except for the IT systems used as described in “Exhibit 10.9” (the “CSC Systems”), all data and information related to the Target Companies, their respective businesses and activities, necessary and/or used by the Target Companies in the conduct of their businesses and activities are owned exclusively by the Target Companies and are properly stored, directly or indirectly, by the Target Companies, on data storage servers, to which the Target Companies have full access. There has been no material performance failure on any data storage server, hardware, network, software, database, telecommunications system, website, IP address, interface and related systems (collectively, “IT Systems”) that has affected any of the Target Companies’ businesses or activities or that has resulted in a breach of the confidentiality, integrity and availability of the IT Systems. Except as provided for in “Section 9.2.29” (LGPD) of the Disclosure Letter, to the knowledge of the Seller, there have been no unauthorized intrusions or breaches of such IT Systems, nor any loss of its data, even if incidentally. For the avoidance of doubt, nothing in this Section 9.2.30 shall be construed as a representation regarding title to, or exclusive control over, the CSC Systems.

9.2.31 Insurance. “Section 9.2.31” of the Disclosure Letter contains a complete and updated list of all insurance policies related to the Target Companies and their assets which (a) are in full force and effect in accordance with their terms and conditions; and (b) are sufficient to meet all material legal requirements for the operations of the Target Companies in accordance with the Material Agreements and the Applicable Law. The Target Companies timely paid all premiums of such policies by their respective due dates and, to the Seller’s knowledge, there is no circumstance that may cause any insurance policy to be cancelled or terminated or cause the annulment of the liability of the insurance company, under the terms of such policies. There are no insurance policies maintained by any of the Target Companies that benefit any other Person than the respective Target Company. Except as indicated in the “Section 9.2.31(ii)” of the Disclosure Letter, there are no pending Claims against the Target Companies under said insurance policies, and, to the Seller’s knowledge, there is no circumstance that would probably give rise to a Claim.

9.2.32 Relationship with the Government; Anticorruption Laws. Except as covered in any leniency agreements entered into with Governmental Authorities prior to the date hereof and judicial and administrative proceedings that are of public knowledge and available in the Seller’s Reference Form as of the date of execution hereof, which (a) does not involve directly any of the Target Companies, and (b) are in full and timely compliance by Seller and its Affiliates, the Target Companies and their Representatives (acting in such capacity) did not, directly or indirectly through a Third Party, paid, delivered, offered, authorized or promised money or any other object of value, to any Governmental Authority (including any officer or employee of a government owned or controlled company or of a public international organization) or to any other Person with the purpose of influencing any decision or obtaining or maintaining any benefits on their behalf, in breach of any Applicable Laws. Moreover, the Target Companies Purchaser and their Representatives (acting in such capacity) are aware and comply with the Anticorruption Laws and declare that they maintain internal mechanisms and procedures for integrity, auditing, and the encouragement of reporting of irregularities, as well as the effective enforcement of codes of ethics and conduct. There are no Claims pending (or, to the knowledge of the Seller, threatened) in connection with any offense or alleged violations under any Anticorruption Laws by any of the Target Companies, except for judicial and administrative proceedings of public knowledge and available in the Seller’s Reference Form as of the date of execution hereof. To the knowledge of the Seller, the Target Companies are not subject to any investigation or inquiry by any Governmental Authority regarding any offense or alleged offense under any Anticorruption Laws.

9.2.33 Concession Agreements. (i) The Concession Agreements are valid, in full force and effect, and are enforceable against and by the relevant Subsidiary in accordance with Applicable Law. (ii) Except as disclosed in “Section 9.2.33(ii)” of the Disclosure Letter, the Target Companies are and have always been, and will have been on the Closing Date, materially complying with all obligations set forth in the Concession Agreements, including the obligations to make the required capital contributions as established in the relevant Concession Agreements. (iii) None of the Target Companies nor the Seller is in breach or default under any Concession Agreement that has resulted (or reasonably would be expected to result) in the termination of the relevant Concession Agreement. (iv) Except as disclosed in “Section 9.2.33(ii)” of the Disclosure Letter, none of the Target Companies nor the Seller is in breach or default under any Concession Agreement that has resulted (or reasonably would be expected to result) in the imposition of contractual penalties, individually or in the aggregate with related matters, exceeding [**] (or its equivalent in local currency per the FX Rate as of the date hereof). (v) To the Seller’s knowledge, the bidding process through which the concession was granted under the terms of the Concession Agreement, including any amendments executed up to the present date, has complied and complies in all respects with Applicable Law and is therefore considered, for all purposes, a valid process. (vi) Subject to obtaining the Concession Approvals, the consummation of the Transaction shall not violate or result in a breach of any of the Concession Agreements. (vii) Except as disclosed in “Section 9.2.33(vii)” of the Disclosure Letter, there are no Claims pending (or, to the knowledge of the Seller and/or the Target Companies, threatened) involving any of the Target Companies and the Concession Agreements.

9.2.34 Power of Attorney. “Section of 9.2.34” of the Disclosure Letter contains a list of all powers-of-attorney granted by the Target Companies, except for ad judicia. To Seller’s knowledge, there has been no fraudulent or unlawful use of any of the powers of attorney granted by the Target Companies.

9.2.35 Bank Accounts. “Section of 9.2.35” the Disclosure Letter contains a complete list of all the accounts, deposit contracts, loan contracts, savings accounts, and investment accounts of the Target Companies.

9.2.36 Brokerage Fees and Commissions. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Target Companies who would be entitled to any fee, rate, premium or commission from any of the Target Companies in connection with the transactions contemplated by this Agreement.

9.2.37 No threshold revenues for antitrust purposes. None of the Target Companies (other than Curaçao Airport Partners N.V.) had revenues exceeding fifteen million Caribbean guilders (XCG 15,000,000) in Curaçao in the calendar year immediately preceding the date as of which this representation is made.

9.3No other Representation. Except as set forth in Sections 9.1 and 9.2, neither the Seller nor the Target Companies or any of their Representatives, has made, nor is making, any representations or warranties whatsoever with respect to the Target Companies, their respective assets, liabilities, operations, employees and equity holders, any ancillary documents or any of the transactions contemplated hereby or thereby, or any information disclosed to the Purchaser by or on behalf of the Target Companies, including confidential information or any other similar documentation in connection with the transactions contemplated by this Agreement or any ancillary documents.

9.4Disclosure Letter Update. To the extent that any subsequent new fact or circumstance arises after the date hereof, and prior to the Closing Date, that results in a change to the respective representation and warranty or any Section of the Disclosure Letter or the inclusion of a new Section of the Disclosure Letter (if originally there was no Section), Seller shall have the right and obligation to update its respective representations and warranties under this Chapter 9 (in accordance with their own terms, i.e. with or without the applicable knowledge or materiality qualifiers contained therein) and the respective Sections of the Disclosure Letter, so that they are true, correct and complete on the Closing Date for all purposes of this Agreement, except if and to the extent any such update (i) affects a Fundamental Representation or (ii) represents a Material Adverse Effect or (iii) refers to facts or actions prior to two (2) days before signing. For avoidance of doubt, Seller’s right and obligation to update the Disclosure Letter under the terms of this Section shall not limit or prejudice Purchaser’s indemnification rights under this Agreement.

CHAPTER 10. ANCILLARY OBLIGATIONS

10.1Confidentiality. The Parties agree that, for a period of five (5) years as of the date hereof, they (on their own behalf and on behalf of its Affiliates and Representatives) shall maintain as confidential the existence and the terms of this Agreement, any other document related to the transactions set forth herein and the negotiations related hereto. In addition, (i) Seller (on its own behalf and on behalf of its Affiliates and Representatives), for a period of five (5) years as of the Closing (if a Closing occurs), and (ii) Purchaser (on its own behalf and on behalf of its Affiliates and Representatives), for a period of five (5) years as of the date hereof (if no Closing occurs), shall maintain under secrecy all Confidential Information related to the other Party, the Target Companies and their businesses and shall not use such information for themselves or to any purposes other than the implementation of the transactions set forth in this Agreement.

10.1.1 For the purposes of this Agreement, “Confidential Information” means any and all non-public technical and non-technical confidential or proprietary information of the relevant Party (or of any of its Affiliates) or of the Target Companies, as the case may be, including trade secrets, techniques, know-how, processes, equipment, algorithms, software, design details and specifications, financial information, customer lists, customer personal information, business forecasts, sales and marketing plans as well as all notes, analysis, reports, compilations, studies, interpretations, summaries or other documents; and also any information on the terms or negotiation of this Agreement or of the documents mentioned herein.

10.2Notwithstanding the provision above, the limits on disclosure of Confidential Information provided under this Agreement are not applicable when the Confidential information: (a) is in public domain; (b) becomes known to the public after its disclosure to the receiving party, if the receiving party did not have any part in its disclosure to the public; (c) is disclosed in order to ensure the effectiveness of the provisions set forth herein (including the Conditions Precedent and those related to the enforcement of the obligations set forth herein), provided that the Party discloses the minimum necessary for such purposes; (d) is disclosed by reason of compliance with any Applicable Laws or with an order from any Governmental Authority (provided that, in this case, the receiving party promptly sends a written communication to the disclosing party regarding the order it has received, and discloses the minimum necessary to comply with the respective order); and/or (e) is disclosed with the prior written consent of the Party owning such Confidential Information. Upon termination of this Agreement, all documents (including their copies) obtained under this instrument by a Party from any other Party (including the Target Companies) shall be returned to such Party and each of the Parties shall remain unauthorized to use said information obtained under this Agreement in relation to the other Party or the Target Companies for a period of five (5) years as from the termination date. Any violation of this Agreement by the Party may cause irreparable damages to other Party. The Parties agree that the Parties are entitled to appropriate equitable relief (including injunctive relief or specific performance) for any such breach of this Agreement. Such remedies shall not be exclusive nor be in derogation of any other rights or remedies which a Party may have under this Agreement or under statutory or common law. All the Party’s rights and remedies shall be cumulative and may be exercised separately or concurrently, subjecting the Party to the payment of compensation and/or indemnification to the Party that suffers any loss or incurs any liability solely as a result of any of the other Parties’ breach of this Agreement.

10.3Public Announcements. The Parties and each of their respective Affiliates shall not issue, nor cause the disclosure of, any press release or announcement concerning this Agreement or the Transaction without the prior written authorization of the other Parties hereof, and this approval shall not be denied or delayed without a reasonable motive, unless if the disclosure is otherwise required by the Applicable Laws or Governmental Authority (including regulations from stock exchanges and securities exchange commissions), in which case a Party may disclose the Transaction to the extent it sends notice to the other Party at least three (3) Business Days before releasing any such disclosure and endeavor commercially reasonable efforts to consider in good faith the reasonable comments of the other Party in such communication or disclosure.

10.3.1 In that context, the Parties acknowledge that one of the Purchaser’s current Affiliates is Grupo Aeroportuario del Sureste, S.A.B. de C.V., a public company, organized and existing under the laws of Mexico, with its headquarters at Bosque de Alisos No. 47A – 4th Floor, Bosque de las Lomas, 05120 Ciudad de México, Mexico, which is listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores - BMV) and on the New York Stock Exchange (NYSE) and will therefore comply with all and any Applicable Law in this regard.

10.3.2 Notwithstanding anything on the contrary provided herein and without prejudice to Section 6.9, the Seller shall be allowed to reach out to creditors of the Target Companies, Governmental Authorities and to the current shareholders of the Target Companies for the sole purpose of informing them of the execution of this Agreement (and not any other purpose or issue concerning the Transaction, other than merely informing of execution hereof).

10.4Replacement of Guarantees. Purchaser shall use its best efforts to obtain the replacement, release or extinguishment of all personal guarantees granted by Seller and/or any of their Affiliates (except the Target Companies), including in the capacity of bona-fide depositary, all of which are listed under “Exhibit 10.4” (“Seller’s Guarantees”), within one hundred and twenty (120) days as from the Closing Date. The Parties shall at all times timely provide each other, as applicable, with any information and documents related to the process for the replacement, release or extinguishment of any of such guarantees, endeavoring their best efforts so that these events occur as soon as possible.

10.4.1 Failure to Replace the Guarantee. From the date hereof and until each of the Seller’s Guarantees has been fully replaced, released or extinguished, the Purchaser shall keep the Seller and its Affiliates fully indemnified and held harmless from and against, and promptly reimburse the Seller for, any and all Losses arising out of or in connection with any Seller’s Guarantee. If any Seller’s Guarantees remain outstanding after the period referred to in Section 10.4 above, then the Purchaser shall be obliged to present to the Seller, no later than ten (10) days after the expiration of the deadline in Section 10.4 above, a bank-issued guarantee by a first-class bank, guaranteeing one hundred percent (100%) of the remaining balance under the relevant agreements related to the Seller’s Guarantees not replaced, released or extinguished, it being certain that such bank-issued guarantee shall remain valid or shall be automatically replaced by new guarantee(s) with the same terms and conditions until the replacement, release or extinguishment of the respective Seller’s Guarantees. If Purchaser fails to (i) replace, release or extinguish the Seller’s Guarantees and (ii) provide the bank-issued guarantee by a first-class bank in the terms provided herein, then Purchaser shall pay Seller a weekly-fine of [**] of the amount that remains guaranteed under the respective Seller’s Guarantee without the corresponding bank-issued guarantee, from the expiration of the deadline provided in this Section 10.4.1 until the respective Seller’s Guarantee is fully replaced, released or extinguished; and, until that moment, Purchaser’s obligations shall remain in full force as provided under this Section 10.4.

10.5Non-Solicitation. During the period commencing on the date hereof and ending [**] years as of the Closing Date, the Seller and its Affiliates hereby undertake (a) not to perform, directly, indirectly or through third parties (interposta pessoa), and (b) not to allow any Person at the command or under the guidance of, or financed, or advised by, the Seller or any of its Affiliates and their respective representatives, to perform, directly, indirectly or through third parties (interposta pessoa) any of the following actions:

(i)

employ, contract, solicit or hire, or promise to employ, contract, solicit or hire officers and/or employees that currently occupy any position as director, officer, manager or similar role in the Target Companies;

(ii)

induce or persuade, or attempt to induce or persuade, any supplier and/or service provider not to do business, reduce the volume of business, or to terminate any business relationship with the Purchaser, the Company, its Subsidiaries and/or any of their respective Affiliates; and/or

(iii)	assist any other Person to do any of the foregoing.

10.5.1 The Parties acknowledge that the obligations set forth herein shall not apply in case (i) of a bona fide public employment solicitation made by Seller and its Affiliates which is not targeted to the Persons mentioned above, or (ii) in case it is authorized in writing by Purchaser.

10.6 Non-Compete. To the maximum extent allowed by Applicable Law, the Seller and its Affiliates agree not to, directly, indirectly or through third parties (interposta pessoa), participate (whether as owner, shareholder, quotaholder, investor, partner, operator or otherwise), in any Person (the “Restricted Person”) that, directly or through subsidiaries, operates any airport within the Territory, as from the Closing Date and for a period of five (5) years thereafter; provided that the Seller and/or its Affiliates shall not be in breach of this Section 10.6 if and to the extent that (i) the consolidated revenues derived by the Restricted Person from airport operations represent less than [**] of the aggregate consolidated revenues of the Restricted Person, and (ii) the Seller and its Affiliates have committed not to expand such airport operations which would lead the airport operations to represent more than [**] of the aggregate consolidated annual revenues of the Restricted Person.

10.7Essential Restrictive Covenants. The Parties expressly recognize and agree that the non-competition and non-solicitation obligations undertaken under the Sections 10.5 and 10.6 were an essential condition and inducement for the Parties to enter into this Agreement; and the Parties expressly agree that the restrictions contemplated herein (and the corresponding penalties provided in Section 10.7.1) are reasonable, in all circumstances, including with respect to the restricted periods and the restricted Territory.

10.7.1 If the obligation provided in Section 10.5 is breached by any person on behalf of which the Seller is obligated, then the Seller shall pay a non-compensatory punitive fine to the Purchaser in an amount equal to [**] the most recent annual gross compensation that the restricted individual, supplier or service provider received in the last twelve (12) complete months prior to the solicitation event, without limitation to the Purchaser’s right to recover additional losses and damages exceeding such penalty.

10.7.2 If the obligation provided in Section 10.6 is breached by any person on behalf of which the Seller is obligated, then the Seller shall pay a non-compensatory punitive fine to the Purchaser in an amount equal to [**] of the Purchase Price, without limitation to the Purchaser’s right to recover additional losses and damages exceeding such penalty.

10.8Severability. Despite the fact that the Parties have expressly agreed that the restrictions contemplated in Sections 10.5 and 10.6 are reasonable, in all circumstances, in case any of such restrictions is considered null or without effect by the respective arbitral tribunal or court having jurisdiction over the matter, but that it would be valid if part of the text were excluded, if the restricted period were reduced or if the restricted businesses or the restricted Territory were less broad, the Parties undertake hereby to amend the relevant Section in order to render full force and effect thereto.

10.9Post-Closing Transition Support. The Seller shall assist the Purchaser during the period commencing on the Closing Date and up to the terms indicated on “Exhibit 10.9.5” (“Transition Period”) to facilitate the seamless continuation of operations related solely to the activities set forth in “Exhibit 10.9” (“Transitional Activities”). Such support shall be consistent with the Seller’s ordinary course of business prior to the Closing Date and shall be limited to those matters reasonably necessary to ensure operational continuity of the Transitional Activities.

10.9.1 With due regards to Section 10.9.5 below, the Transition Period for each Target Company may be extended for an additional period of up to 12 months or reduced, in either case, upon the Purchaser’s written request with at least thirty (30) days in advance, subject to the Seller’s consent, which shall not be unreasonably withheld, conditioned, or delayed.

10.9.2 During the Transition Period, the Seller shall provide active and reasonable cooperation with the Purchaser and the Target Companies, including by allocating sufficient and qualified human resources — whether internal or outsourced, as reasonably necessary for such purpose — to support the effective and uninterrupted continuation of the operations of the Target Companies. The Seller undertakes to assist the Purchaser with due skill, care, diligence, and professional judgment, and in a timely, efficient and cooperative manner, in a manner consistent with past practice, and without material modification to the operational standards, practices, guidelines and procedures in effect immediately prior to the Closing Date. The Transitional Activities shall be provided with the goal of ensuring the continuity of such activities in substantially the same form, scope and level of diligence as historically performed prior to the Closing Date. Such assistance shall include the delivery of reasonably accurate, complete, and up-to-date information and the active participation of qualified personnel, consistent with the practices and reporting routines in effect prior to the Closing Date. The Seller shall not unreasonably withhold or delay any action, information, or cooperation that is customarily required for the continued performance of the Transitional Activities.

10.9.3 On the other hand, during the Transition Period, the Target Companies shall provide, on a timely basis, the appropriate tools and interface reasonably required by the Seller for the purposes of providing the Transitional Activities, including access to the reasonably required Target Companies’ systems, personnel, information, and network.

10.9.4 A supplemental price shall be due by Purchaser to Seller in the amount of R$ 56,085,748.29 in consideration for the collaboration obligation undertaken by the Seller in relation to the Transitional Activities, assuming the Transition Periods as indicated in “Exhibit 10.9.5” (“Transitional Purchase Price Adjustment”).

10.9.5 If the Purchaser does not require the Seller’s assistance as indicated above for the whole duration of the Transition Periods, the Transitional Purchase Price Adjustment will be reduced in accordance with “Exhibit 10.9.5”. If, on the other hand, Purchaser requires the Seller’s assistance for a period which is longer than the Transition Periods, the Transitional Purchase Price Adjustment will be increased in accordance with “Exhibit 10.9.5”.

10.9.6 The Transitional Purchase Price Adjustment shall be paid, in immediately available funds, according to the schedule provided under “Exhibit 10.9.6”, and Sections 3.2 to 3.5 shall apply to the Transitional Purchase Price Adjustment, mutatis mutandis.

10.9.7 In connection with the Transitional Activities, the Target Companies’ personnel shall be granted access to those portions of the Seller’s systems that are reasonably necessary for the proper performance of the Transitional Activities. If, at any time, the Seller has evidence that: (a) any personnel of the Target Companies has attempted to violate, circumvent, or has violated or circumvented applicable Laws or the Seller’s information security policies and procedures; (b) unauthorized personnel of the Target Companies have accessed the Seller’s systems; or (c) any personnel of the Target Companies poses a security risk or has engaged in any activity that may result in unauthorized access to, or use, destruction, alteration, or loss of, data, information, or otherwise cause damage or loss to the Seller or its Affiliates, then the Seller shall have the right, at its sole discretion and without prior notice, to immediately suspend, restrict, or terminate such personnel’s access to its systems.

10.9.8 Except as expressly set forth herein, Seller shall have no responsibility for occasional Losses arising from the Transitional Activities, except if such Losses are caused by breach, fraud, gross negligence or willful misconduct. Moreover, for the avoidance of doubt, Seller shall have no liability for acts or omissions or events (i) which fall out of Seller’s and its Affiliate’s control, (ii) resulting from Purchaser’s instructions, policies, systems, or failures to provide timely information or resources necessary for the performance of the Transitional Activities, or (iii) arising from the continuation of operational practices currently in place and adopted by the Seller, in line with the ordinary course.

10.9.9 All personnel assigned by Seller to perform the Transitional Activities shall be construed as being independent from the Target Companies or their Affiliates and shall not be construed as employees of the Target Companies and/or their Affiliates by virtue of the performance of such Transitional Activities. The Transitional Activities do not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the Parties.

10.9.10If Seller fails to cure any breach of its obligations under this Section 10.9 within fifteen (15) Business Days after written notice from Purchaser, Purchaser may (i) step in (or appoint a third party) to perform the affected Transitional Activities, at Seller’s cost, and/or (ii) terminate the affected Transitional Activities, without penalty. Seller shall reasonably cooperate with any step-in and promptly provide all access, information, tools and rights required for the continued performance of the affected services. Seller shall reimburse Purchaser’s costs of such step-in right.

10.10Segregation Costs. If the engagement of independent third parties is required to provide services related to the segregation of the Target Companies’ activities from those of the Seller (including services related to the segregation of data, systems, and other operational activities) such engagement shall be communicated to and discussed within the Integration Committee. Any costs incurred in connection therewith shall be borne by the Purchaser, either through direct payment to the third parties or by reimbursement to the Seller if such costs are initially paid by the Seller.

10.11Debt Financing Cooperation. From the date of this Agreement until the Closing, Seller and Company shall, and shall cause (or shall, for any Target Company not Controlled solely by the Seller, exercise all its rights and endeavor its best efforts to cause) the Target Companies to, use commercially reasonable efforts to provide such customary cooperation and assistance in connection with the arrangement, implementation or syndication of any debt financing by the Purchaser or any of its Affiliates undertaken in connection with the Transaction (the “Debt Financing”), as may be reasonably requested by Purchaser, including: (i) at reasonable times, locations and intervals to be mutually agreed, and upon reasonable advance notice, arranging the participation of the Company’s officers in customary due diligence sessions and meetings with rating agencies, any lender and any other Persons that provide or commit to provide all or any portion of the Debt Financing (or any refinancing thereof) (any such Persons, together with the Lender and their respective Affiliates, successors and permitted assigns, the “Financing Sources”) (it being understood that any such meeting may take place via videoconference or web conference), (ii) furnishing Purchaser and the Financing Sources with, solely to the extent readily available and not previously directly or indirectly provided to Purchaser, such financial, business and other pertinent information regarding the Target Companies as may be reasonably requested by Purchaser, (iii) cooperating with reasonable due diligence requests from the Financing Sources to the extent customary and reasonable, provided that such requests shall be done exclusively for the purpose of Debt Financing (and not as further due diligence or investigation), and (iv) to the extent requested in writing at least ten (10) Business Days prior to the Closing Date, providing, at least five (5) Business Days prior to the Closing Date, documentation and other information reasonably required, in respect of any member of the Target Companies, by bank regulatory authorities under applicable “Know Your Customer” (KYC) and anti-money laundering Laws; provided that in no event shall Seller or any of its Affiliates or its or their respective directors, officers employees or agents be required to take any action that could reasonably be expected to give rise to personal liability for any such Person. For the avoidance of doubt, none of the foregoing shall be read or construed in a manner to create a Condition Precedent to Closing, which are exhaustively mentioned in Article 6 herein.

CHAPTER 11. INDEMNIFICATION

11.1Survival Period. The Parties’ obligation to indemnify each other under Sections 11.2 or 11.3, as the case may be, shall survive and remain valid (I) for the relevant statutes of limitation with respect to any Losses arising from or in connection with: (a) any breach, inaccuracy or violation of Fundamental Representations; (b) breach of any obligation assumed by any of the Parties in this Agreement (including those set forth in Sections 10.1 (Confidentiality), 10.4.1 (Failure to Replace Guarantees), 10.5 (Non-Solicitation) and 10.6 (Non-Compete)), (c) eviction of the Shares or any of the Equity Interests as set forth in Section 11.2(iv), and/or (d) fraud, willful misconduct or bad faith; (II) for a period of five (5) years as of the Closing Date, for any Losses arising from or in connection with any breach, inaccuracy or violation of Section 9.2.33 (Concession Agreements) (other than the Fundamental Representations of Section 9.2.33(i), (iii) and (v)); (III) for a period of six (6) years as of the Closing Date, for any Losses arising from or in connection with any Tax matter; (IV) for a period of five (5) years as of the Closing Date for Losses arising from or in connection with any labor and environmental matter; and (V) for a period of three (3) years as of the Closing Date for all other cases. Notwithstanding, the indemnifying obligations of Seller and of Purchaser concerning any Loss in connection with which an Indemnification Notice has been delivered prior to the end of the survival period shall survive until the final resolution of the indemnification in question.

11.2Indemnification by Seller. Subject to the provisions of this Chapter 11, Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates (including the Target Companies), as well as their respective shareholders, quotaholders, partners, Representatives and each of their corresponding successors and permitted assignees (each, a “Purchaser’s Indemnified Party”), from and against Loss effectively incurred by any Purchaser’s Indemnified Party if and to the extent such Loss results from, without duplication:

(i)	any breach, inaccuracy or violation of the representations and warranties made pursuant to Chapter 9;
(ii)	noncompliance with any obligation undertaken by the Seller in this Agreement;
(iii)

any Claims related to any facts, actions or omissions by the Target Companies before consummation of the Closing, even if their effects only occur or materialize after the Closing Date, and even if such liabilities, contingencies and/or obligations are known by the Purchaser or have been disclosed by the Seller; but expressly excluding any Losses in connection with matters that are specifically disclosed by the Seller in the Disclosure

Letter as of the date hereof (i.e., excluding any updates under Section 9.4), provided that the Disclosure Letter contain reasonable information about them;

(iv)

eviction of the Shares or any of the Equity Interests, resulting from any act, fact, event, circumstance or omission of any nature occurred up to (and including) the Closing Date, or referring to the period prior to (and including) the Closing Date, even if their effects only occur or materialize after the Closing Date;

(v)

any liabilities or contingencies related to Seller and/or its Affiliates (other than the Target Companies), including those involving labor, Tax, civil, real estate, corporate, intellectual property, data privacy, regulatory and compliance aspects, resulting from any act, fact, event, circumstance or omission of any nature, regardless of the date of their occurrence, materialization of effects or the period to which they relate (on, before or after the Closing Date), which may be claimed from any of Purchaser’s Indemnified Parties as a result of being deemed subsidiarily or jointly or severally liable for such liability or contingency by virtue of the Applicable Law, including any allegations of succession or economic group;

(vi)	any other matters that are agreed upon, expressly and in writing, between the Parties;
(vii)

any Tax Claims related to any facts, actions or omissions by the Target Companies before consummation of the Closing, even if their effects only occur or materialize after the Closing Date, and even if such liabilities, contingencies and/or obligations are known by the Purchaser or have been disclosed by the Seller, provided that only Losses in excess, in the aggregate, of [**], net of any supervening tax assets effectively recovered with positive cash impact (efeito caixa positivo) should be indemnifiable; and/or

(viii)	any of the regulatory special matters listed on the “Exhibit 11.2(viii)” (“Regulatory Special Matters”).

11.2.1 Seller’s indemnification obligations shall be treated as a negative adjustment to the Purchase Price. In relation to any Loss directly incurred by a Target Company, Seller shall indemnify the Purchaser or the respective Purchaser’s Indemnified Party (as indicated by the Purchaser) proportionally to the equity stake directly or indirectly held by Purchaser in the underlying Target Company at the time the Loss is to be satisfied.

11.2.2 For the avoidance of doubt, and except as provided in Section 11.2(iii)

above, the right of indemnification of the Purchaser’s Indemnified Parties shall not be limited, impaired or adversely affected in any way (i) by reason of any legal, accounting, financial, technical or other type of due diligence carried out on the Target Companies and/or its respective assets, and/or on the Seller, (ii) by the knowledge, by the Purchaser, at any time, of any fact, act, omission, event or circumstance that may result in an indemnifiable Loss pursuant to Section 11.2, whether or not expressly disclosed by any means (other than as provided in Section 11.2(iii) above), and/or (iii) if any fact, act, omission, event or circumstance that may result in an indemnifiable Loss under Section 11.2 is reflected, in any way and to any extent, in the Financial Statements.

11.3Indemnification by Purchaser. Subject to the provisions of this Chapter 11, Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates, as well as their respective shareholders, quotaholders, partners, Representatives and each of their corresponding successors and permitted assignees (“Seller’s Indemnified Parties”; provided that the Seller’s Indemnified Parties or the Purchaser’s Indemnified Parties shall be referred as “Indemnified Parties”), from and against any Loss effectively incurred by any of Seller’s Indemnified Party if and to the extent such Loss results from, without duplication:

(i)	any breach, inaccuracy or violation of the representations and warranties made pursuant to Chapter 8;
(ii)	noncompliance with any obligations undertaken by Purchaser in this Agreement; and/or
(iii)

any liabilities or contingencies related to Purchaser and/or its Affiliates (including, after the Closing, the Target Companies), including those involving labor, Tax, civil, real estate, corporate, intellectual property, data privacy, regulatory and compliance aspects, resulting from any act, fact, event, circumstance or omission of any nature, regardless of the date of their occurrence, materialization of effects or the period to which they relate (on, before or after the Closing Date), which may be claimed from any of Seller’s Indemnifiable Parties, as a result of being deemed subsidiarily or jointly and severally liable for such liability or contingency by virtue of the Applicable Law, including any allegations of succession or economic group.

11.4Limitations to the Indemnification Obligation. Except as indicated in Section 11.4(iv), Seller’s obligation to indemnify a Purchaser’s Indemnified Party will be subject to the following rules:

(i)	Seller shall only be liable to indemnify any Loss incurred by Purchaser’s Indemnified Parties if and when the individual amount of such Loss

(together with all Losses related to the same or substantially the same allegations, facts and/or conduct pattern or which are in any way connected) exceeds [**] (“De Minimis”). For the avoidance of doubt, no Loss (together with all Losses related to the same or substantially the same allegations, facts and/or conduct pattern or which are in any way connected) of which the individual amount is lower than De Minimis shall be indemnifiable by Seller pursuant to this Agreement;

(ii)

Purchaser’s Indemnified Party shall not be entitled to any indemnification until the total amount of Losses incurred by Purchaser’s Indemnified Parties subject to indemnification owed by Seller exceeds [**] (“Basket”). Once the Basket is reached, or on each anniversary of the Closing Date (even if the Basket is not reached within this period), whichever occurs first, Seller shall be liable for the entire amount (from R$ 1.00) counted toward the Basket and not only for the amount that exceeds the Basket. Subsequent Losses shall again be computed toward the Basket, and the mechanism of this Section shall repeatedly apply;

(iii)	The indemnification amount that is payable by the Seller under this Chapter 11 shall be limited to an aggregate disbursement of [**] (“Cap”); and
(iv)

Notwithstanding the foregoing, any Losses resulting from or in connection with (a) willful misconduct, bad faith or fraud on the part of Seller, its Affiliates and/or their respective Representatives, (b) breach, inaccuracy or violation of Fundamental Representations, (c) breach of covenants (other than a breach of Section 6.7 that does not result from a willful breach or gross negligence, and without prejudice to the other provisions of this Agreement) as set forth in Section 11.2(ii), (d) eviction of the Shares or any of the Equity Interests as set forth in Section 11.2(iv), (e) liabilities or contingencies related to Seller and/or its Affiliates (other than the Target Companies), pursuant to Section 11.2(v), and (f) other matters that the Parties expressly agree to in writing to carve-out from the indemnification limitations provided herein, in the context of Section 11.2(vi), shall not be subject to the limitations set forth in the foregoing Sections, and the Seller shall be fully liable for such Losses.

11.4.1 FX. For purposes of assessing whether the De Minimis, Basket, Cap, and the amount provided under Section 11.2(vii), have been met for Losses not incurred in the currencies set out above, the amount of the underlying indemnity shall be converted as per the FX Rate valid at the time the indemnification becomes due under this Agreement.

11.5Indemnification Procedures. In the event (i) any Third Party brings a Claim (a “Third Party Claim”) that may give rise to Losses for which a Party may be liable for indemnification, under this Chapter 11 (in any case, an “Indemnifying Party”), or (ii) any Indemnified Party that has incurred in a Loss that does not involve a Third Party Claim and that is indemnifiable by an Indemnifying Party under the provisions of this Chapter 11 (a “Direct Claim”), then, the Indemnified Party shall send and deliver a written notice to the Indemnifying Party, specifying the nature of such Direct Claim or Third Party Claim and the amount at risk (or, in the event it is not possible to be determined, its best estimate of the amount at risk) of all related Losses (“Indemnification Notice”).

11.6Failure to Deliver an Indemnification Notice. Any Indemnified Party’s failure or delay to deliver an Indemnification Notice shall not release the Indemnifying Party from its indemnification obligations under this Chapter 11 in connection with the relevant Direct Claim or Third Party Claim, except if, and only to the extent that, such failure or delay effectively and adversely affects the Defense of the Third-Party Claim.

11.7Third Party Claims. In the event an Indemnified Party receives or becomes aware of a Third Party Claim, such Indemnified Party shall deliver an Indemnification Notice to the respective Indemnifying Party within ten (10) Business Days from the receipt or awareness of the Third Party Claim or before the course of one third (1/3) of the legal term available to file a defense or appeal against such Third Party Claim, whichever occurs first (“Defense”). Any Indemnification Notice delivered regarding a Third Party Claim shall contain copies of the summons, claim or notice, as applicable, regarding such Third Party Claim, together with all other documents received by the Indemnified Party concerning this Third Party Claim. Subject to Section 11.7.2, upon receipt of an Indemnification Notice, and if the Indemnifying Party wishes to conduct the Defense of the Third Party Claim, the Indemnifying Party may deliver a written notice to the Indemnified Party informing the Indemnified Party of its intention to conduct the Defense of the relevant Third Party Claim, before two thirds (2/3) of the term remaining for the Defense has elapsed or within five (5) Business Days from the receipt of the Indemnification Notice, whichever occurs first. If the Indemnifying Party has timely exercised its right to conduct the Defense of any Third-Party Claim, the Indemnifying Party shall undertake the Defense in good faith, by means of qualified and experienced lawyers of its choice, to prevent any Loss. Notwithstanding the foregoing, the Indemnifying Party acknowledges that in case of urgent matters that require immediate action, the Indemnifying Party shall undertake the Defense in good faith, by means of qualified and experienced lawyers of its choice, to prevent any Loss; in this case, the Indemnified Party shall deliver the appropriate Indemnification Notice as soon as practically possible and in any case within five (5) Business Days after the receipt or awareness of the Third Party Claim.

11.7.1In case the Indemnifying Party has not opted for conducting the defense of a Third Party Claim (including due to failure of the Indemnifying Party to notice the Indemnified Party on a timely basis regarding its intention), it shall be considered as a waiver of the Indemnifying Party’s right to conduct the Defense of such Third-Party Claim informed on the of the Indemnification Notice, except for the situations described under Section 11.7.2, in which case the Indemnified Party shall have the obligation to, in a diligent and professional manner, conduct and control, by means of qualified and experienced lawyers of its choice, the Defense of such Third Party Claim.

11.7.2Notwithstanding the above, the Purchaser shall have the right to assume, at any time, the conduct of the Defense of any Third Party Claim that: (a) reasonably could adversely affect the image or reputation of any Purchaser’s Indemnified Party (including in case of Third Party Claims involving forced or slave-like labor, child and/or allegations of violations of criminal law, Anti-Corruption Laws and/or environmental Laws); (b) is reasonably likely, if determined adversely to any of the Purchaser’s Indemnified Parties, to result in a material number of similar or repetitive Third-Party Claims based on the same (or substantially the same) issue; or (c) seeks non-monetary relief or measures that could materially interfere with the business, operations or concessions of the Target Companies, including any Third-Party Claim regarding any of the Concession Agreements. In all cases, the Purchaser shall do so in a diligent and professional manner, by means of qualified and experienced lawyers of its choice.

11.7.3Monitoring Rights. Regardless of the Party upon whom the conduct of a Defense is incumbent:

(i)

the Indemnifying Party shall maintain the Indemnified Party informed regarding the appropriate Third Party Claim through the delivery of quarterly monitoring reports, within no more than fifteen (15) days counted as of the end of each fiscal quarter;

(ii)

any Party that is not in charge of the conduct of the Defense shall have the right to take part, at its own expenses and with its own attorney, in the legal advice regarding the Defense of the Third Party Claim; and

(iii)

by means of reasonably written request, the Party in charge of conducting the Defense shall provide to the other Party copies of all claims, petitions, decisions, procedural documents, correspondences, and other documents related to the Third-Party Claim.

11.7.4Costs and Expenses.

(a)If the Indemnifying Party opts for conducting and controlling the Defense of any Third Party Claim, both existing and future, any costs and expenses incurred with the Defense (including attorney’s fees and court costs) shall be directly borne by the Indemnifying Party.

(b)In those Third Party Claims, in which the Indemnified Party is in charge of conducting the Defense any costs and expenses with the Defense (including costs, attorney’s fees, expenses, court costs and defense expenses) shall be directly borne by the Indemnified Party and charged from the Indemnifying Party towards the Basket.

11.7.5Settlements. In case the Defense of a Third Party Claim is being conducted by the Indemnified Party, the Indemnified Party shall not enter into any agreement, cease-and-desist commitment, settlement or compromise, including under any amnesty or installments program or similar act (“Settlement”), in relation to any Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. In case the Defense of the Third Party Claim is being conducted by the Indemnifying Party, the Indemnifying Party shall not enter into any Settlement without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, conditioned or delayed. In relation to Settlements that: (i) grant a full and unconditional release in favor of all Indemnified Parties with respect to the matters at issue; (ii) do not require any admission of wrongdoing or acknowledgment/confession of liability by any Indemnified Party (including adherence to any amnesty, installment or leniency program); (iii) do not impose non-monetary obligations on any Indemnified Party; and (iv) do not expand the scope of the Third Party Claim to unasserted or unassessed matters, in case the Indemnified Party does not grant its prior written consent, the Indemnifying Party shall only be responsible up to the total amount of the Losses that would have resulted from such Third Party Claim if the Settlement had been executed.

11.7.6Purchaser Cooperation on Defenses Conducted by Seller. Whenever Seller is responsible for conducting and controlling a Defense of a Third Party Claim, Purchaser shall reasonably cooperate and cause the Target Companies to reasonably cooperate with Seller by granting access, as soon as reasonably practicable, to records, witnesses, and other information in the Target Companies’ possession that are readily available and reasonably required for preparation of the Defense, and by granting specific powers-of-attorney to the lawyers appointed by Seller for representation in relation to the Third Party Claim.

11.7.7Ongoing Claims. Subject to Section 11.7.2, Seller may choose to conduct the Defense of ongoing Third Party Claims, if any, by notifying the Purchaser in this regard, and identifying each Third Party Claim that it wishes to assume, within thirty (30) days as from the Closing Date. In case the Seller has not opted for conducting the defense of any such Third Party Claim (including due to failure to notify the Purchaser on a timely basis regarding its intention), it shall be considered as a waiver of the Seller’s right to conduct the Defense, and Sections 11.7.1 et seq shall apply.

11.8Direct Claims. In order to claim indemnity for any Losses other than arising from a Third Party Claim (each, a “Direct Claim”), the Indemnified Party shall deliver a written notice to the Indemnifying Party which shall contain, in reasonable detail, a description of the Direct Claim, the reference to the provisions of this Agreement pursuant to which such right of indemnification arises, and the value and method for calculating the respective Loss (“Dispute Notice”).

11.8.1The Indemnifying Party may, then, challenge its responsibility for the Loss described in the Dispute Notice within thirty (30) days as from the receipt of the Dispute Notice. In case it fails to contest the Dispute Notice within such term, the Indemnifying Party shall be deemed to have agreed with the Dispute Notice and the indemnifiable Loss shall be considered due.

11.8.2In case the Indemnifying Party timely disputes the matters indicated in the Dispute Notice, the Indemnifying Party and the Indemnifiable Party shall endeavor their best efforts to, within thirty (30) days from the date the Indemnifying Party replied to the Dispute Notice, amicably and in good faith discuss the content of the Dispute Notice aiming to reach an agreement in relation to the matter under dispute. If no amicable settlement is reached within such 30-day period, then either Party may submit the Direct Claim to resolution by arbitration, pursuant to Chapter 13. The Parties agree that the obligation to resolve any disputes amicably is an obligation of means which does not preclude the commencement of an arbitration pursuant to Section 13.3.

11.9Judicial Guarantees and Deposits. In the event a court decision, an injunction, an arbitration award or any other arbitral, administrative or judicial order is issued against an Indemnified Party relating to any Third Party Claim requiring a judicial deposit and/or a guarantee or similar security, the Indemnified Party may, at its sole discretion, advance the payment of such judicial deposit or grant the respective guarantee, and such payment or guarantee will be considered as an indemnifiable Loss hereunder. If, after Closing, the Indemnifying Party makes any judicial deposit and/or places a guarantee, then to the extent that such judicial deposit and/or a guarantee are released and/or reimbursed, the corresponding amounts shall be credited in favor of the Indemnifying Party and counted towards the Basket.

11.10Clearance Certificates (Certidões Negativas) and Judicial Attachment (Bloqueio

Judicial). If at any time any of the Indemnified Parties is not able to (i) obtain any clearance certificate with any Governmental Authority as a result of a Third Party Claim, or (ii) sell, transfer, dispose, lease, offer in guarantee or use by any means any of their assets or rights, or withdrawal or debit any amount of their bank accounts due to judicial attachment (bloqueio judicial) or other similar restriction in connection with or related to a Third Party Claim, the Indemnified Party may take all necessary measures to issue the clearance certificate or release the judicial attachment, as the case may be, and any payments made in connection therewith will be considered as an indemnifiable Loss. If, after Closing, the Indemnifying Party makes any judicial deposit and/or places a guarantee, then to the extent that such judicial deposit and/or a guarantee are released and/or reimbursed, the corresponding amounts shall be credited in favor of the Indemnifying Party and counted towards the Basket.

11.11Indemnification Payment. Subject to the limitations applicable to the indemnifying obligations of Seller and Purchaser under this Chapter 11, the indemnification obligations of an Indemnifying Party pursuant to this Chapter 11 shall become due and payable upon forty-five (45) days counted as from a notice by the Indemnified Party informing of the occurrence of the following events:

(a)Direct Claims: (i) the conclusion of the procedures of Chapter 13 upon a Dispute whose result deems a Direct Claim due; or (ii) in case the Indemnifying Party agrees with (or fails to contest) its responsibility related to the Loss described in the Dispute Notice pursuant to Section 11.8.1.

(b)Third-Party Claims: (i) the date a judgement, award or final ruling is made final and unappealable, (ii) on the date on which a Settlement has been executed in accordance with Section 11.7.5; or (iii) the disbursement of any amounts in connection with such Third Party Claim, including in case of reimbursement of costs for defense and/or payment of deposits and/or granting of guarantees, in accordance with the terms and conditions set forth in this Chapter 11.

11.11.1Regardless of the currency in which occasional Losses are suffered by the Indemnified Parties, any and all Losses payable by any of the Parties under this Agreement shall be paid in Brazilian Reais (R$) (and Losses not in Brazilian Reais shall converted per the FX Rate as of the indemnification date). In case any of the Purchaser’s Indemnified Parties wishes to have the amount remitted abroad, then any costs and Taxes related to such remittance shall be borne by the Purchaser’s Indemnified Parties (either directly or by the Indemnifying Party deducting such costs and Taxes from the indemnifiable Loss, with due regard to Section 11.18 in respect of any Taxes, costs and expenses other than as specified in this Section 11.11.1).

11.11.2The Indemnifying Party shall pay the Indemnified Party for the indemnification by means of a wire transfer of immediately available funds to the bank accounts informed in writing by the relevant Indemnified Party in the notice sent pursuant to Section 11.1.

11.11.3All Losses incurred by an Indemnified Party shall be adjusted from the date on which they become due to the date of effective reimbursement or indemnification, in accordance with the Interest Rate during the relevant period, calculated pro rata temporis.

11.12Control Account. Strictly for informational purposes and without any impact on whether any Losses are indemnifiable or not (and their respective amount), the Company shall control and register the Direct Claims and/or Third Party Claims in which the Company or its subsidiaries are involved, by maintaining a special extra-accounting account (“Control Account”), with the record of all Losses in connection with said Direct Claims and Third Party Claims, which shall be registered in the Control Account. On January 31st and July 31st of each year, and while there is a Direct Claim or a Third Party Claim that may result in an indemnifiable Loss, the Company and/or the Purchaser shall notify the Seller to inform the Control Account details, including all entries and net balance thereof. The Control Account and the provisions established herein shall survive until the final settlement of any and all Seller’s indemnification obligation hereunder. The Company shall, during the entire existing period of the Control Account: (i) maintain all related documents in a manner that the files are reasonable and in good standing; and (ii) provide Seller with any reasonable information related to the Control Account, upon a fifteen (15) day prior written notice from Seller to the Company and to the Purchaser.

11.13Third Parties Receipt. For the purposes of the Parties’ respective obligations under this Chapter 11, the following principles shall apply to the calculation of the actual amount of any Loss to be indemnified:

(i)

the Loss amount will be reduced by the amount of the values effectively received by the Indemnified Party due to any insurances as a consequence of the fact, condition or circumstance giving rise to the Loss;

(ii)

the Loss amount will be reduced by the exact amount of the values effectively recovered by the Indemnified Party from Third Parties, net of all Taxes levied on, costs and expenses incurred in connection therewith, in relation to the fact, condition or consequence giving rise to the Loss (including, for avoidance of doubt, any amounts recovered by any Target Company (pro rata to the percentage of the Loss that was indemnified under this Agreement and Section 11.2.1 herein) under a rebalancing claim that directly compensates for a Loss that was previously indemnified hereunder);

(iii)

the Loss amount will be net from the balance of the judicial deposits existing on the Closing Date, in relation to the relevant Third Party Claim, if applicable, to the extent such deposited amounts are effectively recovered by the relevant Indemnified Party or otherwise used to pay the amount of Losses due to the respective third parties under the relevant Third Party Claims; and

(iv)

the Loss amount will be reduced by the amount of any Tax benefit actually realized with positive cash impact (efeito caixa positivo) by the Indemnified Party or its Affiliates as a result of such Loss being treated as a deductible expense for Tax purposes.

11.14Rebalancing Claims. If any Purchaser’s Indemnified Party incurs a Loss resulting from any Regulatory Special Matters as set forth in Section 11.2(viii) and, cumulatively, (i) the Seller has indemnified any such Loss and (ii) such incurred Loss triggers a right to a rebalance under Applicable Law, then the relevant Target Company shall, subject to Section 11.14.3, present a rebalancing claim (pleito de reequilíbrio) in connection with such Losses (separately, to the extent possible, from other requests (pleitos)), and, if necessary, enter into judicial or arbitral proceeding, seeking recovery of the maximum expected rebalancing recover amount (“Maximum Recover Amount”) (“Rebalancing Claim –Regulatory Special Matters”). In the event of any dispute between the Parties concerning the right to a rebalance under Applicable Law and/or regarding the Maximum Recovery Amount, the Parties shall mutually choose and engage, and equally share the related cost and expense, a first-tier law firm and/or a reputable regulatory consultancy in the applicable jurisdiction (each an “Expert”) to provide an assessment of the disputed matter. The Expert’s assessment shall be taken into consideration in preparing the Rebalancing Claim – Regulatory Special Matters.

11.14.1The relevant Target Company shall lead and conduct the Rebalancing Claims - Regulatory Special Matters; and, to the extent that a Rebalancing Claim - Regulatory Special Matters is an administrative or judicial proceeding that relates exclusively to a Loss indemnified by the Seller (i.e., without involving any other matters or requests (pleitos)), the provisions set forth in Sections 11.5 et seq. of the Agreement shall apply to such Rebalancing Claims - Regulatory Special Matters, to the extent applicable, and Seller shall be entitled to participate fully in all discussions, negotiations, and communications with the Governmental Authority and/or any Third Party in connection with the matter. All reasonable costs and expenses incurred by the relevant Target Company and/or the Purchaser in connection with the preparation, filing, pursuit, defense and/or conduct of any such Rebalancing Claim – Regulatory Special Matters shall be advanced by the Seller, provided that those costs and expenses are previously approved by the Seller, which approval shall not be unreasonably withheld.

11.14.2Any economic benefits arising from a Rebalancing Claim - Regulatory Special Matters (including extension of the concession term, tariff adjustment, reimbursement, or otherwise) shall be treated as follows:

(i)if the economic benefits are in the form of a cash payment, then the amount to be reimbursed by the Target Company to the Seller shall correspond to the cash effectively received by the Target Company, net of any Taxes and reasonable costs (including attorneys’ fees, court costs, and technical report preparation costs) incurred in connection with the Rebalancing Claim - Regulatory Special Matters, multiplied by the same percentage that was applied by the Seller per Section 11.2.1 of the Agreement in indemnifying the respective Loss; or

(ii)if the economic benefits are in the form of a tariff adjustment, concession term extension or otherwise, then the amount to be reimbursed by the Target Company to the Seller shall correspond to (a) the rebalance claim amount awarded by the relevant Governmental Authority, to the extent this rebalance claim amount is exclusively related to the Regulatory Special Matter that was indemnified by the Seller, or (b) in case the rebalance claim amount is not clearly defined by the relevant Governmental Authority and/or is not exclusively related to the Regulatory Special Matter that was indemnified by the Seller, the fair value (in net present terms) that such changes represented to the Target Company, based on the amendment to the respective concession agreement, net of any Taxes and reasonable costs (including attorneys’ fees, court costs, and technical report preparation costs) incurred in connection with the Rebalancing Claim - Regulatory Special Matters, multiplied by the same percentage that was applied by the Seller per Section 11.2.1 of the Agreement in indemnifying the respective Loss;

provided that, in any of the foregoing events, the amounts to be reimbursed shall be limited to the Losses that were disbursed by the Seller, which shall be duly adjusted by the regulatory discount rate applicable to the relevant rebalancing claim (plus the inflation rate under the relevant concession agreement) from the date on which the indemnification was paid in full by Seller until the date of payment.

provided further that the Purchaser or the applicable Target Company shall pay the amounts specified herein within forty-five (45) days counted as from the date on which the corresponding Rebalancing Claim - Regulatory Special Matters becomes definitive (i.e., concession agreement addendum or equivalent formalization, or a final, non-appealable judicial decision if there is an ongoing administrative or judicial Claim, as applicable).

11.14.3Notwithstanding anything to the contrary herein, each Party acknowledges and agrees that the Purchaser and the Target Companies shall not be required to (1) claim any rights that are not reasonably well grounded under Applicable Law and usual market practices (taking into account, in good faith, the Expert’s opinions as provided under Section 11.14), or (2) take or refrain from taking any actions that would not be reasonably expected to be taken by the Target Companies if Seller’s rights under this Section 11.14 were not to apply and that could, in good faith, harm the relationship of the Target Companies with their respective regulators and Governmental Authorities.

11.15Audits by Governmental Authorities. In case any of the Target Companies are subject to an audit (fiscalização) by a Governmental Authority in relation to the period prior to the Closing Date, the following procedures shall be observed:

(i)

the Target Companies shall notify Seller within the maximum term of fifteen (15) days from the date in which the Target Companies receives the official notice informing the commencement of the audit (termo de início de fiscalização) or similar document;

(ii)

upon receipt of such notice, Seller shall be entitled to request information about the relevant audit and, to the extent they demonstrate that such audit could result in material indemnification obligations on their part as a result of breach of representations contained in Section 9.2.22 above, Seller will further have the right to: (a) reasonably request information with respect to such audit and (b) suggest procedures, responses, strategies and measures that in their opinion may mitigate the effect of such audit, provided the same are legal, ethical, reasonable, in the best interests of the Target Companies and not of a nature that might harm the image and reputation of the Target Companies; and

(iii)

it shall be considered in good faith any such Seller’s suggestion with regards to the conduct of an audit, it being understood that (i) the Purchaser retains sole control and final decision-making authority regarding the acceptance of any such suggestion; and (ii) in case the Target Companies opt to reject Seller’s suggestions, the Target Companies shall explain such decision in writing to the Seller.

11.16Voluntary Disclosure. The Purchaser agrees not to carry out any voluntary disclosure (denúncia espontânea) in relation to acts, facts and omissions that may lead to a Third Party Claim without the Seller’s prior consent, which shall not be unreasonably withheld, provided that in case a voluntary disclosure is made without the Seller’s prior consent, the respective Loss shall not be indemnifiable.

11.17Late Payments. Except as otherwise set forth in this Agreement, in the event any Party fails to timely perform any payment under this Agreement, including the indemnification payments due in accordance with this Chapter 11, this Party shall pay the other Party a non-compensatory fine equal to [**], limited to [**] of the delayed amount, in addition to interest at the Interest Rate (except for Losses due in accordance with this Chapter 11 and bearing interest at a higher rate, in which case such higher rate shall apply instead of the Interest Rate), calculated pro rata die, as from the default date until the date of the actual payment.

11.18Full Indemnity. The payment of the indemnification and/or reimbursement for Losses incurred by the Indemnified Parties hereunder shall be increased by an amount corresponding to all Taxes levied on or costs and expenses incurred in connection with the receipt of such indemnification and/or reimbursement (gross-up) (except as expressly provided in Section 11.11.1), such that, after the deduction or payment of such Taxes, costs or expenses, the beneficiary is restored to the status in which it would be had the indemnification and/or reimbursement not been subject to Taxes, costs or expenses.

11.19Indemnification Notices. In lieu of the notice provisions set forth in Section 14.3, any notices to be delivered to the Seller or its Affiliates in connection with the indemnification procedures under this Chapter 11 shall be sent by e-mail (and shall be deemed as delivered in accordance with Section 14.3(c) herein), [**]

CHAPTER 12. TERMINATION

12.1Termination. Notwithstanding any provision to the contrary set forth herein, this Agreement may be terminated at any time prior to the Closing:

(i)	by mutual written consent of the Parties;

(ii)

by any Party, in the event any Governmental Authority issues a Governmental Order or practices any other act which, in any case, permanently restricts, prevents or otherwise forbids the Transaction and such Governmental Order, or any other act, is final and unappealable;

(iii)

at election of either Purchaser or Seller, if the Conditions Precedent are not verified or waived by the Dropdead Date, as per Section 6.5, provided that the right to terminate this Agreement under this Section shall not be available to the Party whose breach of any representation, warranty, obligation or covenant under this Agreement caused the non-occurrence of the Closing until the Dropdead Date;

(iv)

by the Seller, in case the Purchaser breaches any of its covenants and obligations contained in this Agreement, and to the extent such breach is not cured (if possible to be cured) within thirty (30) days as of receipt by the Purchaser of a notice from the Seller in that regard; or

(v)

by the Purchaser, in case the Seller breaches any of its covenants and obligations contained in this Agreement, and to the extent such breach is not cured (if possible to be cured) within thirty (30) days as of receipt by the Seller of a notice from the Purchaser in that regard.

12.2Termination Effects. In the event this Agreement is terminated under Section 12.1, all obligations of the Parties under this Agreement shall be terminated, except if otherwise set forth herein. If this Agreement is terminated by a Party due to the breach of this Agreement by the other Party of any of its representations, warranties, covenants or obligations contained herein, or if one or more Conditions Precedent were not verified as a result of any breach of the other Party of any representation, warranty or failure to comply with the covenants or obligations herein, then the right of the Party that intends to terminate this Agreement to seek any legal remedies hereunder shall survive the termination of this Agreement. Furthermore, Section 10.1 (Confidentiality), Chapter 11 (Indemnification), this Chapter 12 (Termination), Chapter 13 (Applicable Laws; Dispute Resolution; Arbitration) and Chapter 14 (General Provisions) shall survive the termination of this Agreement in any event.

12.3Break-up fee. Without prejudice to each Party’s ability to seek specific enforcement or any other remedies available under this Agreement, in case this Agreement is terminated by a Party (the “Terminating Party”) due to an unremedied breach by the other Party of any of its material obligations hereunder (or in case Seller is the Terminating Party as a result of Purchaser’s failure to obtain, until the Dropdead Date, the confirmation (ratificación) of the Transaction by the general shareholders’ meeting of Grupo Aeroportuario del Sureste, S.A.B de C.V.), the defaulting Party shall pay to the Terminating Party a non-compensatory fine in an amount equal to [**] of the Purchase Price within [**] as from receipt of the corresponding notice.

CHAPTER 13. APPLICABLE LAWS; DISPUTE RESOLUTION; ARBITRATION

13.1Applicable Laws. This Agreement and the rights, obligations and duties of the Parties arising hereunder shall be governed by and construed in accordance with the Laws of Brazil.

13.2Disputes. Seller and Purchaser shall try to amicably resolve any dispute, litigation or claim arising from or concerning this Agreement or a breach to, termination and validity thereof or of the transaction set forth herein (including in the period previous to the formation hereof) (“Dispute”). The Parties agree that their duty to attempt an amicable resolution of any disputes is a best efforts obligation that does not bar the immediate commencement of arbitration under Section 13.3 below.

13.3Arbitration. Notwithstanding the foregoing Section, any and all Disputes arising from or concerning this Agreement shall be finally and definitively settled by arbitration, pursuant to the Arbitration Regulation of the Câmara de Comércio Brasil Canadá (CCBC) (“Arbitration Chamber”) in effect at the time the request for arbitration is filed, except in case of a default on a liquidated, certain and enforceable obligation that entitles the other Party to initiate expedite judicial collection pursuant to the Applicable Laws of Brazil (execução judicial).

13.3.1Applicable Rules. In the event the rules established by Arbitration Chamber are silent on any procedural aspect they shall be complemented by the relevant provisions of the Arbitration Law.

13.3.2Arbitration Powers. The arbitration tribunal (“Arbitration Tribunal”) shall have powers to settle any and all controversies related to any Dispute, including complementary matters, and it shall have powers to issue any necessary orders to the Parties, including preliminary injunctions and provisional remedies prior to a final decision. The arbitrators shall not make any decisions based on equity.

13.3.3Arbitration Tribunal. The Arbitration Tribunal shall consist of three (3) arbitrators, whereas one (1) shall be appointed by the plaintiff(s), and one (1) by the defendant(s) within fifteen (15) days after being notified to do so by the Arbitration Chamber’s secretariat. The third (3rd) arbitrator, which shall be the president of the tribunal, shall be appointed by the two arbitrators appointed by the Parties within ten (10) days after the confirmation of both party-appointed arbitrators. In the event the arbitrators appointed by the Parties fail to appoint the third arbitrator within ten (10) days after their confirmation, and/or if the plaintiff(s) or defendant(s) do not appoint any arbitrator after fifteen (15) days after being notified to do so by the Arbitration Chamber’s secretariat, then said appointments shall be made by the President of the Arbitration Chamber under its rules. If there are multiple parties involved that may not act collectively as a group of plaintiffs or defendants, all the involved Parties shall collectively appoint two (2) arbitrators who shall then appoint the president arbitrator; if the appointed Parties fail to do so within fifteen (15) days after being notified to do so by the Arbitration Chamber’s secretariat, all three (3) arbitrators shall be appointed by the President of the Arbitration Chamber under its rules.

13.3.4Location; Language. The place of arbitration shall be the city of São Paulo, State of São Paulo. The language of the arbitration shall be English.

13.3.5Binding Effect. The arbitration award may be enforced in any court with jurisdiction over the Parties, or their assets or in the courts of the city of São Paulo, State of São Paulo, at the exclusive criteria of the Parties. The arbitration award shall be final and binding over the parties of the arbitration and their successors and assignees, and the Parties waive any right to any appeal.

13.3.6Legal Measures. Each Party retains the right to seek judicial assistance: (a) to compel arbitration; (b) to obtain interim measures for protection of rights prior to the institution of the arbitration, which may be upheld, reversed or modified by the Arbitration Tribunal, after its formation; (c) to enforce any decision of the Arbitration Tribunal, including the arbitration award and any enforceable obligation; and (d) to seek annulment of the arbitration award when permitted by Applicable Law. The Parties elect the courts of the city of São Paulo, State of São Paulo, as competent to adjudicate the matters referred to herein. However, for the purposes of enforcement of decisions rendered by the Arbitration Tribunal the Parties may, at their sole criteria, resort to any competent court with jurisdiction over the Parties or their assets. No judicial measure shall be construed as a waiver of arbitration as the exclusive means of dispute resolution selected by the Parties or to the jurisdiction of the arbitrators.

13.3.7Arbitration Confidentiality. To the fullest extent permitted by Applicable Laws, the arbitration proceeding, any information disclosed therein, and the arbitrators’ award shall be kept in secrecy by the Parties. Notwithstanding, a breach of this covenant shall not affect the enforceability of this Agreement to arbitrate or the arbitrators’ award. The breach of confidentiality shall be subject to an expedite judicial collection proceeding pursuant to the Brazilian law (execução judicial).

13.3.8Enforceable Arbitration Provisions. A Party’s breach of this Agreement shall not affect what is agreed in this Chapter 13 regarding the submission of any dispute to an arbitration proceeding. In addition, the obligation of the Parties under this arbitration clause shall survive the termination of this Agreement. The invalidity or non-enforceability of any provision under this Chapter 13 shall not affect the validity or enforceability of the Parties’ obligation to submit their claims to the binding arbitration or to the other provisions of this Chapter 13.

13.3.9Code of Civil Procedure Requirements. The partial or final arbitral award shall include the requirement established in the Arbitration Law, in full compliance with the requirements of Article 489 and its paragraphs of the Code of Civil Procedure, and of Article 26 of the Brazilian Arbitration Act.

13.3.10Intervening Party. For the avoidance of doubt, this arbitration agreement is valid, binding and enforceable in relation to the Parties and the

Company.

CHAPTER 14. GENERAL PROVISIONS

14.1No Right to Offset. Except if otherwise set forth in this Agreement, Purchaser, on its behalf and on the behalf of its Affiliates, successors and assignees, hereby, irrevocably and unconditionally waives any rights concerning offsetting, settlement, release, indemnification or similar rights that Purchaser or any of its Affiliates, successors and assignees had or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.

14.2Entire Agreement; Exhibits. The Exhibits to this Agreement and the Sections of the Disclosure Letter are an integral part hereof, and this Agreement, together with the Exhibits and the Disclosure Letter and any of the other agreements contemplated or referenced herein, comprise the entire agreement among the Parties hereto regarding the Transaction and supersede all other prior arrangements made by any of them with respect thereto. There are and have been no restrictions, promises, representations, warranties, covenants, commitments or statements, whether written or verbally, that have been relied upon by any of the Parties hereto, except for those expressly set forth in (or contemplated or referenced in) this Agreement, its Exhibits and in the Disclosure Letter.

14.3Notices. Any notifications, notices, consents, requests or other communications under this Agreement shall be sent to the Parties as indicated below, and shall be made in writing, and sent by: (i) registered mail with return receipt; (ii) delivered personally with receipt; (iii) e-mail; or (iv) by judicial or extrajudicial notice to the Parties at the addresses listed below. The notices delivered as provided for in this Section shall be deemed as delivered (a) on the date presented in the return receipt, if sent by mail; (b) on the delivery date, if delivered personally; (c) on the delivery date (and provided that the sender does not receive a bounce back or similar delivery error message from the recipient’s server), if sent by e-mail; or (d) on the delivery date, if delivered through judicial or extrajudicial notice.

If to Purchaser (or the Company, after the Closing Date):

[**]

If to Sellers (or the Company, prior to the Closing Date):

[**]

With copy to (which shall not constitute a notice):

[**]

14.3.1Change of Contact. Any of the Parties may change the contact information and the addresses to which the notices shall be sent, upon written notice to the other Parties, pursuant to terms of this Section. If the communication regarding the change of the contact information or address is not made, any notifications, notices, consents, requests and/or other communications sent to the address mentioned in the preamble hereof, or to any other address that may be later notified in writing, shall be deemed valid and binding upon the addressee Party.

14.4Heirs, Successors, and Assignees. This Agreement will bind and will be for the benefit of the Parties, and their respective heirs, successors and assignees, provided that neither Party may assign or transfer any of the rights or obligations set forth herein without the prior written consent of the other Parties, and such consent may not be unreasonably withheld. Any assignment or transfer by the Parties of any of the rights or obligations set forth herein without the prior written consent of the other Parties shall be null and void.

14.5Waivers. No waiver, release or termination of this Agreement or of any terms or provisions herein shall be binding upon any Party hereto, unless upon written confirmation by a notice that makes specific reference to the relevant Section in this Agreement. No waiver, by any of the Parties, of any term or provision of this Agreement, or any non-compliance hereunder, shall affect the rights of said Party to, posteriorly, enforce this term or provision or exercise any right or seek legal remedy in the event of other non-compliance, whether or not similar.

14.6Amendments. No amendment or change to the provisions of this Agreement will be enforceable unless formalized in writing and executed by all the Parties.

14.7Severability. The provisions of this Agreement are severable, unless otherwise set forth herein. If any section or provision herein is deemed invalid or unenforceable, in whole or in part, by a Governmental Authority with jurisdiction over the Parties, or is deemed unlawful due to a regulatory change, then the invalidity or unenforceability shall affect only such section or provision, or the part thereof, and shall not, in any manner, affect any other section or provision of this Agreement, and the remaining of the Agreement shall remain in full force and effect, as originally written and agreed. In addition, to the extent that a section or provision is considered invalid or unenforceable as set forth above, the Parties shall endeavor their best efforts to agree, in good faith, to a legally enforceable alternative method to obtain a result that would be have been obtained, if it was not for the ruling or discovery of said illegality or unenforceability of such item or provision.

14.8No Third Party Beneficiary. The terms and conditions of this Agreement are exclusively for the benefit of each of the Parties hereto and their respective successors, heirs or authorized assignees, and they are not intended to grant rights to a Third Party beneficiary, and this Agreement does not grant any such rights to any other Person.

14.9Binding Effect. This Agreement (and all of its terms and conditions) is entered into on an irrevocable and irreversible basis, constituting lawful, valid and binding obligations, obliging and remaining in force for the benefit of the Parties and any intervening consenting parties hereto, and their respective heirs, successors, and authorized assignees.

14.10Joint Efforts. The Parties and any intervening consenting parties, hereby, agreed that they shall take all measures necessary to the full compliance with the obligations set forth herein, thereby executing all instruments, certificates and other documents required for the performance of the Transaction contemplated in this Agreement.

14.11Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses, including attorney’s fees and fees of financial advisors, auditors, and other expenses incurred in connection to this Agreement and the transactions contemplated hereunder shall be paid for and borne by the Party that incurred such costs and expenses.

14.12Specific Performance. Subject to the provisions hereof, the Parties hereby acknowledge that the attribution of losses and damages, although payable and calculated pursuant to the Applicable Laws, may not represent sufficient recovery for the breach of obligations of taking action or not taking action (obrigações de fazer e não fazer) set forth herein. Therefore, any of the Parties may request the specific performance of any such obligations, including the principal and subsidiary obligations set forth herein.

14.13Extrajudicial Enforcement Instrument. This Agreement constitutes an extrajudicial enforcement instrument (título executivo extrajudicial) for all the purposes and effects of the Code of Civil Procedure.

14.14Electronic Signatures. The Parties and any intervening consenting parties acknowledge that this Agreement has full effectiveness in electronic format, equivalent to physical document for every legal effect, acknowledging and stating the signatories that the signature of this Agreement in the electronic format, without the initials, it is the chosen format of mutual agreement by all the Parties and any intervening consenting parties as able to prove the integrity of the Agreement, and to certify full legal effect, as the document was physical. All the signatures of this Agreement in electronic format, even if such signatures are not made by means of an electronic certificate issued by ICP-Brasil, as set forth in this Section, have full validity and are enough to the authenticity, integrity and existence of this Agreement. The Parties and any intervening consenting parties agree that (i) even if any of the Parties or the intervening consenting parties digitally sign this Agreement from a different location, the place of execution of this Agreement is, for all purposes, the City of São Paulo, State of São Paulo, as indicated below; and (iii) the date of signature of this Agreement, for all purposes, shall be the date expressly indicated below, notwithstanding the date on which the last of the digital signatures is performed.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized representatives, together with the two (2) undersigned witnesses.

São Paulo, November 18, 2025.

MOTIVA INFRAESTRUTURA DE MOBILIDADE S.A.

[**]

AEROPUERTO DE CANCÚN, S.A. DE C.V.

[**]

COMPANHIA DE PARTICIPAÇÕES EM CONCESSÕES

[**]

Witnesses:

[***]

Stock Purchase and Sale Agreement and Other Covenants

by and among Motiva Infraestrutura de Mobilidade S.A. (as Seller) and Aeropuerto de Cancún, S.A. de C.V. (as Purchaser), and Companhia de Participações em Concessões (as intervening and consenting party), entered into on November 18, 2025

Exhibit 1.1

Definitions

“Accounting Principles” means (a) with respect to the Company or any other Person organized under the Laws of Brazil, the set of accounting principles in effect and generally accepted in Brazil, based on the Brazilian Corporation Law, the rules issued by the Securities Exchange Commission (Comissão de Valores Mobiliários – CVM), the accounting standards established by the Federal Accounting Council (CFC) and by the Institute of Independent Auditors in Brazil (IBRACON) and the resolutions of the Federal Accounting Council (CFC), as the case may be and as applicable; and (b) with respect to any Person not organized under the Laws of Brazil, the set of accounting principles in effect and generally accepted in the respective jurisdiction, including, when applicable, the accounting standards established in accordance with the International Financial Reporting Standards (IFRS), issued by the International Accounting Standards Board (IASB);

“Actual CAPEX” means the aggregated capital expenditures (CAPEX) actually performed in relation to the Target Companies during the fiscal year of 2025, which shall be calculated by adding the CAPEX in relation to each Target Company, multiplying it by the Company’s stake in each Target Company;

“Affiliate” means, in relation to a specific Person, any other Person that, directly or indirectly, by means of one or more intermediaries, Controls such first Person, is Controlled by such Person or is under common Control with such Person. Notwithstanding, and for avoidance of doubt, with respect to (a) the Seller, “Affiliate” shall mean solely the Persons Controlled by Motiva Infraestrutura de Mobilidade S.A. and (b) the Purchaser, “Affiliate” shall mean solely the Persons Controlled by Grupo Aeroportuario del Sureste, S.A.B. de C.V.;

“ANAC” means the Brazilian Civil Aviation Agency;

“Anticorruption Laws” means (i) all Laws of Brazil on corruption, bribery, fraud, crimes against the national financial system, conflict of public interests, improper conduct, violation of public bidding and procurement, money laundering, political or electoral donations, or business administration without commitment to ethics (or similar), including Decree-Law n. 2,848/1940 (Brazilian Criminal Code), Brazilian Federal Law n. 8,429/1992 (Lei de Improbidade Administrativa), Brazilian Federal Law n. 9,504/1997 (Lei Eleitoral), Brazilian Federal Law n. 14,133/21 (Lei de Contratos e Licitação Pública), Brazilian Federal Law n. 12,813/2013 (Lei de Conflito de Interesses), Brazilian Federal Law n. 9,613/1998 (Lei de Lavagem de Dinheiro) and Brazilian Federal Law n. 12,846/2013 (Lei Anticorrupção), later regulated by Federal Decree n. 11,129/22 and Federal Decree n. 12,340/24, (ii) only when applicable, the United Kingdom UK Bribery Act, (iii) only when applicable, the Foreign Corrupt Practices Act of 1977 of the United States of America, and (iv) only when applicable, any other foreign law concerning corruption, bribery, fraud, crimes against the national financial system, conflict of public interest, misconduct, bid-rigging and procurement violations, money laundering, political or electoral donations, or unethical business management (or similar);

“Antitrust Authority” means (i) the Superintendence of Economic Competition (Superintendencia de Competencia Económica) in Ecuador, (ii) the Fair Trade Authority Curaçao (FTAC) in Curaçao, (iii) the Commission to Promote Competition (Comisión para Promover la Competencia - COPROCOM) in Costa Rica, and (iv) the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica) in Brazil;

“Applicable Law” means all applicable provisions under any Law applying to a given Person, asset or business;

“Arbitration Law” means the Law No. 9,307, promulgated on September 23rd, 1996;

“Brazil” means the Federative Republic of Brazil;

“Brazilian Corporation Law” means the Federal Law No. 6,404, promulgated on December 15th, 1976;

“Brazilian Tax Reform” means any changes to Brazilian tax legislation or regulations, whether at the federal, state, or municipal level, that result in a structural modification of the tax system, including changes in the types of taxes, their rates, scope, calculation, or collection mechanisms;

“Business Day” means any day that is not a Saturday, Sunday or any other day in which the financial institutions are obliged or authorized under Applicable Law to remain closed (i) in the city of São Paulo, State of São Paulo, Brazil; (ii) in Curaçao; (iii) in the city of Quito in Ecuador; (iv) in the city of San Jose in Costa Rica; (v) in the city of Belo

Horizonte, Minas Gerais, Brazil; and/or (vi) in the city of Confins, Minas Gerais, Brazil;

“Cash” means in relation to any Person, with no duplicity, on an aggregated manner and in accordance with the Accounting Principles, all cash and cash equivalents, including any financial investments that are readily convertible into known amounts of cash and that are subject to an insignificant risk of changes in value, and any restricted, pledged, blocked or trapped cash, compensating/minimum balances, escrow or guarantee accounts, judicial deposits, margin accounts, and amounts otherwise not freely available under Applicable Law or contract;

“Civil Code” means the Federal Law No. 10,406, promulgated on January 10th, 2002;

“Claim” means any action, judicial, arbitral or administrative proceeding, claim, demand, order, judicial or extrajudicial, notification, notice of infraction, notice of breach or violation, investigation, collection notice, procedure, judicial, extrajudicial or arbitral, or judicial or administrative inquiry (including police investigation), including civil, labor, administrative, Tax, social security, or any other nature;

“Control” (and derived terms such as “Controller”, “Controlled by” or “under common Control with”) means the direct or indirect ownership and actual use of the power to direct or order the directing of the management or policies of a Person, whether by means of equity interest, by agreement or other property rights, in accordance with Article 116 of the Brazilian Corporation Law;

“Disclosure Letter” means the letter delivered by Seller to Purchaser simultaneously to the execution of this Agreement with information specifically related to this Agreement;

“Eligible Contributions” means the amount of cash contributed by the Seller to the Target Companies during the Locked Box Period in connection with any capital increase, advance for future capital increase (AFAC), capital contribution or similar event (each a “Contribution”), if and to the extent that: (i) such Contribution is necessary to comply with the obligations set forth under the relevant Concession Agreements or Applicable Law; or (ii) such Contribution is determined by the Seller in good faith as reasonably required to respond appropriately and prudently to any natural or manmade emergency, disaster or unforeseeable critical operational disruption affecting the Target Companies and/or any of their businesses, assets and/or operations, including any such situations caused by natural disaster;

“Fundamental Representations” means:

(a)with respect to the Purchaser, the representations and warranties set forth in the following Sections:

8.1.1 (Organization and Status);

8.1.2 (Authority);

8.1.3 (No Conflict);

8.1.4 (Approvals and Consents);

8.1.5 (Claims);

8.1.6 (Financial Capacity),

8.1.8 (Relationship with Governmental Authorities; Anticorruption Laws);

8.1.9 (Powers of Signatories); and

(b)with respect to the Seller, the representations and warranties set forth in the following Sections:

9.1.1 (Authority);

9.1.3 (No Conflicts);

9.1.4 (Approvals and Consents);

9.1.5 (Claims);

9.1.8 (Solvency);

9.1.6 (Relationship with Governmental Authorities; Anticorruption Laws);

9.1.7 (Powers of Signatories) and

9.2.1 (Capital Stock);

9.2.2 (Ownership);

9.2.3 (Organization and Status);

9.2.7 (Authority);

9.2.8 (Subsidiaries);

9.2.9 (No Conflict);

9.2.10 (Approvals and Consents);

9.2.11 (Powers of Signatories);

9.2.32 (Relationship with Governmental Authorities; Anticorruption Laws);

9.2.33(i), (iii) and (v) (Concession Agreements); and

9.2.36 (Brokerage Fees and Commissions);

“FX Rate” means, with respect to any given currency, the average Dollar buy-sell or parity rates (PTAX) as published by the Brazilian Central Bank;

“Governmental Authority” means any (a) nation, country or government or any province or state or any other relevant political subdivision; (b) any entity, authority or body that exercises executive, legislative, judicial, regulatory or administrative duties of, or inherent to, a government, including any national, foreign or supranational government or regulatory authority, agency, department, board, commission or other body and any relevant subdivision; and (c) any court, tribunal or arbitrator;

“Governmental Order” means any preliminary (whose effects are in force) or final order, warrant, judgment, injunction, decree or decision enacted, issued or granted by any Governmental Authority;

“Indebtedness” means, in relation to any Person, with no duplicity, on an aggregated manner and in accordance with the Accounting Principles, (a) all obligations for borrowed money (including bank overdrafts and drawings under credit facilities), (b) all liabilities evidenced by promissory notes, bonds, debentures and other similar instruments (except, for clarity, performance bonds and similar instruments arising from the ordinary course of business, consistent with past practices), (c) all obligations of reimbursement, payment or similar obligations, arising from a letter of credit, bank guarantees, surety/performance bond or similar instruments, and (d) finance leases and lease liabilities;

“Intellectual Property” means any and all of the following items that are used in the operation of the Target Companies: trademarks, service marks, trade names, trade dress, logos, visual identity, and other proprietary indicia and all goodwill associated therewith, logos, visual identity, patents, industrial designs, know-how, trade secret, domain names, databases, software, software codes, software technical documentation, copyrights, whether or not registered, as well as the right to request the registration or any kind of protection of any of the items abovementioned, if applicable, and rights licensed to the Target Companies in relation to any of the items above, including the right to file lawsuits or administrative procedures based on the infringement of any of the rights abovementioned in any country of the world;

“Law” means any law, statute, common law, constitution, degree, ordinance, directive, rule or regulation, and any judgment, legislation or order of any Governmental Authority;

“Leakage” means, in respect of any Target Company, any of the following (without duplication), to the extent they occur within the Locked Box Period: (i) any declaration or distribution or payment of profits, dividends, interest on net equity (juros sobre o capital próprio) or any other income or payment (whether in cash or in kind) by the Target Companies; (ii) any payments (in cash or in kind) on account of a reduction of the corporate capital (in cash or in kind), redemption or repurchase of shares or other securities, or any other devolution of capital (devolução de capital), (iii) any payment of cash or any transfer of assets from the Target Companies to the Seller and/or any of its Affiliates; (iv) any liabilities of the Seller and/or any of its Affiliates assumed or indemnified by the Target Companies; (v) any waiver, deferral or release (whether conditional or not) by the Target Companies of any liability, amount, right, value, benefit or obligation owed or due to the Target Companies by the Seller and/or any of its Affiliates; (vi) any repayment of loan or other indebtedness that is owed to the Seller and/or any of its Affiliates; (vii) any fees, costs and expenses of external advisers (including investment bankers, law firms and accountants) engaged by the Seller, its Affiliates or a Target Company in relation to the Transaction, to the extent paid, payable, assumed, indemnified or incurred by any Target Company, (viii) the payment or agreement to pay by any Target Company of any fees, costs or Tax or other amounts as a result of any of the foregoing matters; and (ix) the hypothesis provided under “Exhibit 6.3(vi)”. In addition, (a) fifty percent (50%) of the amount of the Retention Bonuses, and (b) the full amount of any ILP Acceleration, shall in both cases be considered a “Leakage”, whether or not payments occur within the Locked Box Period but without duplication with any amounts reflected in the Year-End Adjustment (and, to the extent such payments do not occur until Closing, the respective amount shall be applied at Closing).

“Licenses” means any and all permits, licenses, certificates, operational licenses, certifications, protocols, registries (including legal reserve registries), authorizations, enrollments, approvals (including, when authorized by the Applicable Laws, the absence of any rejections during the applicable grace periods), grants and waivers (of any nature, including environmental, real estate and regulatory), obtained from any Governmental Authority with valid jurisdiction and which are material to the conduct of the Target Companies’ businesses according to the Applicable Law;

“Liens” means any liens, pledge, guarantee right, charge, mortgage, purchase right, retention of title, easement, usufruct, fiduciary assignment (alienação fiduciária), deed of trust, warrant, options, property rights, preemptive rights, right of first refusal, right of first offer, tag-along right, drag-along right, purchase preference rights, rights of conversion or redemption, rights to exchange, transfer restrictions of any nature, or other agreements or commitments (including shareholders’ agreements and conditional sales contract) of any nature, providing for the purchase, issuance, or sale of securities, voting arrangements, proxies or other agreements or understandings in effect with respect to any rights attributable to securities or any other encumbrance of any kind;

“Loss” means, without duplicity, any losses, disbursements, interest, charges, fines, fees, penalties, damages, costs, expenses, liabilities, obligations, costs and/or expenses in general (including costs and fees of attorneys, accountants and other professionals), effectively suffered or incurred by a Person; provided that the Losses under this Agreement shall not include losses related to loss of profits, moral damages, and indirect damages, decrease in value, damages of punitive nature, exemplary or special damages, as well as any loss of commercial opportunity or loss of a chance (jointly, the “Special Damages”), except (a) to the extent any such Special Damages are awarded to a third party under a Third Party Claim initiated against an Indemnified Party, in which case such Special Damages will be considered a “Loss” for all purposes of this Agreement, and (b) for loss of profits in connection with indemnity claimed under Section 11.2(i) (breach of Representations and Warranties) herein exclusively in connection with matters described in the representations and warranties set forth in Section 9.2.33 (Concession Agreements), items (i), (iii) and (v), in which case the loss of profits shall be deemed a “Loss” for all purposes of this Agreement. For avoidance of doubt, any capital expenditures required as a result of any breach of representations and warranties made under the Agreement and/or any indemnity provisions hereunder shall be an indemnifiable Loss. No “multiple of profits” or “multiple of cash flow”, “multiple of earnings” or similar assessment methodology shall be used to calculate the amount of any Loss;

“Material Adverse Effect” means (a) any event, circumstance, effect, change or effect over the Target Companies which, individually or jointly with all events and circumstances, causes or is reasonably expected to cause an adverse effect on the businesses, operations, assets, financial condition or obligations (including contingent obligations), or on relations with employees, consumers, suppliers or Governmental Authorities, that results or is reasonably expected to result in a contingent or actual loss, negative financial impact, payments or disbursements in an amount in excess of [**] (or its equivalent in local currency per the FX Rate as of the date the underlying event takes place); and (b) the declaration of bankruptcy (either voluntary or not), filing of request to judicial or extrajudicial reorganization (recuperação judicial ou extrajudicial) or dissolution or liquidation of any of the Target Companies, provided that the effects arising from any of the following events shall not be considered for the purposes of this definition: (i) general changes in the political or economic conditions that affect the world, or the stock or financial markets or the airline businesses, including variations in the exchange rates, inter-country Taxes, airport tariffs, inputs and raw materials or any deterioration on the financial or operational capacity of airline companies, except if any of such events affects the Target Companies in a materially disproportional manner in comparison with the other companies operating in the same market, (ii) acts of war, hacking, sabotage, terrorism, protests, attacks, strikes or civil conflicts, (iii) any great natural disaster affecting a region (and not any Target Company in a materially disproportional manner in comparison to the affected region), (iv) pandemics with global relevance and magnitude (such as Covid-19 in year 2020); (v) changes in the Accounting Principles or any Applicable Law, including those that relate to the Brazilian Tax Reform, (vi) the Target Companies’ failure to reach the financial or operational projections, (vii) the Transaction or the fulfilling of any terms and conditions of this Agreement, (viii) any material and unforeseeable effects deriving from restrictions imposed by Antitrust Authorities or by Governmental Authorities in connection with a Concession Approval; provided further that the amounts in connection with any matter disclosed in the Disclosure Letter on the date hereof, so long as such matter has an assigned amount and up to the limit of the respective assigned amount, shall be disregarded for purposes of the monetary threshold above;

“Material Agreements” means all agreements, contracts or covenants, whether written or verbal, to which any of the Target Companies is a party or by which is somehow subject to, that: (i) demand payment(s) by or on behalf of any of the Target Companies in the aggregate in excess (without annualization) of [**] (or its equivalent in local currency per the FX Rate as of the date hereof, or as of the date in which any action is deemed to be taken under Section 6.6); and/or (ii) provide for the receipt by any Target Company of revenues from clients in the aggregate in excess of [**] per year (or its equivalent in local currency per the FX Rate as of the date hereof, or as of the date in which any action is deemed to be taken under Section 6.6); and/or (iii) cannot be terminated by the relevant Target Company without incurring a penalty or additional payment of an amount equal to or greater than [**] (or its equivalent in local currency per the FX Rate as of the date hereof, or as of the date in which any action is deemed to be taken under Section 6.6); and/or (iv) contemplate restrictions for any of the Target Companies in relation to non-competition, exclusivity, non-solicit and/or non-disparagement; and/or (v) were entered into with any Governmental Authority (including the Concession Agreements);

“Net Debt” means Indebtedness less Cash. For avoidance of doubt, the amount of any assets and liabilities of a given Subsidiary that are computed in the Net Debt shall be proportional to the direct and indirect equity stake represented by the Equity Interests in such Subsidiary. For purposes of the calculation, the amount of any assets and liabilities of a given Subsidiary not expressed in Brazilian Reais shall be converted per the FX Rate as of the Base Date;

“Permitted Liens” means any Liens arising from Applicable Laws, the Existing Shareholders’ Agreements, or the financing agreements as indicated in “Section 9.2.2” of the Disclosure Letter;

“Person” means any individual or legal entity, partnership, company subject to delectus personae, corporation, association, trust, investment funds, condominium, Governmental Authority, joint venture, entity or other organization without legal personality, or any other entity or organization;

“Real” or “R$” means the national currency of Brazil;

“Reference CAPEX” means the planned capital expenditures (CAPEX) to be performed in connection with each Target Company during the fiscal year of 2025, as set forth in “Exhibit F”;

“Reference Net Debt” means the amount calculated pursuant to the “Exhibit D”;

“Reference Working Capital” means the amount calculated pursuant to the “Exhibit E”;

“Related Party” means, in relation to any Person, the relevant (i) spouse or domestic partner, parents, grandparents, descendants or ascendants (within the second degree), or sibling of such Person; (ii) any other Person that: (a) directly or indirectly holds equity interest equivalent to, at least, thirty percent (30%) of the capital stock of the first Person and/or (b) has the right to, directly or indirectly, appoint or remove the executive officers or members of the board of directors of the first Person;

“Representative” means, in relation to a Person, its administrators, officers, directors, managers, employees, agents, attorneys, consultants, advisors or representatives at any title;

“Taxes” means (i) any and all foreign, local, state, federal or any other taxes, fees, taxations, emoluments, levies, customs rights and charges of any type (including any interest, penalties, or increases to taxes thereon), including, among other, taxes on, or assessed by, revenue, franchise, profits or gross revenues, and also ad valorem, value-added, sales, use, service, real estate or assets, corporate capital, license, payroll, withholding, employment amounts, social security, occupational accident indemnification, unemployment insurance, government services, severance payments, production, consumption, seal, occupation, premium, unforeseen profits, transfer and gains, and customs rights, whether or not disputed; and (ii) the responsibility for the payment of any amounts of the nature described in item (i) as a result of any Applicable Laws or of being a member of an affiliated, consolidated, combined, unit or aggregated group or any other relationship that gives rise to a regulatory secondary liability (tax liability);

“Territory” means each of (i) Brazil; (ii) Curaçao; (iii) Ecuador; and (iv) Costa Rica; provided that, in case the Purchaser does not ultimately acquire, directly or indirectly, the Equity Interests in any Target Company under this Agreement, “Territory” shall exclude any jurisdiction in which the underlying Target Company operates;

“Third Party” means any Person that is not a Party or its Affiliates;

“Working Capital” means, regarding a Person, without duplication and in an aggregated manner and in accordance with the Accounting Principles, (i) the amount of accounts receivable, net of allowance for doubtful accounts; plus (ii) the amount of inventory, net of obsolescence/slow-moving reserves; plus (iii) the amount of taxes and contributions recoverable; plus (iv) the amount of advance payments to suppliers; plus (v) the amount of advance payments to employees; plus (vi) the amount of other credits (including intercompany credits); plus (vii) the amount of prepaid expenses; less (viii) the amount of accounts payable with suppliers (all accounts related to suppliers); less (ix) the amount of labor and social security liabilities; less (x) the amount of tax liabilities; less (xi) the amount of declared dividends or interest on equity; less (xii) the amount of other liabilities on current liabilities (including intercompany debts); in all cases excluding any items computed in the Net Debt. For avoidance of doubt, the amount of any assets and liabilities of a given Subsidiary that are computed in the Working Capital shall be proportional to the direct and indirect equity stake represented by the Equity Interests in such Subsidiary. For all purposes of this Agreement, the amount of any assets and liabilities of a given Subsidiary not expressed in Brazilian Reais shall be converted per the FX Rate as of the Base Date;

“Year-End Net Debt” means the aggregate Net Debt of the Company ascertained pursuant to the Year-End Statement, which shall be calculated by adding all Net Debt position of each Target Company, multiplying it by the Company’s stake in each Target Company. For all purposes hereof, any assets (ativo) or liabilities (passivos) set out in any Year-End Statement in any currency other than Brazilian Reais shall be converted into Brazilian Reais per the FX Rate as of the relevant date;

“Year-End Working Capital” means the aggregate Working Capital of the Company ascertained pursuant to the Year-End Statement, which shall be calculated by adding all Working Capital position of each Subsidiary, multiplying it by the Company’s stake in each Target Company. For all purposes hereof, any assets (ativo) or liabilities (passivos) set out in any Year-End Statement in any currency other than Brazilian Reais shall be converted into Brazilian Reais per the FX Rate as of the relevant date.

* * * * *

Exhibit A
Subsidiaries

#	Subsidiary	Tax ID	Direct / Indirect	Company’s Percentage Over Subsidiary Total Corporate Capital
1.	CCR Concessiones S.L.U.	[**]	Direct	100%
2.	Companhia de Participações Aeroportuárias	[**]	Indirect	80%
3.	Curaçao Airport Investments N.V.	[**]	Indirect	79.8%
4.	Curaçao Airport RealEstate Enterprises N.V.	[**]	Indirect	79.8%
5.	Curaçao Airport Partners N.V.	[**]	Indirect	79.8%
6.	CCR Costa Rica Empreendimentos	[**]	Indirect	100%
7.	SJO Holding LTD.	[**]	Indirect	49% of Class A (voting)
				99.29% of Class B (non-voting)
8.	Green Inc.	[**]	Direct	100%
9.	Inversiones Bancnat S.A.	[**]	Indirect	99.64%
10.	CCR Concessiones Costa Rica	[**]	Indirect	99.29%
11.	Grupo de Aeropuertos Internacional AAH, S.R.L. (GAI)	[**]	Indirect	99.64%
12.	Desarrollos de Aeropuertos AAH, S.R.L. (DA)	[**]	Indirect	99.65%
13.	Terminal Aerea General S.R.L. (TAG)	[**]	Indirect	99.64%
14.	AERIS S/A	[**]	Indirect	97.15%

#	Subsidiary	Tax ID	Direct / Indirect	Company’s Percentage Over Subsidiary Total Corporate Capital
15.	IAF S.A.	[**]	Indirect	46.5%
16.	CCR Empreendimentos S.L.U.	[**]	Direct	100%
17.	QH S/A	[**]	Indirect	100%
18.	QUIAMA Delaware	[**]	Indirect	50%
19.	Icaros Development Corporation S/A	[**]	Indirect	100%
20.	Corporación Quiport S.A.	[**]	Indirect	46.5%
21.	QUIAMA Ecuador	[**]	Indirect	100%
22.	Sociedade de Participação no Aeroporto de Confins S.A. (SPAC)	[**]	Direct	75%
23.	Concessionaria do Aeroporto Internacional de Confins S.A.	[**]	Indirect	38.25%
24.	Concessionária do Bloco Sul S.A.	[**]	Direct	100%
25.	Concessionária do Bloco Central S.A.	[**]	Direct	100%
26.	Concessionária do Aeroporto da Pampulha S.A.	[**]	Direct	100%
27.	CCR USA, Inc.	N/A	Indirect	100%

CCR Concessiones S.L.U.*
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital%
1.	Companhia de Participações em Concessões*	47.036.278	EUR 47.036.278,00	100%

Companhia de Participaçeõs Aeroportuárias*
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	CCR ESPAÑA CONCESIONES Y PARTICIPACIONES, S.L.U.*	94.974.129	R$45.661.189,85	80%
2.	HOLDING IDC	1.187.177	R$570.764,87	1%
3.	APORT	22.556.355	R$10.844.532,60	19%
Total	-	118.717.661	R$ 57.076.487,32	100%

Curaçao Airport Investments N.V.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Companhia de Participaçáo em Aeroportuárias (“CPA”)*	3.060	USD 3.060,00	51%
2.	Janssen de Jong Caribbean Airport Constructors N.V.	600	USD 600,00	10%
3.	CCR España - Concesiones y Participaciones S.L.U.*	2.340	USD 2.340,00	39%
Total	-	6.000	USD 6.000,00	100%

Care N.V.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Curaçao AIRPORT INVESTMENTS N.V.*	6.000	USD 6.000,00	100%

CAP N.V.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Curaçao AIRPORT INVESTMENTS N.V.*	6.000	USD 6.000,00	100%

CCR Costa Rica Empreendimentos
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	CCR CONCESSIONES S.L.U.*	50.000	USD 50.000,00	100%

SJO Holding LTD.[1]
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	CCR España Concesiones y Participaciones S.L.U. – Class A (voting)*	49	N/A*	49%
2.	CCR España Concesiones y Participaciones S.L.U. – Class B (non-voting) *	100.282.400	N/A*	99,29%
3.	HAS Development Corporation– Class A (voting)	51	N/A*	51%
4.	HAS Development Corporation – Class B (non-voting)	717.600	N/A*	0,71%
Total	-	101.000.100	N/A	100%

1 The concept of capital stock used in Brazil doesn’t apply to BVI. For avoidance of doubt, the Class A Shares have a value of USD 0.01 for share redemption purposes. Although there is no par value for Class B Shares, we’ve adopted for internal accounting purposes, the criterion that Class B shares represent the fair market value of the company, which is basically the value of the subordinated debt.

Green Inc.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Companhia de Participações em Concessões *	6.990.000	USD 6.990.000,00	100%

Inversiones Bancnat S.A.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	SJO*	100	USD 100,00	50%
2.	Green Airport Inc.*	100	USD 100,00	50%
Total	-	200	USD 200,00	100%

CCR Concessiones Costa Rica
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	SJO Holding Ltd.*	800.100	USD 800.100,00	100%

Grupo de Aeropuertos Internacional AGI Costa Rica, S.R.L. (GAI)
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	CCR Costa Rica Empreendimentos S.A.*	21.834.254		49%
2.	CCR Costa Rica Concesiones y Participaciones S.A.*	22.938.346		51%
Total	-	44.772.600		100%

Desarrollos de Aeropuertos Bechtel, S.R.L. (DA)
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	CCR Costa Rica Empreendimentos S.A.*	51		51%
2.	CCR Costa Rica Concesiones y Participaciones S.A.*	49	CRC 4.900,00	49%
Total	-	100	CRC 10.000	100%

Terminal Aerea General S.R.L. (TAG)
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	CCR Costa Rica Empreendimentos S.A.*	50	CRC 5.000,00	50%
2.	CCR Costa Rica Concesiones y Participaciones S.A.*	50	CRC 5.000,00	50%
Total	-	100	CRC 10.000,00	100%

AERIS S/A
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Terminal Aérea General AHH Sociedad de Responsabilidad Limitada*	1.055.600	USD 1.055.600,00	2.6%
2.	Desarrollos de Aeropuerto AAH Sociedad de Responsabilidad Limitada*	21.274.400	USD 21.274.400,00	52,4%
3.	Grupo de Aeropuertos Internacional AAH Sociedad de Responsabilidad Limitada*	17.255.000	USD 17.255.000,00	42.5%
4.	Edica Limitada	203.000	USD 203.000,00	0,5%
5.	Integración Aduanera S.A.	812.000	USD 812.000,00	2.0%
Total	-	40.600.000	USD 40.600.000,00	100%

IAF S.A.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	ODINSA	23.250	EUR 23.250,00	23,25%
2.	MIP V Asteroid Holdings Limited Partnership	23.250	EUR 23.250,00	23,25%
3.	CCR España Emprendimientos*	46.500	EUR 46.500,00	46,50%
4.	HASDC	7.000	EUR 7.000,00	7,00%
Total	-	100.000	EUR 100.000,00	100%

CCR Empreendimentos S.L.U.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Companhia de Participações em Concessões*	800.445	EUR 800.445,00	100%

QH S/A
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	CCR España Emprendimientos*	41.611.850	USD 41.611.850,00	100%

QUIAMA Delaware
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Odinsa S.A	50	50,00	25%
2.	MIP V Asteroid Holdings Limited Partnership	50	50,00	25%
3.	CCR ESPAÑA EMPRENDIMIENTOS S.L.U.*	100	100,00	50%
Total	-	200	USD 200,00	100%

Icaros S/A
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Quiport Holdings S.A.*	12.395	USD 12.395,00	100%

Corporación Quiport S.A.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Quiport Holdings S.A.*	30.690.000	USD 30.690.000,00	46,5%
2.		15.345.000	USD 15.345.000,00	23,3%
3.	MIP Cinco Transporte Iberoamerica S.L.U	15,345.000	USD 15.345.000,00	23,3%
4.	Has Development Corporation	4.620.000	USD 4.620.000,00	7,0%
Total	-	66.000.000	USD 66.000.000,00	100%

QUIAMA Ecuador
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Quito Airport Management (Quiama) LLC*	27.798	USD 27.798,00	99,993%
2.	CCR España Emprendimientos S.L.U.*	1	USD 1,00	0,004%
3.	Odinsa S.A.	1	USD 1,00	0,004%
Total	-	28.000	USD 28.000,00	100%

Sociedade de Participação no Aeroporto de Confins S.A. (SPAC)
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Companhia de Participações em Concessões*	356.151.477	R$356.151.477,00	75%
2.	Zurich Airport International AG	118.717.159	R$118.717.159,00	25%
Total	-	474.868.636	R$ 474.868.636,00	100%

Concessionaria do Aeroporto Internacional de Confins S.A.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Sociedade de Participação no Aeroporto de Confins S.A.*	545.929.825	R$462.539.399,69	51%
2.	Empresa Brasileira de Infraestrutura Aeroportuária – Infraero	524.520.812	R$444.400.599,70	49%
Total	-	1.070.450.637	R$ 906.939.999,39	100%

Concessionária do Bloco Sul S.A.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Companhia de Participações em Concessões*	2.968.340.591	2.968.340.591,00	100%

Concessionária do Bloco Central S.A.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Companhia de Participações em Concessões*	935.704.539	R$ 935.704.539,00	100%

Concessionária do Aeroporto da Pampulha S.A.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	Companhia de Participações em Concessões*	53.648.411	53.648.411,00	100%

CCR USA, Inc.
#	Shareholder	Total N° of Shares	Capital Stock	Percentage Over Subsidiary Total Corporate Capital
1.	CCR España Empreendimientos S.L.U.*	1,000	2.800.000,00	100%

* This refers to the Companies that are within the scope of the Transaction, and it is certain that the stake in each subsidiary that will be transferred to the Buyer will be limited to the shares or quotas held by CPC or the Target Companies, respectively, as negotiated in the Agreement.

Corporate Chart

Exhibit B

Concession Agreements

Country	Concessionaire Name	Granting Authority	Contract Number	Document Type	Execution Date	Term	Amendments
Brazil	Concessionária do Bloco Sul S.A.	National Civil Aviation Agency - Agência Nacional de Aviação Civil (ANAC)	002/ANAC/2021- Sul	Concession Agreement	October 20, 2021	November 29, 2051	Amendment dated August 6, 2025
Brazil	Concessionária do Bloco Central S.A.	National Civil Aviation Agency - Agência Nacional de Aviação Civil (ANAC)	003/ANAC/2021- Central	Concession Agreement	October 18, 2021	November 24, 2051	N.A.
Brazil	Concessionária do Aeroporto da Pampulha S.A.	State of Minas Gerais / SEINFRA (Secretaria de Estado de Infraestrutura e Mobilidade)	001/2022	Concession Agreement	January 21, 2022	February 22, 2052	Amendment dated February 23, 2024
Brazil	Concessionária do Aeroporto Internacional de Confins S.A.	National Civil Aviation Agency - Agência Nacional de Aviação Civil (ANAC)	002/ANAC/2014- SBCF	Concession Agreement	April 7, 2014	May 5, 2044	Amendments dated December 19, 2017, March 23, 2018, March 6, 2019, April 22, 2020, May 7, 2020, December 28, 2020, December 17, 2020, April 26, 2021, December 16, 2022, December 26, 2022, September

Country	Concessionaire Name	Granting Authority	Contract Number	Document Type	Execution Date	Term	Amendments
5, 2024, and June 23, 2025
Costa Rica	Aeris Holding Costa Rica S.A	Consejo Técnico de Aviación Civil – Civil Aviation Technical Council (CETAC)	Unnumbered	Contrato de Gestión Interesada	October 10, 2000	May 5, 2036	Amendments dated April 23, 2009, June 6, 2011, July 3, 2012, October 13, 2022 and June 27, 2024.
Equador	Corporación Quiport S.A.	Empresa Pública Metropolitana de Servicios – Metropolitan Public Services Company (EMPSA)	Unnumbered	First Amended and Restated Concession Contract	June 22, 2005	January 26, 2041	Amendments dated August 9, 2010 and August 31, 2012.
Curaçao	Curaçao Airport Partners N.V.	HATO International Airport N.V. - HIA	Unnumbered	Development Operation and Maintenance Agreement - DOMA	April 25, 2003	July 31, 2033	Amendments dated January 29, 2009 and August 8, 2011.

***

Exhibit C

Existing Shareholders’ Agreements

[**]

***

Exhibits D and E

[**]

Exhibit F

Reference Capex

[**]

Exhibit 1.2(viii)(b)

List of Seller’s Individuals for the definition of “knowledge”

[**]

* * *

. .

Exhibit 1.2(viii)(c)

List of Purchaser’s Individuals for the definition of “knowledge”

[**]

* * *

. .

Exhibit 3.1.1

Purchase Price Breakdown

Price Allocation

Asset	Motiva Stake	Equity Value @100%	Equity Value @Stake
		(R$ mm)	(R$ mm)
Aeroporto de Pampulha	100.00%	48	48
Bloco Sul	100.00%	1,065	1,065
Bloco Central	100.00%	1,257	1,257
BH Airport
BH Airport (Concessionaire)	38.25%	1,396	534
SPAC	75.00%	(1)	(1)
Aeropuerto Internacional de Quito
Quiport (Concessionaire)	46.50%	2,529	1,176
Quiama	50.00%	260	130
QH S/A	100.00%	(6)	(6)
Aeropuerto Internacional Juan Santamaría
SJO (Concessionaire)	97.15%	507	493
IBSA	99.64%	-	-
Green Inc.	100.00%	159	159
SJO Holding	99.29%	159	158
Service and Construction Fee (received by CPC)	100.00%	288	288
Curaçao International Airport
CAP N.V. (Concessionaire)	79.80%	193	154
CAI	79.80%	-	-
CPA	80.00%	(6)	(5)
Holdings
CCR Emprend. S.L.U.	100.00%	(38)	(38)
CCR Conces. S.L.U.	100.00%	(21)	(21)
CPC	100.00%	(391)	(391)
Total		7,398	5,000

***

. .

Exhibit 4.2.2

Illustrative Examples

[**]

Exhibit 5.1

Concession Approvals

#	Jurisdiction	Regulatory authority	Action to be Taken
1.	Brazil	● Agȇncia Nacional de Aviação Civil (ANAC); ● Agȇncia Reguladora de Transportes do Estado de Minas Gerais (Artemig).	Prior Approval
2.	Costa Rica	● Consejo Técnico de Aviación Civil (CETAC).	Prior Notice
3.	Ecuador	● Empresa Publica Metropolitana (EPMSA)	Prior Notice
4.	Curaçao	● Hato International Airport N.V. d.b.a. Curinta/Curaçao International Airport N.V. ● Country of Curaçao.	Prior Notice

***

Exhibit 5.2

Antitrust Approvals

#	Jurisdiction	Regulatory authority
1.	Ecuador	Approval from Superintendency of Economic Competence.
2.	Curaçao	Fair Trade Authority Curaçao (FTAC) Pre-Closing Filing (No Consent Required).

* * *

Exhibit 5.3

Tagging Shareholders

[**]

Exhibit 6.1 (iv)

[**]

Exhibit 6.3 (iv)

Third Parties’ Waivers

[**]

Exhibit 6.3 (vi)

Waiver or Exercise of Call Option

●[**]

* * *

Exhibit 6.6 (i)

Permitted amendments to Shareholders’ Agreements and Concession Agreements

[**]

Exhibit 6.6 (iii)

Permitted Equity Transactions

[**]

Exhibit 6.6(ix)

Retention Bonuses

[**]

Exhibit 6.6(x)

Key Employees

[**]

* * *

. .

Exhibit 6.6 (xvi)

Permitted transactions with Related Parties

[**]

***

Exhibit 7.3 (v)

Resignation Letter

[local/estado], [•] de [•] de 20[•].	[City/State], [•] [•]20[•]

(“Companhia”)

[•]

Renuncia ao cargo de [•] da Companhia.

[qualificação complete], corn endereço profissional [•] (“Administrador Renunciante”), renuncia, ern caráter irrevogável e irretratável, ao cargo de [•], para o qual foi eleito na [reunião/assembleia] realizada ern [•], comprometendo-se a manter ern sigilo todas as informações que me tenham sido adquiridas no respectivo período.

ão ter qualquer valor a receber da Companhia, e, portanto, concede à Companhia, seus acionistas e administradores nesta data, a mais ampla, plena, geral, irrevogável e irretratável quitação com relação a toda e qualquer obrigação e/ou valor devido em razão do exercício do cargo de [[•]da Companhia, bem como de quaisquer outros cargos exercidos pelo Administrador Renunciante na Companhia ate a presente data, incluindo em relação a quaisquer obrigações de pagamento, execução especifica, direitos, indenizações, multas, penalidades, participação nos lucros, rennuneração,

(the “Company”)

[•]

Resignation from the position of [•] of the Company

[full qualification], with professional address at [•] (the “Resigning Officer”), hereby irrevocably and irreversibly resigns from the position of [•], to which he was elected at the [meeting/shareholders’ meeting] held on [•] undertaking to maintain the confidentiality of all information acquired during his term of office.

[•] of the Company, as well as any other positions held by the Resigning Director in the Company to this date, including in relation to any payment obligations, specific performance, rights, indemnities, fines, penalties, profit sharing,

À

[•] (“Companhia”)

Aos cuidados do [•]

[endereço completo]

Ref.: Renúncia ao cargo de [•] da Companhia.

Prezados Senhores,

Pela presente e para todos os fins e efeitos do artigo 151 da Lei 6.404/76, o Sr. [**] [qualificação completa], com endereço profissional [•] (“Administrador Renunciante”), renuncia, em caráter irrevogável e irretratável, ao cargo de [•], para o qual foi eleito na [reunião/assembleia] realizada em [•], comprometendo-se a manter em sigilo todas as informações que me tenham sido adquiridas no respectivo período.

O Administrador Renunciante, acima qualificado, declara não ter qualquer valor a receber da Companhia, e, portanto, concede à Companhia, seus acionistas e administradores nesta data, a mais ampla, plena, geral, irrevogável e irretratável quitação com relação a toda e qualquer obrigação e/ou valor devido em razão do exercício do cargo de [[•]da Companhia, bem como de quaisquer outros cargos exercidos pelo Administrador Renunciante na Companhia até a presente data, incluindo em relação a quaisquer obrigações de pagamento, execução especifica, direitos, indenizações, multas, penalidades, participação nos lucros, remuneração,

To

[•] (the “Company”)

Attn.: [•]

[full address]

Re: Resignation from the position of [•] of the Company

Dear Sirs,

Pursuant to Article 151 of Law No. 6,404/76, Mr. [**] [full qualification], with professional address at [•] (the “Resigning Officer”), hereby irrevocably and irreversibly resigns from the position of [•], to which he was elected at the [meeting/shareholders’ meeting] held on [•], undertaking to maintain the confidentiality of all information acquired during his term of office.

The Resigning Officer, as qualified above, declares that he has no amounts outstanding to be received from the Company and, therefore, hereby grants the Company, its shareholders and officers, on this date, the broadest, fullest, most general, irrevocable and irreversible release with respect to any and all obligations and/or amounts due in connection with the performance of his duties as [•] of the Company, as well as any other positions held by the Resigning Director in the Company to this date, including in relation to any payment obligations, specific performance, rights, indemnities, fines, penalties, profit sharing,

Administrador Renunciante] Companhia]	Resigning Officer] Company]

reembolsos, bônus, prêmio, gratificação, taxas ou similares, declarando e garantindo que nada mais tem a reclamar ou a receber da Companhia, a qualquer tempo e a qualquer título.

Mediante a assinatura deste termo, a Companhia outorga ao Administrador Renunciante, no que que se refere ao período em que atuou na administração da Companhia, a mais ampla, plena, geral, irrevogável e irretratável quitação, declarando não ter mais nada a reclamar ou receber do Administrador Renunciante, a qualquer tempo e a qualquer título.

Atenciosamente,

________________________

[Administrador Renunciante]

Ciente em: __ / __ / ___

_____________________

[Companhia]

remuneration, reimbursements, bonuses, premiums, gratuities, fees or similar, declaring and guaranteeing that he has nothing further to claim or receive from the Company, at any time or under any title whatsoever.

By executing this instrument, the Company shall grant to the Resigning Officer, with respect to the period during which he served in the management of the Company, the broadest, fullest, most general, irrevocable and irreversible release, declaring that it has no further claims or amounts to demand or receive from the Resigning Officer, at any time or under any title whatsoever.

Sincerely,

___________________________

[Resigning Officer]

Acknowledged on: __ / __ / ___

___________________________

[Company]

*.*.*

Exhibit 10.4

Replacement of Guarantees

[**]

* * *

. .

Exhibit 10.9.6

Transitional Activities

[**]

Exhibit 10.9.5

Transitional Purchase Price Adjustment

Asset	Transitional Purchase Price Adjustment (Considering a 12 month term (in R$))
[**][1]	[**]
[**][2]	[**]
[**]	[**]
[**]	[**]
[**][3]	[**]
[**][4]	[**]
[**]	[**]
[**][5]	[**]
TOTAL	56,085,748.29

The amounts indicated above were calculated based on the Transitional Activities listed in “Exhibit 10.9” and on the costs associated with those activities, as estimated by the Seller in the ordinary course of business. With due regards to Section 10.9.5 of the Agreement, the amounts presented above assume that the Transition Period will last for twelve (12) months, covering the last six (6) months of 2026 and the first six (6) months of 2027. Accordingly, the amounts may be subject to adjustment depending on the Closing Date, the actual duration of the Transition Period and the actual Transitional Activities provided by Seller, which will be confirmed during the Transition Committee meetings. The Parties shall, in good faith, confirm the scope of the activities to be performed and their corresponding prices in order to validate the amounts indicated above.

___________________

1 [**]

2 [**]

3 [**]

4 [**]

5 [**]

Exhibit 10.9.6

Transition Activities - Payment Schedule

Instalment	Payment Date[1]
33% of the Transitional Purchase Price Adjustment	On the Closing Date
33% of the Transitional Purchase Price Adjustment	After six (6) months as of the Closing Date
33% of the Transitional Purchase Price Adjustment	After twelve (12) months as of the Closing Date

___________________

1 Considering a twelve (12) months Transition Period.

Exhibit 11.2 (viii)

Potential Regulatory Liabilities

[**]